                                                       Registration No. 33-65213
                                                      Pursuant to Rule 424(b)(3)

FIRST                                              120 N. Main Street
FEDERAL                                            Cedartown, Georgia 30125-2699
BANK OF NW GA                                      (770) 748-1820
--------------------------------------------------------------------------------


Dear First Federal Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of First Federal Bank of Northwest Georgia, Federal Savings Bank ("First Federal") to be held at the Administration Building of the Cedartown Civic Complex, 201 East Avenue, Cedartown, Georgia, 30125 on February 20, 1996, at 4:30 p.m., local time, notice of which is enclosed. The Cedartown Civic Complex is across Philpot Street from First Federal's main office.

         At the Annual Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Reorganization (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which a newly-formed, interim savings bank subsidiary of Regions will merge with and into First Federal (the "Merger"), and First Federal will become a subsidiary of Regions. Upon consummation of the Merger, each share of First Federal common stock issued and outstanding (except for certain shares held by First Federal or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 1.293 shares of Regions common stock, subject to possible adjustment.

         The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Annual Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

         THE MERGER HAS BEEN APPROVED UNANIMOUSLY BY YOUR BOARD OF DIRECTORS AND IS RECOMMENDED BY THE BOARD TO YOU FOR APPROVAL. EACH MEMBER OF THE BOARD OF DIRECTORS OF FIRST FEDERAL HAS AGREED TO VOTE THOSE FIRST FEDERAL SHARES OVER WHICH SUCH MEMBER HAS VOTING AUTHORITY (OTHER THAN IN A FIDUCIARY CAPACITY) IN FAVOR OF THE MERGER. Consummation of the Merger is subject to certain conditions, including approval of the Merger by First Federal stockholders and approval of the Merger by various regulatory agencies.

         Stockholders of First Federal who perfect their dissenters' rights of appraisal prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their First Federal shares in cash, as provided by applicable law.

    It is important to understand that approval of the Merger requires the affirmative vote of at least two-thirds of the common stock of First Federal entitled to vote at the Annual Meeting, not just two-thirds of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

    Accordingly, whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for First Federal, and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

                                        Sincerely,

                                        /s/ Larry W. Dooley
                                        -------------------
                                        Larry W. Dooley
                                        President

         FIRST FEDERAL BANK OF NORTHWEST GEORGIA, FEDERAL SAVINGS BANK
                120 NORTH MAIN STREET, CEDARTOWN, GEORGIA, 30125
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 20, 1996

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of First Federal Bank of Northwest Georgia, Federal Savings Bank ("First Federal"), a federal savings bank, will be held at the Administration Building of the Cedartown Civic Complex, 201 East Avenue, Cedartown, Georgia, 30125, on February 20, 1996, at 4:30 p.m., local time, for the following purposes:

    1. Merger. To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of September 29, 1995 (the "Agreement"), by and between First Federal and Regions Financial Corporation ("Regions"), and the related Plan of Merger and Combination (the "Plan of Merger"), pursuant to which (i) Regions will acquire all of the issued and outstanding common stock of First Federal through the merger (the "Merger") of a newly-formed, interim federal savings bank subsidiary of Regions with and into First Federal, (ii) each share of First Federal common stock (except for certain shares held by First Federal or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 1.293 shares of Regions common stock, subject to possible adjustment, and (iii) each First Federal stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus;

    2. Adjournment to Permit Solicitation of Additional Proxies. In the discretion of management, to adjourn the Annual Meeting to permit solicitation of additional proxies in the event there are not sufficient affirmative votes to approve the Merger.

    3. Amendment of the Charter. To consider and vote on an amendment to the Charter of First Federal in order to facilitate the Merger by deleting Section 8A thereof, which restricts acquisition by any person of First Federal's capital stock amounting to 10% or more of any class of equity security outstanding;

    4. Election of Directors. To elect the three nominees named in the Proxy Statement/Prospectus as directors of First Federal to serve three-year terms or until their successors are duly elected and qualified;

    5. Ratification of Appointment of Independent Auditors. To ratify the selection by the Board of Directors of Read, Martin, Slickman & Sheats as First Federal's independent auditors; and

    6. Other Business. To transact such other business as may properly come before the Annual Meeting, including adjourning the Annual Meeting to permit, if necessary, further solicitation of proxies.

    Only stockholders of record at the close of business on January 10, 1996, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

    Stockholders of First Federal have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix D.

    THE BOARD OF DIRECTORS OF FIRST FEDERAL UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FIRST FEDERAL COMMON STOCK VOTE TO APPROVE THE PROPOSALS LISTED ABOVE.

    We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Annual Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of First Federal an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Annual Meeting.

                                        By Order of the Board of Directors


                                        Bettie C. Bridges
January 19, 1996                        Secretary

    FIRST FEDERAL BANK OF NORTHWEST               REGIONS FINANCIAL CORPORATION
    GEORGIA, FEDERAL SAVINGS BANK                          PROSPECTUS
           PROXY STATEMENT                                COMMON STOCK
  FOR ANNUAL MEETING OF STOCKHOLDERS                    (PAR VALUE $.625)
     TO BE HELD FEBRUARY 20, 1996

    This Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of First Federal Bank of Northwest Georgia, Federal Savings Bank ("First Federal") upon consummation of the proposed merger (the "Merger") described herein, by which an interim subsidiary of Regions will merge with and into First Federal pursuant to the terms of an Agreement and Plan of Reorganization, dated as of September 29, 1995 (the "Agreement"), by and between Regions and First Federal, and the related Plan of Merger and Combination (the "Plan of Merger").

    On the effective date of the Merger (the "Effective Date"), except as described herein, (i) a newly-formed, interim federal savings bank subsidiary of Regions will merge with and into First Federal, (ii) each outstanding share of the $.01 par value common stock of First Federal ("First Federal Common Stock") will be converted into 1.293 shares of Regions Common Stock, subject to possible adjustment, and (iii) each holder of First Federal Common Stock will receive cash in lieu of any remaining fractional interest. A copy of the Agreement and the Plan of Merger are attached to this Proxy Statement/Prospectus as Appendices A and B, respectively.

    As a result of the Merger, First Federal will become a subsidiary of Regions. For a further description of the terms of the Merger, see "Description of the Transaction."

    This Prospectus also constitutes a Proxy Statement of First Federal and is being furnished to the stockholders of First Federal in connection with the solicitation of proxies by the Board of Directors of First Federal for use at its annual meeting of stockholders, including any adjournment or postponement thereof (the "Annual Meeting"), to be held on February 20, 1996, to consider and vote on the proposed Merger and related matters, the election of three persons as directors of First Federal, and other matters. See "The Annual Meeting." This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of First Federal on or about January 19, 1996.


   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is January 19, 1996.

                             AVAILABLE INFORMATION

    Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Pursuant to requirements of the Exchange Act, First Federal files reports, proxy statements, and other information with the Office of Thrift Supervision (the "OTS"), and copies of such reports, proxy statements and other information can be obtained from the OTS, Information Services Division, 1700 G Street, N.W., Washington, D.C. 20552.

    This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REGIONS OR FIRST FEDERAL. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF REGIONS OR FIRST FEDERAL SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to First Federal was supplied by First Federal.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

         1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

         2. Regions' Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 1995;

         3. Regions' Current Reports on Form 8-K dated as of October 24 and November 22, 1995; and

         4. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

    Regions' Annual Report on Form 10-K for the year ended December 31, 1994, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1994," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

    All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, P.O. BOX 1448, MONTGOMERY, ALABAMA 36102 (TELEPHONE (334) 832-8401). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 13, 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     Annual Meeting of First Federal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     The Merger; Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Reasons for the Merger; Recommendation of First Federal's Board
      of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Opinion of First Federal's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Regulatory Approvals and Other Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Certain Differences in Stockholders' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Comparative Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Summary Pro Forma Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
THE ANNUAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
ADJOURNMENT OF THE ANNUAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
DESCRIPTION OF THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Possible Adjustment of Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Background of and Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Opinion of First Federal's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Effective Date of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Distribution of Regions Stock Certificates and
       Payment for Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Conduct of Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Management Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Resales of the Regions Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     Antitakeover Provisions Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     Amendment of Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     Classified Board of Directors and Absence of Cumulative Voting . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

     Limitations on Director Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Special Meetings of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Actions by Stockholders Without a Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Stockholder Nominations and Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     Business Combinations with Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     Mergers, Consolidations, and Sales of Assets Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     Stockholders' Rights to Examine Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
AMENDMENT TO THE CHARTER OF FIRST FEDERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
COMPARATIVE MARKET PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
BUSINESS OF REGIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
PRO FORMA FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
FIRST FEDERAL MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
BUSINESS OF FIRST FEDERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    Executive Officers and Executive Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
CERTAIN HOLDERS OF FIRST FEDERAL VOTING SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
ELECTION OF DIRECTORS OF FIRST FEDERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
    Information as to Nominees and Other Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
    Vote Required   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
    Meetings and Committees of the Board of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
    Director Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
    Certain Relationships and Related Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
RATIFICATION OF APPOINTMENT OF FIRST FEDERAL'S INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . . . . . . .  71
CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
     Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
     Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     Support of Subsidiary Institutions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
     Prompt Corrective Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     FDIC Insurance Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
     Safety and Soundness Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     Depositor Preference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     Certain Applicable Thrift Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
DESCRIPTION OF REGIONS COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
INDEX TO FIRST FEDERAL FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
APPENDIX A--Agreement and Plan of Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
APPENDIX B--Plan of Merger and Combination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
APPENDIX C--Opinion of The Robinson-Humphrey Company, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
APPENDIX D--Copy of 12 C.F.R. Section  552.14 (pertaining to dissenters' rights)  . . . . . . . . . . . . . . . . . . D-1

                                    SUMMARY

    The following is a summary of certain information relating to the Annual Meeting, the proposed Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "First Federal" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

    First Federal. First Federal is a federal stock savings bank organized under the laws of the United States, with its principal executive offices located in Cedartown, Georgia. First Federal provides a range of retail banking services through two offices in Polk County, Georgia. At September 30, 1995, First Federal had total consolidated assets of approximately $90.4 million, total consolidated deposits of approximately $77.0 million, and total consolidated stockholders' equity of approximately $12.5 million. First Federal's principal executive office is located at 120 North Main Street, Cedartown, Georgia, 30125 and its telephone number at such address is (770) 748-1820.

    Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 283 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee. As of September 30, 1995, Regions had total consolidated assets of approximately $13.8 billion, total consolidated deposits of approximately $10.7 billion, and total consolidated stockholders' equity of approximately $1.1 billion. Regions is the third largest bank holding company headquartered in Alabama in terms of assets, based on September 30, 1995 information. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    During the 1995 fiscal year, Regions has completed the acquisitions of two financial institutions, one in each of Georgia and Louisiana, an accounts receivable factoring company in Alabama, and a branch banking operation in Georgia (referred to as the "Recently Completed Acquisitions"). Regions also has entered into definitive agreements to acquire, in addition to First Federal, five additional financial institutions, four of which are located in Georgia and one of which is located in Louisiana (referred to as the "Other Pending Acquisitions"). For information with respect to the Recently Completed Acquisitions and the Other Pending Acquisitions, see "Documents Incorporated by Reference" "--Summary Pro Forma Financial Data," "Business of Regions--Recent Developments," and "Pro Forma Financial Information."

    Regions commenced operations in 1971 as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

    Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

ANNUAL MEETING OF FIRST FEDERAL STOCKHOLDERS

    The Annual Meeting will be held at 4:30 p.m., local time, on February 20, 1996, at the Administration Building of the Cedartown Civic Complex, 201 East Avenue, Cedartown, Georgia, 30125, for the purpose of considering and voting on approval of the Agreement and related matters, the amendment of the Charter of First Federal, the election of three persons as directors of First Federal, and the ratification of the appointment of First Federal's independent auditors. See "The Annual Meeting."

RECORD DATE; VOTE REQUIRED

    Only holders of record of First Federal Common Stock at the close of business on January 10, 1996 (the "Record Date"), will be entitled to vote at the Annual Meeting. The affirmative vote of at least two-thirds of the First Federal Common Stock entitled to vote at the Annual Meeting will be required to approve the Agreement. As of the Record Date, there were 300,601 shares of First Federal Common Stock outstanding and entitled to be voted.

    The directors and executive officers of First Federal and their affiliates beneficially owned, as of the Record Date, 101,535 shares (or approximately 33.8% of the outstanding shares) of First Federal Common Stock. Each member of the Board of Directors of First Federal has agreed to vote those First Federal shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of First Federal Common Stock. As of that date, neither First Federal nor Regions held any shares of First Federal Common Stock in a fiduciary capacity for others. See "The Annual Meeting--Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO

    The Agreement provides for the acquisition of First Federal by Regions pursuant to the Merger of a newly-formed, interim federal savings bank subsidiary of Regions with and into First Federal. On the Effective Date, each share of First Federal Common Stock then issued and outstanding (excluding any shares held by stockholders who perfect their dissenters' rights of appraisal and shares held by First Federal, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into 1.293 shares of Regions Common Stock, subject to possible adjustment (the "Exchange Ratio"). See "Description of the Transaction--Possible Adjustment of Exchange Ratio." No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any First Federal stockholder would be entitled upon consummation of the Merger, based on the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last trading day immediately preceding the Effective Date. See "Description of the Transaction--General."

DISSENTING STOCKHOLDERS

    Holders of First Federal Common Stock entitled to vote on approval of the Merger have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive the fair value of such holders' shares of First Federal Common Stock in cash in accordance with the applicable provisions of Section 552.14 of Title 12 of the Code of Federal Regulations ("12 C.F.R. Section 552.14"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenters' Rights," and 12 C.F.R. Section
552.14 is reproduced as Appendix D to this Proxy Statement/Prospectus.

REASONS FOR THE MERGER; RECOMMENDATION OF FIRST FEDERAL'S BOARD OF DIRECTORS

    First Federal's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, First Federal and its stockholders. Accordingly, First Federal's Board unanimously recommends that First Federal's stockholders vote FOR approval of the Merger. EACH MEMBER OF THE BOARD OF DIRECTORS OF FIRST FEDERAL HAS AGREED TO VOTE THOSE SHARES OF FIRST FEDERAL COMMON STOCK OVER WHICH SUCH MEMBER HAS VOTING AUTHORITY (OTHER THAN IN A FIDUCIARY CAPACITY) IN FAVOR OF THE MERGER. In approving the Merger, First Federal's directors considered First Federal's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, and the opinion of The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") that, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of First Federal. See "Description of the Transaction--Background of and Reasons for the Merger."

OPINION OF FIRST FEDERAL'S FINANCIAL ADVISOR

    Robinson-Humphrey has rendered an opinion to First Federal that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of First Federal. The opinion of Robinson-Humphrey is attached as Appendix C to this Proxy Statement/Prospectus. First Federal stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction--Opinion of First Federal's Financial Advisor."

EFFECTIVE DATE

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Articles of Combination relating to the Merger are filed and declared endorsed by the OTS. Unless otherwise agreed upon by Regions and First Federal, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the first business day following the last to occur of: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of First Federal stockholders; or such later date within 30 days thereof as specified by Regions (provided that such a delay would not cause the Effective Date to occur after the record date for the payment of that quarters' regular dividend to holders of Regions Common Stock). The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1996, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

    Notwithstanding the foregoing, the parties have agreed to cooperate in selecting the Effective Date to ensure that, with respect to the quarterly period in which the Effective Date occurs, the holders of First Federal Common Stock do not receive both a dividend in respect of their First Federal Common Stock and a dividend in respect of Regions Common Stock or fail to receive any dividend. See "Description of Transaction--Conduct of Business Pending the Merger."

    No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that the other conditions precedent to the Merger can or will be satisfied. First Federal and Regions anticipate that all conditions to the consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1996. However, delays in the consummation of the Merger could occur.

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions (the "Exchange Agent"), to mail to the former stockholders of First Federal a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of First Federal Common Stock for certificates representing shares of Regions Common Stock. FIRST FEDERAL STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

    The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the OTS, and the Department of Banking and Finance of the state of Georgia (the "Georgia Department"). Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of these agencies will be given or as to the timing or conditions of such approvals.

    Consummation of the Merger is subject to various other conditions, including receipt of the required approval of First Federal stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both First Federal and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by July 31, 1996, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, First Federal will continue to operate as a federal stock savings bank under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of First Federal's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of First Federal generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange in the Merger of First Federal Common Stock for Regions Common Stock will not give rise to gain or loss to First Federal stockholders, except to the extent of any cash received in lieu of fractional share interests. Gain recognition, if any, will not be in excess of the amount of cash received. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

    DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, FIRST FEDERAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

    On the Effective Date, First Federal stockholders, whose rights are governed by First Federal's Charter and Bylaws and by federal law, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

    The rights of Regions stockholders differ from the rights of First Federal stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

    Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. First Federal Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates,
(i) the last sale price of Regions Common Stock and the sale price in the last known transaction of purchase and sale of First Federal Common Stock, which occurred on August 10, 1995, and (ii) the equivalent per share price (as explained below) of First Federal Common Stock. The indicated dates of September 28, 1995, and January 17, 1996 represent, respectively, the last trading day immediately preceding public announcement of the proposed acquisition of First Federal by Regions and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.

                                                                                  EQUIVALENT PER
                                                                                    SHARE PRICE
                                       REGIONS           FIRST FEDERAL           OF FIRST FEDERAL
MARKET PRICE PER SHARE AT:          COMMON STOCK          COMMON STOCK             COMMON STOCK
--------------------------          ------------          ------------             ------------
September 28, 1995                    $ 40.25              $  15.00(1)            $    52.04
January 17, 1996                        41.50                 15.00                    53.66
----------------

-----------------
(1) The last transaction of purchase and sale of First Federal Common Stock known to First Federal occurred on August 10, 1995.

    The equivalent per share price of First Federal Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of 1.293. Stockholders are advised to obtain current market quotations for Regions Common Stock and First Federal Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.

COMPARATIVE PER SHARE DATA

    The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and First Federal, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, (iii) an equivalent pro forma basis per share of First Federal Common Stock, giving effect to the Merger, (iv) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger and the Other Pending Acquisitions (as defined under "Business of Regions--Recent Developments"), and (v) an equivalent pro forma basis per share of First Federal Common Stock, giving effect to the Merger and the Other Pending Acquisitions. The Regions and First Federal pro forma combined information and the First Federal pro forma Merger equivalent information give effect to the Merger on a purchase accounting basis and assume an Exchange Ratio of 1.293. The Regions, First Federal, and Other Pending Acquisitions pro forma combined information and the First Federal pro forma Merger and Other Pending Acquisitions equivalent information give effect to (i) the Merger as described in the preceding sentence and (ii) the Other Pending Acquisitions as described under "Summary Pro Forma Financial Data--Selected Pro Forma Combined Data for Regions, First Federal, and Other Pending Acquisitions." See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Pending Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

    The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and First Federal, including the respective notes thereto, and the pro forma financial information included or incorporated by reference herein. See "Documents Incorporated by Reference," "--Selected Financial Data," "--Summary Pro Forma Financial Data," "Business of Regions--Recent Developments," and "Pro Forma Financial Information."



                                                    NINE MONTHS
                                                ENDED SEPTEMBER 30,              YEAR ENDED DECEMBER 31,(1)
                                              -----------------------    -----------------------------------------
                                               1995          1994             1994         1993         1992
                                               ----          ----             ----         ----         ----
                                                  (Unaudited)              (Unaudited except Regions historical)
INCOME BEFORE CUMULATIVE
EFFECT OF CHANGE IN ACCOUNTING
PRINCIPLE AND EXTRAORDINARY
ITEM PER COMMON SHARE
Regions historical  . . . . . . . . . . .    $  2.77     $   2.52          $  3.40      $  3.01      $   2.60
First Federal historical  . . . . . . . .       2.77         3.75             4.64         5.41          3.63
Regions and First Federal pro forma
  combined(2) . . . . . . . . . . . . . .       2.78                          3.41
First Federal pro forma Merger equivalent(3)                 3.59                          4.41
Regions, First Federal, and Other Pending
   Acquisitions pro forma combined(4)   .       2.49                          3.08
First Federal pro forma Merger and Other
  Pending Acquisitions equivalent(3)  . .       3.22                          3.98
DIVIDENDS DECLARED PER
   COMMON SHARE
Regions historical  . . . . . . . . . . .    $  0.99     $   0.90          $  1.20      $  1.04      $   0.91
First Federal historical  . . . . . . . .       1.45         0.45             0.60         1.55          0.40
First Federal pro forma Merger
    equivalent(5)   . . . . . . . . . . .       1.28         1.16             1.55         1.34          1.18
BOOK VALUE PER COMMON
   SHARE (PERIOD END)
Regions historical  . . . . . . . . . . .    $ 24.19     $  21.46          $ 22.53      $ 20.73      $  17.62
First Federal historical. . . . . . . . .      41.78        39.10            39.28        37.61         33.91
Regions and First Federal pro forma
    combined(2) . . . . . . . . . . . . .      24.19
First Federal pro forma Merger
    equivalent(3) . . . . . . . . . . . .      31.28
Regions, First Federal, and Other Pending
   Acquisitions pro forma combined(4)   .      22.89
First Federal pro forma Merger and Other
   Pending Acquisitions equivalent(3)   .      29.60

_____________________

(1) In the case of First Federal historical and pro form combined information, reflects information for First Federal for the four quarters ended December
    31. First Federal's fiscal year end is September 30, and Regions' fiscal year end is December 31.
(2) Represents the combined results of Regions and First Federal as if the Merger were consummated on January 1, 1994, and were accounted for as a purchase.
(3) Represents pro forma combined information multiplied by the Exchange
    Ratio of 1.293 shares of Regions Common Stock for each share of First Federal Common Stock.
(4) Represents the combined results of Regions, First Federal, and the Other Pending Acquisitions as if the Merger were consummated at the time and pursuant to the accounting basis described in note (2) and the Other Pending Acquisitions were consummated at the time and pursuant to the accounting bases described under "--Summary Pro Forma Financial Data-- Selected Pro Forma Combined Data for Regions, First Federal, and Other Pending Acquisitions."
(5) Represents historical dividends declared per share by Regions multiplied by the assumed Exchange Ratio of 1.293 shares of Regions Common Stock for each share of First Federal Common Stock.

SELECTED FINANCIAL DATA

    The following tables present certain selected historical financial information for Regions and First Federal. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and First Federal incorporated by reference or included herein. Interim unaudited data for the nine months ended September 30, 1995 and 1994 of Regions reflect, in the opinion of Regions' management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1995, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference."

Selected Historical Financial Data of Regions



                                         NINE MONTHS
                                     ENDED SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                --------------------------- ----------------------------------------------------------------
                                    1995          1994         1994           1993          1992        1991           1990
                                    ----          ----         ----           ----          ----        ----           ----
                                        (Unaudited)
                                                     (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income . . . . $   757,460   $   568,358  $   785,779    $   555,667   $  536,747   $  556,821    $  519,753
  Total interest expense  . . .     387,112       246,294      350,139        213,614      224,068      292,017       297,613
  Net interest income . . . . .     370,348       322,064      435,640        342,053      312,679      264,804       222,140
  Provision for loan losses . .      15,312        13,804       19,003         21,533       27,072       24,005        24,208
  Net interest income after
       loan loss provision  . .     355,036       308,260      416,637        320,520      285,607      240,799       197,932
  Total noninterest income
       excluding security gains
       (losses) . . . . . . . .     117,419       108,552      142,781        131,949      119,130      101,964        94,730
  Security gains (losses) . . .          16           444          627             78          (53)        (507)         (982)
  Total noninterest expense . .     278,363       254,376      343,067        287,026      264,659      230,340       195,611
  Income tax expense  . . . . .      66,007        54,243       71,094         53,476       44,977       33,660        27,175
  Net income  . . . . . . . . . $   128,101   $   108,637  $   145,884    $   112,045   $   95,048   $   78,256    $   68,894

PER SHARE DATA:
  Net income  . . . . . . . . . $      2.77   $      2.52  $      3.40    $      3.01   $     2.60   $     2.16    $     1.91
  Cash dividends  . . . . . . .        0.99          0.90         1.20           1.04         0.91         0.87          0.84
  Book value  . . . . . . . . .       24.19         21.46        22.53          20.73        17.62        15.76         14.54

OTHER INFORMATION:
  Average number of shares
       outstanding  . . . . . .      46,212        43,029       42,906         37,205       36,532       36,191        36,097

STATEMENT OF CONDITION DATA
  (PERIOD END):
  Total assets  . . . . . . . . $13,847,910   $11,669,957  $12,839,320    $10,476,348   $7,881,026   $6,745,053    $6,344,406
  Securities  . . . . . . . . .   3,033,200     2,484,835    2,609,188      2,368,445    1,670,170    1,575,725     1,489,200
  Loans, net of unearned income   9,596,673     8,037,888    9,017,802      6,833,246    5,142,531    4,274,958     4,092,262
  Total deposits  . . . . . . .  10,742,187     9,269,856   10,093,135      8,770,694    6,701,142    5,917,028     5,353,211
  Long-term debt  . . . . . . .     573,790       612,198      519,238        462,862      136,990       18,782        19,707
  Stockholders' equity  . . . .   1,113,790       901,533    1,013,870        850,965      656,655      572,971       524,132

PERFORMANCE RATIOS:
  Return on average assets (1)         1.29%         1.31%        1.29%          1.40%        1.34%        1.23%         1.23%
  Return on average stockholders'
       equity (1) . . . . . . .       15.87         15.99        15.97          16.14        15.64        14.27         13.64
  Net interest margin (1) . . .        4.11          4.30         4.26           4.82         4.98         4.78          4.67
  Efficiency (2)  . . . . . . .       56.17         57.99        58.24          59.24        59.87        60.77         59.22
  Dividend payout . . . . . . .       35.74         35.71        35.29          34.55        35.00        40.28         43.98

ASSET QUALITY RATIOS:
  Net charge-offs to average
       loans, net of unearned
       income (1) . . . . . . .        0.08%         0.11%        0.17%          0.19%        0.28%        0.35%         0.44%
  Problem assets to net loans and
       other real estate (3)  .        0.48          0.60         0.52           0.84         0.70         0.89          0.98
  Nonperforming assets to net
       loans and other real
       estate (4) . . . . . . .        0.55          0.67         0.58           1.03         0.81         1.01          1.12
  Allowance for loan losses to
       loans, net of unearned
       income . . . . . . . . .        1.37          1.40         1.30           1.47         1.43         1.28          1.10
  Allowance for loan losses to
       nonperforming assets
       (4)  . . . . . . . . . .      250.72        209.18       221.81         143.05       175.92       126.32         98.18




                                         NINE MONTHS
                                     ENDED SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                   ----------------------   --------------------------------------------------
                                      1995       1994        1994       1993       1992       1991       1990
                                      ----       ----        ----       ----       ----       ----       ----
                                           (Unaudited)
                                                            (In thousands except per share data and ratios)
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets . . . . . . .    8.14%      8.21%      8.09%       8.70%      8.59%      8.63%      9.03%
  Average loans to average
       deposits . . . . . . . . . .   89.82      80.17      82.30       78.14      72.46      73.40      76.67
  Tier 1 risk-based capital (5) . .   10.82      10.93      10.69       11.13      11.68      11.85      11.31
  Total risk-based capital (5)  . .   14.28      14.79      14.29       13.48      14.44      13.19      12.51
  Tier 1 leverage (5) . . . . . . .    7.25       7.71       8.21       10.11       8.44       8.40       7.65

--------------------------
  (1)    Interim period ratios are annualized.
  (2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
  (4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.


Selected Historical Financial Data of First Federal


                                                                      YEAR ENDED SEPTEMBER 30,
                                                     -------------------------------------------------------
                                                     1995         1994          1993        1992        1991
                                                     ----         ----          ----        ----        ----
                                                          (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income . . . . . . . .           $  6,056    $  5,388     $  5,517     $  6,031     $  6,151
  Total interest expense  . . . . . . .              3,471       2,603        2,775        3,402        4,247
  Net interest income . . . . . . . . .              2,585       2,785        2,742        2,629        1,904
  Provision for loan losses . . . . . .                 --         (77)         (67)         158           25
  Net interest income after
       loan loss provision  . . . . . .              2,585       2,862        2,809        2,471        1,879
  Total noninterest income
       excluding security gains
       (losses) . . . . . . . . . . . .                552         397          279          289          212
  Security gains (losses) . . . . . . .                 --          --          482           60           --
  Total noninterest expense . . . . . .              1,576       1,201        1,266        1,335        1,330
  Income tax expense  . . . . . . . . .                467         649          813          538          113
  Net income  . . . . . . . . . . . . .              1,094       1,410        1,491          947          648

PER SHARE DATA:
  Net income  . . . . . . . . . . . . .           $   3.66    $   4.72     $   5.29     $   3.40          n/a
  Cash dividends  . . . . . . . . . . .               1.60        1.60          .45          .40          n/a
  Book value  . . . . . . . . . . . . .
                                                     41.78       39.10        39.27        33.48          n/a

OTHER INFORMATION:
  Average number of shares outstanding.                299         299          282          278          n/a

BALANCE SHEET DATA (PERIOD END):
  Total assets  . . . . . . . . . . . .           $ 90,397    $ 78,078     $ 75,004     $ 70,220     $ 67,770
  Securities  . . . . . . . . . . . . .             19,415      14,218       11,182        8,272        7,101
  Loans, net of unearned income . . . .             62,320      60,146       59,091       57,469       55,079
  Total deposits  . . . . . . . . . . .             76,975      65,244       62,832       59,624       58,219
  Long-term debt  . . . . . . . . . . .                 --          --           --           --           --
  Stockholders' equity  . . . . . . . .             12,472      11,673       11,056        9,307        8,466

PERFORMANCE RATIOS:
  Return on average assets  . . . . . .               1.30%       1.84%        2.85%        1.37%         .98%
  Return on average stockholders'
       equity   . . . . . . . . . . . .               9.06       12.40        14.64        10.66         9.72
  Net interest margin   . . . . . . . .               3.18        3.78         3.95         3.92         2.95
  Efficiency (1)  . . . . . . . . . . .              44.02       34.28        38.32        41.66        53.65
  Dividend payout . . . . . . . . . . .              43.68       33.89         6.54        11.75          n/a


                                                                      YEAR ENDED SEPTEMBER 30,
                                                     -------------------------------------------------------
                                                     1995         1994          1993        1992        1991
                                                     ----         ----          ----        ----        ----


                                                          (In thousands except per share data and ratios)
ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income   . . . .                .03%         --%          --%          --%          --%
  Problem assets to net loans and
       other real estate (2)  . . . . .               1.04        2.22         2.68         2.49         3.68
  Nonperforming assets to net loans
       and other real estate (3)  . . .               1.03        2.22         2.68         2.49         3.68
  Allowance for loan losses to loans,
       net of unearned income . . . . .               1.04        1.16         1.20         1.38         1.16
  Allowance for loan losses to
       nonperforming assets (3) . . . .              43.05       38.08        53.01        49.91        30.43

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets . . . . . . . . .              14.33%      14.95%       14.74%       13.13%       12.26%
  Average loans to average deposits . .              86.11       93.10        95.19        95.51        93.86
  Core capital (4)  . . . . . . . . . .              13.68       14.74        14.74        13.13        12.28
  Risk-based capital (4)  . . . . . . .              26.17       26.49        31.85        22.12        20.77
  Tangible capital (4)  . . . . . . . .              13.68       14.74        14.74        13.13        12.28

--------------------------
  (1) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (2) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
  (3) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (4) Under applicable OTS regulations, the minimum required core, risk-based, and tangible capital ratios as of September 30, 1995, were 3.0% to 5.0%, 8.0%, and 1.5% respectively.


SUMMARY PRO FORMA FINANCIAL DATA

         The following unaudited pro forma financial data give effect, as appropriate, to the acquisitions of First Federal, the Recently Completed Acquisitions, and the Other Pending Acquisitions as of the dates and for the periods indicated and pursuant to the accounting bases described below. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information included in Regions' Current Report on Form 8-K dated November 22, 1995. For additional information relating to specific transactions within the scope of the Other Pending Acquisitions, see "Business of Regions--Recent Developments."

Selected Pro Forma Combined Data for Regions and First Federal

         The following unaudited pro forma combined data give effect to the acquisition of First Federal as of the date or at the beginning of the periods indicated, assuming such acquisition is treated as a purchase.


                                                                                                  AS OF
                                                                                              SEPTEMBER 30,
                                                                                                  1995
                                                                                                  ----

                                                                                              (In thousands
                                                                                               except per
                                                                                               share data)

Statement of Condition Data:
  Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $13,925,835
  Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3,036,933
  Loans, net of unearned income   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9,659,641
  Total deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10,819,162
  Other borrowed funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          624,715
  Stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,113,790
  Book value per common share   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            24.19

                                                                     NINE MONTHS                TWELVE MONTHS
                                                                        ENDED                       ENDED
                                                                    SEPTEMBER 30,                DECEMBER 31,
                                                                        1995                       1994(1)
                                                                        ----                       -------


                                                                        (In thousands except per share data)
Income Statement Data:
  Total interest income   . . . . . . . . . . . . .                 $ 761,408                     $ 790,287
  Total interest expense  . . . . . . . . . . . . .                   389,869                       352,792
                                                                     --------                      --------

  Net interest income   . . . . . . . . . . . . . .                   371,539                       437,495
  Provision for loan losses   . . . . . . . . . . .                    15,416                        18,926
                                                                     --------                      --------

  Net interest income after loan loss
    provision . . . . . . . . . . . . . . . . . . .                   356,123                       418,569
  Total noninterest income    . . . . . . . . . . .                   117,848                       143,823
  Total noninterest expense   . . . . . . . . . . .                   279,600                       344,600
  Income tax expense  . . . . . . . . . . . . . . .                    66,089                        71,365
                                                                     --------                      --------

  Net income  . . . . . . . . . . . . . . . . . . .                 $ 128,282                     $ 146,427
                                                                     ========                      ========

  Net income per share  . . . . . . . . . . . . . .                 $    2.78                     $    3.41
                                                                     ========                      ========


  Average common shares outstanding . . . . . . . .                    46,212                        42,906

----------
(1) Reflects the combined information of Regions for the fiscal year ended December 31, 1994, and First Federal for the four quarters ended December 31, 1994.

Selected Pro Forma Combined Data for Regions, First Federal, and Other Pending Acquisitions

    The following unaudited pro forma combined data as of September 30, 1995, and for the nine months ended September 30, 1995, and the year ended December 31, 1994, give effect to (i) the acquisition of First Federal by Regions, assuming such acquisition is accounted for as a purchase, and (ii) the Other Pending Acquisitions, assuming three of such acquisitions are treated as purchases for accounting purposes and two of such acquisitions are treated as poolings of interests for accounting purposes, as if all such transactions had been consummated on September 30, 1995, in the case of the data included under "Statement of Condition Data," and on January 1, 1994, in the case of the data included under "Income Statement Data." The following unaudited pro forma financial data for the years ended December 31, 1993, and 1992, give effect to the acquisitions of First National Bancorp and Delta Bank and Trust Company by Regions, assuming such acquisitions are accounted for as poolings of interests and had been consummated on January 1, 1992.

                                                                                                  AS OF
                                                                                              SEPTEMBER 30,
                                                                                                  1995
                                                                                                  ----

                                                                                              (In thousands
                                                                                               except per
                                                                                               share data)
Statement of Condition Data:
  Total assets    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 17,581,247
  Securities    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3,959,874
  Loans, net of unearned income   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11,950,292
  Total deposits    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13,914,550
  Other borrowed money    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          724,095
  Stockholders' equity    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,430,325
  Book value per common share   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            22.89



                                                      NINE MONTHS              YEAR ENDED DECEMBER 31,
                                                         ENDED       -----------------------------------------
                                                      SEPTEMBER 30,
                                                          1995           1994          1993            1992
                                                          ----           ----          ----            ----
                                                                 (In thousands except per share data)
Income Statement Data:
  Total interest income   . . . . . . . . . . . . .   $    968,527   $ 1,027,388    $   760,157   $    748,414
  Total interest expense  . . . . . . . . . . . . .        488,041       451,868        300,143        328,421
                                                           -------       -------        -------        -------

  Net interest income   . . . . . . . . . . . . . .        480,486       575,520        460,014        419,993
  Provision for loan losses . . . . . . . . . . . .         17,670        21,349         25,315         39,937
                                                           -------       -------        -------        -------

  Net interest income after loan loss
    provision . . . . . . . . . . . . . . . . . . .        462,816       554,171        434,699        380,056
  Total noninterest income  . . . . . . . . . . . .        143,483       176,061        167,164        151,843
  Total noninterest expense . . . . . . . . . . . .        372,044       463,570        387,234        349,006
  Income tax expense  . . . . . . . . . . . . . . .         78,446        84,922         67,690         57,116
                                                           -------       -------        -------        -------

  Income before cumulative effect of
    change in accounting principle
    and extraordinary item  . . . . . . . . . . . .   $    155,809   $   181,740    $   146,939   $    125,777
                                                           =======       =======        =======        =======

  Income before cumulative effect of
    change in accounting principle and
    extraordinary item per share  . . . . . . . . .   $       2.49   $      3.08    $      2.77   $       2.42
                                                           =======       =======        =======        =======

  Average common shares outstanding   . . . . . . .         62,610        59,051         52,998         52,049


                               THE ANNUAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to the holders of First Federal Common Stock in connection with the solicitation by the First Federal Board of Directors of proxies for use at the Annual Meeting, at which First Federal stockholders will be asked to vote upon a proposal to approve the Agreement. The Annual Meeting will be held at 4:30 p.m., local time, on February 20, 1996, at the Administration Building of the Cedartown Civic Complex, 201 East Avenue, Cedartown, Georgia, 30125.

    First Federal stockholders are requested promptly to sign, date, and return the accompanying proxy card to First Federal in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Annual Meeting will have the same effect as a vote against the Agreement.

    Any First Federal stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to First Federal a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by First Federal before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Annual Meeting. Any notice of revocation should be sent to First Federal Bank of Northwest Georgia, Federal Savings Bank, 120 North Main Street, Cedartown, Georgia, 30125, Attention: Bettie C. Bridges, Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of First Federal Common Stock represented by properly executed proxies received at or prior to the Annual Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER, IN FAVOR OF THE PROPOSED AMENDMENT TO THE CHARTER, FOR ELECTION TO THE BOARD OF DIRECTORS OF FIRST FEDERAL OF THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT/PROSPECTUS, TO RATIFY THE APPOINTMENT OF FIRST FEDERAL'S INDEPENDENT AUDITORS, AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE ANNUAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE ANNUAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement/Prospectus, First Federal is unaware of any other matter to be presented at the Annual Meeting.

    Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of First Federal, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

    FIRST FEDERAL STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

RECORD DATE; VOTE REQUIRED

    First Federal's Board of Directors has established the close of business on January 10, 1996, as the Record Date for determining the First Federal stockholders entitled to notice of and to vote at the Annual Meeting. Only First Federal stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting. The affirmative vote of the holders of at least two-thirds of the First Federal Common Stock entitled to vote at the Annual Meeting is required in order to approve the Agreement. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreement. As of the Record Date, there were approximately 380 holders of 300,601 shares of First

Federal Common Stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote. For information as to persons known by First Federal to beneficially own more than 5.0% of the outstanding shares of First Federal Common Stock as of the Record Date, see "Certain Holders of First Federal Voting Securities."

    The presence, in person or by proxy, of a majority of the outstanding shares of First Federal Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Annual Meeting. For these purposes, shares of First Federal Common Stock that are present, or represented by proxy, at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreement. Once a quorum is established, approval of the Merger requires the affirmative vote of the holders of at least two-thirds of the First Federal Common Stock entitled to vote at the Annual Meeting. In the election of directors, the three nominees receiving the largest number of votes are elected. Approval of the proposed amendment to the Charter requires the affirmative vote of a majority of the outstanding shares of First Federal Common Stock. Ratification of the selection of First Federal's independent auditors requires the affirmative vote of a majority of the shares of First Federal Common Stock voted at the meeting, provided a quorum has been established.

    The directors and executive officers of First Federal and their affiliates beneficially owned, as of the Record Date, 101,535 shares (or approximately 33.8% of the outstanding shares) of First Federal Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of First Federal Common Stock. As of that date, no subsidiary of either First Federal or Regions held any shares of First Federal Common Stock in a fiduciary capacity for others.


                       ADJOURNMENT OF THE ANNUAL MEETING

                                  (PROPOSAL 2)

    In the event there is not a sufficient number of affirmative votes to approve the Merger, management of First Federal may seek to adjourn the Annual Meeting to permit solicitation of additional proxies. The place and date to which the Annual Meeting would be adjourned would be announced at the Annual Meeting, but would in no event be more than 29 days after February 20, 1996.

    In the event of such an adjournment (i.e, an adjournment of not more than 29 days after February 20, 1996), First Federal would not be obligated to notify stockholders not attending the Annual Meeting of the adjournment or to fix in advance thereof a new record date.

    The effect of any such adjournment would be to permit First Federal to solicit additional proxies for approval of the Merger. While such an adjournment would not invalidate any proxies previously filed, including those filed by stockholders voting against the Merger, it would give First Federal the opportunity to solicit additional proxies in favor of the Merger.

    Approval of an adjournment would require the affirmative vote of a majority of the shares of First Federal Common Stock represented in person or by proxy at the Annual Meeting. In the absence of contrary instructions, proxies may be voted for an adjournment. However, proxies directing a vote against the Merger will not be voted to adjourn the Annual Meeting without specific authorization indicated on the proxy card.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.

                         DESCRIPTION OF THE TRANSACTION

    The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

    Each share of First Federal Common Stock (excluding any shares held by First Federal, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Date will be converted into
1.293 shares of Regions Common Stock, subject to possible adjustment as described below under the caption "--Possible Adjustment of Exchange Ratio." Each share of Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

    No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional interest which a First Federal stockholder would otherwise receive multiplied by the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last full trading day prior to the Effective Date.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

    Under certain circumstances, the Exchange Ratio could be adjusted pursuant to certain provisions in the agreement. Such an adjustment could occur only if First Federal's Board of Directors elects by majority vote to terminate the Agreement pursuant to the provisions of the Agreement described below, and if Regions then elects to avoid termination by adjusting the Exchange Ratio. For purposes of the description of these provisions and their operation, the following definitions apply.

    "Average Closing Price" means the average closing sales price of Regions Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) during the ten consecutive full trading days in which such shares are traded on the Nasdaq National Market, ending on the date on which the approval of the Merger by the Federal Reserve is received. "Determination Date" means the date on which the approval of the Merger by the Federal Reserve is received. "Index Ratio" means the quotient obtained by dividing the weighted average of the closing prices (the "Index Price") of 20 designated bank holding companies (the "Index Group") on the Determination Date by the Index Price on September 25, 1995, less .15. "Regions Ratio" means the quotient obtained by dividing the Average Closing Price by $41.00.

    If both (i) the Average Closing Price is less than $36.00, and (ii) the Regions Ratio is less than the Index Ratio, then First Federal may elect not to effect the Merger at the original Exchange Ratio of 1.293.

    In such case, First Federal has the right to terminate the Agreement during the ten-day period commencing two days after the Determination Date by giving Regions prompt notice of that decision. First Federal may withdraw its termination notice at any time during that ten-day period. During the five-day period after receipt of such notice, Regions has the option to increase the consideration payable to First Federal stockholders by increasing the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of $36.00 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the

Regions Ratio. REGIONS IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO. If Regions elects to adjust the Exchange Ratio, it must give First Federal prompt notice of that election and of the adjusted Exchange Ratio, whereupon no termination shall have occurred pursuant to the Agreement and the Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

    These conditions reflect the parties' agreement that First Federal's stockholders will assume the risk of declines in the value of Regions Common Stock to $36.00 per share. If the value of Regions Common Stock were to decline to an amount below $36.00 per share but the price of Regions Common Stock did not decline more than 15% in comparison to the stock prices of the group of comparable bank holding company stocks (the Index Group referenced above), then First Federal's stockholders would continue to assume the risk of decline in the value of Regions Common Stock. First Federal has the right to terminate the Agreement only when the price of Regions Common Stock declines to an amount below $36.00 per share and such decline exceeds by more than 15% the decline in value for the group of comparable bank holding companies over the same period.

    The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the numerical examples, the Exchange Ratio is 1.293 and the Index Price is, as of September 25, 1995, $100.)

    (a) The first scenario occurs if the Average Closing Price is not less than $36.00. Under this scenario, regardless of any comparison between the Regions Ratio and the Index Ratio, there would be no right on the part of First Federal to terminate the Agreement and therefore no potential adjustment to the Exchange Ratio, even though the consideration to be received by First Federal stockholders would have fallen from a pro forma $51.72 per share to as little as pro forma $46.55 per share.

    (b) The second scenario occurs if the Average Closing Price is less than $36.00, but does not decline by significantly more (i.e., by more than 15%) than the decline in the Index Group. Under this scenario, there again would be no right on the part of First Federal to terminate the Agreement and therefore no potential adjustment to the Exchange Ratio, even though the consideration received by First Federal stockholders would have fallen from a pro forma $51.72 per share to something less than pro forma $46.55 per share.

    (c) The third scenario arises where the Average Closing Price is below $36.00 and the Regions Ratio is below the Index Ratio (i.e., Regions' stock price has declined by more than 15% relative to the price of shares of the Index Group). Under this scenario, First Federal would have the right to terminate the Agreement and Regions would have the right, but not the obligation, to remove such termination right by adjusting the Exchange Ratio. In this case, the potential adjustment in the Exchange Ratio is designed to ensure that the First Federal stockholders receive shares of Regions Common Stock having a value (based upon the Average Closing Price) that corresponds to not more than either a decline in the Regions Common Stock price to $36.00 per share or a 15% decline from the stock performance reflected by the Index Group.

    For example, if the Average Closing Price were $30.00, and the Index Price on the Determination Date were $93, the Regions Ratio would be 0.73 and would be below the Index Ratio (0.78, or 0.93 - 0.15). In such a case, First Federal could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 1.382, which represents the lesser of (a)
1.552 [the result of dividing $46.548 (the product of $36.00 and the 1.293 Exchange Ratio) by the Average Closing Price ($30.00)] and (b) 1.382 [the result of dividing the Index Ratio (0.78) times 1.293 by the Regions Ratio (0.73)]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the First Federal stockholders of pro forma $41.46 per share.

    If the Average Closing Price were $30.00, and the ending Index Price were $110, the Regions Ratio would be 0.73 and would be below the Index Ratio (0.95, or 1.1 - 0.15). In such a case, First Federal could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 1.552, which represents the lesser of (a) 1.552 [the result of dividing $46.548 (the product of $36.00 and the 1.293 Exchange Ratio) by the Average Closing Price ($30.00)] and (b) 1.683 [the result of dividing the Index

Ratio (0.95) times 1.293 by the Regions Ratio (0.73)]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the First Federal stockholders of pro forma $46.56 per share.

    First Federal stockholders should be aware that the actual market value of a share of Regions Common Stock at the Effective Date and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of First Federal Common Stock may be more or less than the Average Closing Price. First Federal stockholders are urged to obtain information on the trading value of Regions Common Stock that is more recent than that provided in this Proxy Statement/Prospectus. See "Comparative Market Prices and Dividends."

BACKGROUND OF AND REASONS FOR THE MERGER

    BACKGROUND OF THE MERGER. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

    First Federal and its Board of Directors concluded that it could best serve its stockholders, employees, customers and community by combining with a regional banking organization, provided that First Federal could obtain a fair price for its stockholders.

    In December 1994, First Federal engaged Robinson-Humphrey as its advisor for providing financial advisory services to First Federal, including identifying potential offers and opportunities for the possible sale of First Federal. As its advisor, Robinson-Humphrey developed valuation information for First Federal, assisted First Federal in identifying and soliciting several southeastern financial institutions concerning possible sale opportunities, and reviewed with the Board of Directors expressions of interest regarding a possible sale. In addition, Robinson-Humphrey consulted with and advised the Board of Directors, and participated in sale negotiations on behalf of First Federal.

    Regions was one of several financial institutions from whom Robinson-Humphrey solicited indications of interest. In response to an information package about First Federal which Regions received from Robinson-Humphrey, Regions expressed an interest in pursuing further discussions concerning a possible transaction. First Federal's management and the executive committee of First Federal's Board of Directors also desired to enter into substantive discussions, and in September, 1995 a representative of First Federal invited Regions to make a concrete acquisition proposal.

    Regions then formulated a specific offer for acquiring all of the outstanding stock of First Federal. On September 25, First Federal's management advisors met with Regions to discuss the terms of an offer and Regions made an offer to acquire First Federal. On September 26, 1995 the First Federal Board met to consider the Regions offer, and approved the offer subject to certain revisions to and final negotiation of the definitive Agreement. On September 29, 1995, the First Federal Board met again and approved the definitive Agreement.

     FIRST FEDERAL'S REASONS FOR THE MERGER. In approving the Merger, the directors of First Federal considered a number of factors. Without assigning any relative or specific weights to the factors, the First Federal Board of Directors considered the following material factors:

    (a) the information presented to the directors by the management of First Federal concerning the business, operations, earnings, asset quality, and financial condition of First Federal, including compliance with regulatory capital requirements on an historical and prospective basis;

    (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of First Federal Common Stock, the partial protection against a decline in the market value of Regions Common Stock, and the partial participation in any appreciation in value of Regions Common Stock;

    (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of First Federal Common Stock for Regions Common Stock for federal and state income tax purposes;

    (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

    (e) the report of First Federal's financial advisor reviewing a comparison of First Federal to selected peer banks, premiums paid in other merger transactions, a mark-to-market analysis of First Federal, and a discounted cash-flow analysis of First Federal; and

    (f) the opinion rendered by First Federal's financial advisor to the effect that, from a financial point of view, the exchange of First Federal Common Stock for Regions Common Stock on the terms and conditions set forth in the Agreement is fair to the holders of First Federal Common Stock.

    The terms of the Merger were the result of arms-length negotiations between representatives of First Federal and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of First Federal unanimously approved the Merger as being in the best interests of First Federal and its stockholders. Each member of the Board of Directors of First Federal has agreed to vote those shares of First Federal Common Stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger.

    FIRST FEDERAL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIRST FEDERAL STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

    REGIONS' REASONS FOR THE MERGER. The Regions Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Regions and its stockholders. In approving the Agreement, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

    (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of First Federal on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which First Federal operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Regions' due diligence review of First Federal; and

    (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into markets in the general vicinity of its core markets.

OPINION OF FIRST FEDERAL'S FINANCIAL ADVISOR

    General. First Federal retained Robinson-Humphrey to act as its financial adviser in connection with the Merger. Robinson-Humphrey has rendered an opinion to First Federal's Board of Directors that, based on the matters set forth therein, consideration to be given pursuant to the Merger is fair, from a financial point of view, to the First Federal stockholders. The text of such opinion is set forth in Appendix C to this Proxy Statement and should be read in its entirety by the stockholders of First Federal.

    The consideration to be given to First Federal stockholders in the Merger was determined by First Federal and Regions in their negotiations. No limitations were imposed by the Board of Directors or management of First Federal upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

    In connection with rendering its opinion to First Federal's Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of Regions, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of Regions. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by Regions or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses.

    Valuation Methodologies. In connection with its opinion on the Merger and the presentation of that opinion to First Federal's Board of Directors, Robinson-Humphrey performed three valuation analyses with respect to First
Federal: (i) a comparison with comparable publicly traded companies; (ii) an analysis of comparable prices and terms of recent transactions involving financial institutions buying thrifts; and (iii) a discounted cash flow analysis. For purposes of the comparable company and comparable transaction analyses, Regions' stock was valued at $40.125 per share, which was the trading price on September 29, 1995. Based on the Exchange Ratio of 1.293 Regions shares for each First Federal share outstanding, the implied purchase price per share for First Federal is $51.88.

    For the Comparable Company Analysis and the Comparable Transaction Analysis, Robinson-Humphrey examined, among other things, the implied $51.88 purchase price to adjusted book value and adjusted tangible book value of First Federal. In its analysis, Robinson-Humphrey normalized the equity to assets ratio of First Federal from approximately 13.7% at June 30, 1995 to 8.0%. The adjusted book value multiple calculation assumes that the company is paid a multiple on just the stockholders' equity that equates to 8.0% of assets, and receives dollar for dollar on the amount in excess of 8.0%. The valuation methodologies are discussed briefly below.

    Comparable Company Analysis. In performing its comparable company analysis, Robinson-Humphrey analyzed the market trading of First Federal Common Stock relative to publicly traded thrifts that had total assets comparable to First Federal. The institutions included in the comparison to First Federal consisted of: Southeastern thrifts, nationwide thrifts and Georgia thrifts, all with assets less than $200 million.

    Among the market trading information compared was market price to book value, tangible book value and the latest 12 months earnings per share. Robinson-Humphrey calculated the average multiples for the comparable companies and then applied the average 1995 takeover premium (takeover price compared to trading price) for public thrifts to those multiples. The average trading multiples to book value for Southeastern thrifts, nationwide thrifts and Georgia thrifts are 1.09x, .98x and 1.13x, respectively, compared to the multiple of approximately 1.27x book value and 1.47x adjusted book value represented by the consideration to be received by First Federal stockholders in the Merger. The average trading multiples to tangible book value per share for Southeastern thrifts, nationwide thrifts and Georgia thrifts are 1.10x, .99x and 1.23x, respectively, compared to a multiple of approximately 1.27x tangible book value and 1.47x adjusted book value in the Merger. The average trading multiples to latest 12 months earnings for Southeastern thrifts, nationwide thrifts and Georgia thrifts are 12.42x, 15.08x and 8.70x, respectively, compared to 12.07x for the Merger. Applying the average 1995 takeover premium for public thrifts of 21.2% to these multiples would imply a takeover price for First Federal of $56.93 per share, compared to $51.88 as implied by the Merger. Adjusted book value is defined as 8.0% equity/assets, as compared to First Federal's 13.7% equity/assets level at June 30, 1995.

    Comparable Transaction Analysis. Robinson-Humphrey performed three analyses of premiums paid for selected thrifts with comparable characteristics to First Federal. Comparable transactions were considered to be (i) a total of 14 transactions since January 1, 1995, where the seller was a Southeastern thrift with assets under $200 million; (ii) a total of 42 transactions since January 1, 1995, where the seller was a nationwide thrift with assets under $200 million; and (iii) a total of 8 transactions since January 1, 1995 where the seller was a Georgia thrift with assets under $200 million. When determining if a transaction is fair, from a financial point of view, to an institution's stockholders, Robinson-Humphrey compares the proposed transaction with other transactions in the marketplace with similar characteristics. Four ratios that are considered by Robinson-Humphrey the most determinative in this fairness analysis are price/book value, price/tangible book value, price/earnings per share, and price as a percentage of total assets. No one ratio, however, is determinative on its own, but rather the performance of the other ratio analyses must be reviewed.

    Based on the first of the foregoing transactions, merger agreements since January 1, 1995 where the seller was a Southeastern thrift with assets under $200 million, the analysis yielded a range of transaction values to book value of .88x to 2.09x, with a mean of 1.47x and a median of 1.46x. These compare to a transaction value for the Merger of approximately 1.27x of First Federal book value and 1.47x adjusted book value as of June 30, 1995.

    In addition, the analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from .88x to 3.82x, with a mean of 1.65x and a median of 1.46x. These compare to a transaction value to tangible book value and adjusted book value at June 30, 1995 of approximately 1.27x and 1.47x for the Merger.

    Furthermore, the analysis yielded a range of transaction values as a multiple of trailing 12 months earnings per share. These values ranged from
    7.67 times to 20.06 times, with a mean of 14.44 times and a median of 15.35 times. These compare to a transaction value to the June 30, 1995 trailing 12 months earnings per share of 12.07 times for the Merger.

    Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 3.87 percent to 25.28 percent, with a mean of 10.80 percent and a median of 9.67 percent. These compare to a transaction value to total assets at June 30, 1995 of approximately 17.42 percent for the Merger.

    Based on the second of the foregoing transactions, merger agreements since January 1, 1995, where the seller was a nationwide thrift with assets under $200 million, the analysis yielded a range of transaction values to book value of .72x to 2.09x, with a mean of 1.35x and a median of 1.35x. These compare to a transaction value for the Merger of approximately 1.27x First Federal book value and 1.47x adjusted book value as of June 30, 1995.

    In addition, the analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from .72x to 3.82x, with a mean of 1.42x and a median of 1.35x. These compare to a transaction value to tangible book value and adjusted tangible book value at June 30, 1995 of approximately 1.27x and 1.47x for the Merger.

    Furthermore, the analysis yielded a range of transaction values as a multiple of trailing 12 months earnings per share. These values ranged from 7.67x to 60.26x, with a mean of 16.69x and a median of 16.49x. These compare to a transaction value to the June 30, 1995 trailing 12 months earnings per share of 12.07x for the Merger.

    Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 3.05 percent to 31.96 percent, with a mean of 13.57 percent and a median of 13.59 percent. These compare to a transaction value to total assets at June 30, 1995 of approximately 17.42 percent for the Merger.

    Based on transactions since January 1, 1995, where the seller was a Georgia thrift, the analysis yielded a range of transaction values to book value of 1.32x to 1.86x, with a mean of 1.65x and a median of 1.67x. These compare to a transaction value for the Merger of approximately 1.27x of First Federal book value and 1.47x adjusted book value as of June 30, 1995.

    In addition, the analysis yielded a range of transaction values as a percentage of tangible book value for the inspection comparable transactions ranging from 1.32x to 1.86x, with a mean of 1.68x and a median of 1.74x. These compare to a transaction value to tangible book value and adjusted tangible book value at June 30, 1995 of approximately 1.27x and 1.47x for the Merger.

    Furthermore, the analysis yielded a range of transaction values as a multiple of trailing 12 months earnings per share. These values ranged from
    7.67 times to 16.91 times, with a mean of 13.07 times and a median of 12.69 times. These compare to a transaction value to the June 30, 1995 trailing 12 months earnings per share of 12.07 times for the Merger.

    Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 9.28 percent to 18.84 percent, with a mean of 13.58 percent and a median of 12.78 percent. These compare to a transaction value to tangible book value at June 30, 1995 of approximately 17.42 percent for the Merger.

    No company or transaction used in the comparable company analysis or comparable transaction analyses is identical to First Federal. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

    Discounted Cash Flow Analysis. Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that First Federal could produce through 1999, under various circumstances, assuming that First Federal performed in accordance with the earnings/return projections of management. Robinson-Humphrey estimated the terminal value for First Federal at the end of the period by applying multiples of earnings ranging from 8.0 to 10.0x and then discounting the cash flow streams, dividends paid to stockholders and terminal value using differing discount rates (ranging from 10.0 percent to 12.0 percent) chosen to reflect different assumptions regarding the required rates of return of First Federal and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $14.1 million to $15.9 million, or $47.31 to $53.31 per share, for First Federal. These values compare to the value implied by the Exchange Ratio $51.88, based on the market value of Regions Common Stock as of September 29, 1995. This fact, among others, contributes to Robinson-Humphrey's opinion that the Merger is fair from a financial point of view to the First Federal stockholders.

    Compensation of Robinson-Humphrey. Pursuant to an engagement letter dated December 1, 1994 between First Federal and Robinson-Humphrey, First Federal agreed to pay Robinson-Humphrey a $30,000 Fairness Opinion Fee and a total Success Fee of 1.25% of the total consideration received by First Federal stockholders. The $30,000 Fairness Opinion Fee will be credited against the Success Fee. First Federal has also agreed to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Robinson-Humphrey.

    As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. First Federal's Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southeastern region of the U.S., and its knowledge of financial institutions and First Federal in particular.

EFFECTIVE DATE OF THE MERGER

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Articles of Combination relating to the Merger are filed and declared endorsed by the OTS. Unless otherwise agreed upon by Regions and First Federal, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of First Federal stockholders; or such later date within 30 days thereof as specified by Regions (provided that such a delay would not cause the Effective Date to occur after the record date for the payment of that quarters' regular dividend to holders of Regions Common Stock).

    No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and First Federal anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1996. However, delays in the consummation of the Merger could occur.

    The Board of Directors of either Regions or First Federal generally may terminate the Agreement if the Merger is not consummated by July 31, 1996, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

    Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of First Federal a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of First Federal Common Stock for certificates representing shares of Regions Common Stock.

     FIRST FEDERAL STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for First Federal Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of First Federal Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Date, to the extent permitted by law, First Federal stockholders of record as of the Effective Date will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their First Federal Common Stock has been converted, regardless of whether such stockholders have surrendered their First Federal Common Stock certificates. No dividend or other distribution payable after the Effective Date with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered First Federal certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

    After the Effective Date, there will be no transfers of shares of First Federal Common Stock on First Federal's stock transfer books. If certificates representing shares of First Federal Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject to a number of conditions, including, but not limited to:

    (a) approval from the Federal Reserve, the OTS, and the Georgia Department without any conditions or restrictions that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger, and the expiration of applicable waiting periods under the BHC Act;

    (b) the approval by the holders of at least two-thirds of the First Federal Common Stock issued and outstanding;

    (c) the absence of any action by any court or governmental authority restraining or prohibiting the Merger;

    (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of First Federal Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to First Federal stockholders, except to the extent of any cash received; and

    (e) notification for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

    Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Regions and First Federal of opinions of their respective counsel and certificates executed by their respective Chief Executive Officers and Chief Financial Officers as to compliance with the Agreement and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

    The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

    Regions and First Federal are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

    The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 15th day or the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

    The Merger also is subject to the approval of the OTS and the Georgia Department.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and First Federal approved by their respective Boards of Directors; provided, however, that after approval by the First Federal stockholders, no amendment decreasing the consideration to be received by First Federal stockholders may be made without the further approval of such stockholders.

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by First Federal stockholders, under certain circumstances, including:

    (a) by the Board of Directors of either party upon final denial of any required regulatory approval, provided that the terminating party is not then in material breach of any provision of the Agreement, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described under "--Conditions to Consummation of the Merger" above;

    (b) by the Board of Directors of either party, if the holders of at least two-thirds of the shares of First Federal Common Stock issued and outstanding shall not have approved the Agreement, provided that the terminating party is not then in material breach of any provision of the Agreement;

    (c) by mutual agreement of the Boards of Directors of Regions and First Federal;

    (d) by the Board of Directors of either party, in the event of a breach of any provision of the Agreement which meets certain standards specified in the Agreement;

    (e) by the Board of Directors of either party if the Merger shall not have been consummated by July 31, 1996, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement; or

    (f) by the Board of Directors of First Federal under the circumstances described under "--Possible Adjustment of Exchange Ratio."

    If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

    Each of First Federal and Regions generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organizations and assets, maintain its rights and franchises, and take no action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of either First Federal or Regions prior to consummation of the Merger, as described below.

     FIRST FEDERAL. First Federal has agreed not to take certain action relating to the operation of its business pending consummation of the Merger without the prior approval of Regions. Those actions generally include, without limitation: (i) amending its Charter or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000 (except in the ordinary course of business consistent with past practices); (iii) acquiring or exchanging any shares of its capital stock or paying any dividend or other distribution in respect of its capital stock, except that First Federal may, but is not obligated to, declare and pay to the extent it is legally able an annual cash dividend in January, 1996 not to exceed $1.00 per share on First Federal Common Stock, and quarterly cash dividends not to exceed $.15 per share, with usual and regular record and payment dates in accordance with past practice; (iv) issuing or selling any additional shares of any First Federal capital stock, any rights to acquire any such stock, or any security convertible into such stock (except as set forth in the Agreement); (v) adjusting or reclassifying any of its capital stock; (vi) acquiring control over any other entity; (vii) granting any increase in compensation or benefits to employees or officers (except as previously disclosed to Regions or as required by law), paying any bonus (except as previously disclosed to Regions or in accordance with any existing program or plan), entering into or amending any severance agreements with officers (except as previously disclosed to Regions), or granting any increase in compensation or other benefits to directors; (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate (except as previously disclosed to Regions and except for any amendment required by law); (ix) adopting any new employee benefit plan or program, or materially changing any existing plan or program (except as previously disclosed to Regions and except for any change required by law or advisable to maintain the tax qualified status of any such plan); (x) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws or generally accepted accounting principles ("GAAP")); (xi) commencing any litigation (except in accordance with past practices); or (xii) modifying or terminating any material contract.

    In addition, First Federal has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. First Federal also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, First Federal has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

    REGIONS. The Agreement prohibits Regions, prior to the earlier of the Effective Date or the termination of the Agreement, from taking any action that would materially adversely affect the ability of either party to obtain the requisite governmental approvals or to perform its covenants and agreements under the Agreement.

MANAGEMENT FOLLOWING THE MERGER

    Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The Agreement provides that Regions will, and will cause First Federal to, maintain all rights of indemnification existing in favor of each person entitled to indemnification from First Federal or any of its subsidiaries on terms no less favorable than the rights provided in the Charter or Bylaws of First Federal or its subsidiaries, as the case may be, or the rights otherwise in effect on the date of the Agreement, and that such rights will continue in full force and effect for six years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

    The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of First Federal and its subsidiaries who become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with First Federal or its subsidiaries prior to the Effective Date pertaining to a First Federal employee benefit plan will be treated as service with Regions or its subsidiaries for purposes of any comparable Regions employee benefit plan. The Agreement further provides that Regions will cause First Federal to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between First Federal or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under First Federal's benefit plans.

    As of the Record Date, directors and executive officers of First Federal owned no shares of Regions Common Stock.

DISSENTERS' RIGHTS

    If the Merger is consummated, pursuant to regulations of the OTS, any stockholder of record of First Federal Common Stock who (i) objects to the Merger, (ii) does not vote any of such holder's shares in favor of the Merger, and (iii) fully complies with all of the provisions of 12 C.F.R. Section
552.14 will be entitled to demand and receive payment in an amount equal to the fair or appraised value of such holder's shares of First Federal Common Stock. For the purpose of determining the amount to be received in connection with the exercise of dissenters' rights pursuant to regulations of the OTS, the fair value of a dissenting stockholder's First Federal Common Stock equals the fair market value of the shares as of the Effective Date, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

    Any First Federal stockholder desiring to receive payment of the fair or appraised value of such holder's First Federal Common Stock in accordance with the requirements of 12 C.F.R. Section 552.14 must (i) deliver to First
Federal, prior to voting on the Merger, a writing identifying such holder and stating such holder's intention to demand appraisal of and payment for such holder's shares and (ii) not vote such holder's shares of First Federal Common Stock in favor of the Merger. Any written notice of intent to demand appraisal of and payment for shares of First Federal Common Stock should be sent to:
Larry W. Dooley, President, First Federal Bank of Northwest Georgia, Federal Savings Bank, 120 North Main Street, Cedartown, Georgia, 30125. A vote against the Merger alone will not satisfy the requirements for the separate written notice of intent to demand appraisal of and payment for shares of First Federal Common Stock referred to in condition (i) above. Rather, such demand must be prior and in addition to and separate from any proxy or vote against the Merger by the dissenting stockholder.

    Within ten days after the Effective Date, First Federal must give written notice of the Effective Date by mail to any stockholder who complied with the provisions above and did not vote in favor of the Merger and make a written offer to each such stockholder to pay for such holder's shares at a price First Federal estimates to be the fair value of the shares. Such notice and offer must be accompanied by First Federal's balance sheet and statement of income for a fiscal year ending not more than 16 months before the date of notice and offer, together with the latest available interim financial statements and a statement of the procedures that must be followed if the stockholder elects under 12 C.F.R. Section 552.14(c)(5) and (6) to demand appraisal and payment of a different amount than that offered by First Federal.

    If within 60 days of the Effective Date the dissenting stockholder accepts First Federal's offer of the fair value for such holder's shares, or the fair value is otherwise agreed upon between First Federal and the dissenting stockholder, First Federal must make payment for the dissenting stockholder's shares within 90 days of the Effective Date. At any time within 60 days of the Effective Date, a dissenting stockholder may withdraw a demand for appraisal and accept the terms of the Merger, and such shares of First Federal Common Stock will become shares of Regions Common Stock in accordance with the terms of the Agreement.

    If the dissenting stockholder and First Federal do not agree as to the fair value of the dissenting stockholder's shares within 60 days of the Effective Date, the dissenting stockholder may file a petition with the OTS, with a copy by registered or certified mail to First Federal, demanding a determination of the fair market value of the shares of all such stockholders. Each stockholder demanding appraisal of and payment for such holder's shares of First Federal Common Stock in compliance with 12 C.F.R. Section 552.14 must deliver such holder's shares of First Federal Common Stock to First Chicago Trust Company of New York, as transfer agent, for notation thereon that an appraisal proceeding is pending. If a dissenting stockholder fails to file a petition with the OTS demanding a determination of fair value within 60 days of the Effective Date or fails to deliver such holder's shares of First Federal Common Stock to the transfer agent within 60 days of the Effective Date, such dissenting stockholder will be deemed to have accepted the terms of the Merger, and such stockholder's shares of First Federal Common Stock will become shares of Regions Common Stock in accordance with the terms of the Agreement.

    The director of the OTS (the "Director") shall appoint either appropriate OTS staff or one or more independent persons to appraise the shares of a dissenting stockholder who has complied fully with 12 C.F.R. Section 552.14. Appraisals prepared by independent persons will be subject to review by OTS staff. If the Director concurs in the final valuation of the shares, the Director will instruct First Federal to pay the appraised fair market value, together with accrued interest from the Effective Date, upon the surrender of the dissenting stockholder's First Federal Common Stock. The Director, at his or her discretion, may apportion or assess the cost of the appraisal proceeding against some or all of the parties to the proceeding. From and after the Effective Date, dissenting stockholders who receive the appraised value of their shares of First Federal Common Stock are not entitled to receive dividends or to exercise voting rights with respect to either First Federal Common Stock or Regions Common Stock.

    The foregoing does not purport to be a complete statement of the provisions of the OTS regulations relating to dissenter and appraisal rights and is qualified in its entirety by reference to the dissenter and appraisal rights provisions of 12 C.F.R. Section 552.14, which section is reproduced in Appendix D to this Proxy Statement/Prospectus and which hereby is incorporated by reference herein.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND

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EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE
IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

    A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Alston & Bird, special counsel to Regions, has rendered an opinion to Regions and First Federal concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

    (a) The acquisition by Regions of all the stock of First Federal solely in exchange for shares of Regions Common Stock in the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Each of First Federal, First Federal Interim, and Regions will be "a party to the reorganization" within the meaning of Section 368(b) of the Code.

    (b) No gain or loss will be recognized by the First Federal stockholders upon the receipt of Regions Common Stock solely in exchange for their shares of First Federal Common Stock.

    (c) The basis of Regions Common Stock to be received by First Federal stockholders will be the same as the basis of First Federal Common Stock surrendered in exchange therefor.

    (d) The holding period of Regions Common Stock to be received by First Federal stockholders will include the holding period of First Federal Common Stock surrendered in exchange therefor, provided that the First Federal Common Stock was held as a capital asset on the date of the exchange.

    (e) The payment of cash to a First Federal stockholder in lieu of issuing a fractional share interest in Regions will be treated for federal income tax purposes as if the fractional share was distributed as part of the exchange and then was redeemed by Regions. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such an exchange will be a capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

    (f) When solely cash is received by a First Federal stockholder in exchange for such holder's shares of First Federal Common Stock pursuant to the exercise of dissenters' rights of appraisal, such cash will be treated as having been received in redemption of such holder's shares of First Federal Common Stock, subject to the provisions and limitations of Section 302 of the Code.

    THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. FIRST FEDERAL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for as a "purchase," as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of First Federal as of the Effective Date will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the Effective Date will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of First Federal. See "Summary--Comparative Per Share Data."

EXPENSES AND FEES

    The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.





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


RESALES OF THE REGIONS COMMON STOCK

    The Regions Common Stock to be issued to First Federal stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, First Federal (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Annual Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements.

    Each person who First Federal reasonably believes will be an affiliate of First Federal has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.



                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

    As a result of the Merger, holders of First Federal Common Stock will be exchanging their shares of a federally-chartered, stock savings bank governed by federal law, OTS regulations, and First Federal's Federal Stock Charter (the "Charter") and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware General Corporation Law, as amended (the "Delaware GCL"), and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of First Federal stockholders and those of Regions stockholders. The differences deemed material by First Federal and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the United States Code, the regulations of the OTS, and the Delaware GCL, as well as to Regions' Certificate and Bylaws and First Federal's Charter and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

    The provisions of Regions' Certificate and Bylaws described below under the headings, "Authorized Capital Stock," "Amendment of Certificate of Incorporation and Bylaws," "Classified Board of Directors and Absence of Cumulative Voting," "Removal of Directors," "Limitations on Director Liability," "Special Meetings of Stockholders," "Actions by Stockholders Without a Meeting," "Stockholder Nominations and Proposals," and "Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

    Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

    The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions by replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believe such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

    Regions. The Certificate authorizes the issuance of up to 120,000,000 shares of Regions Common Stock, of which 47,526,707 shares were issued, including 1,474,579 treasury shares, at September 30, 1995. Regions' Board of Directors may cause additional shares of Regions Common Stock to be issued (up to the amount authorized) without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed.

    The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions' stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.

    First Federal. First Federal's authorized capital stock consists of 10,000,000 shares of First Federal Common Stock, of which 300,601 shares were issued and outstanding as of the Record Date, and 10,000,000 shares of First Federal preferred stock, of which no shares have been issued.

    Pursuant to federal law and First Federal's Charter, First Federal's Board of Directors may authorize the issuance of additional authorized shares of First Federal capital stock without further action by First Federal's stockholders. First Federal's Charter does not provide to the stockholders of First Federal preemptive rights to purchase or subscribe to any unissued authorized shares of First Federal capital stock or any option or warrant for the purchase thereof.

    Under First Federal's Charter, no shares of capital stock may be issued to officers, directors or controlling persons of First Federal other than as part of a general public offering or as qualifying shares to a director, unless the issuance or the plan under which such shares would be issued is approved by a majority of the outstanding shares of First Federal.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

    Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all outstanding shares entitled to vote thereon and (ii) the outstanding shares of each class of stock entitled to vote thereon as a class, are required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions voting stock, voting together as a single class.

    The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions' voting stock.

    First Federal. Under OTS regulations and First Federal's Charter, subject to certain exceptions, no amendment or repeal thereof may be made unless first proposed by the Board of Directors and then preliminarily approved by the OTS, which preliminary approval may be granted by the OTS pursuant to regulations specifying pre-approved charter amendments. Under First Federal's Charter, any amendment or repeal of the First Federal Charter must be approved by First Federal stockholders by a majority of the total votes eligible to be cast at a legal meeting. First Federal's Bylaws provide that they may be amended at any time by a majority vote of the full Board of Directors or by a majority of the votes cast by First Federal stockholders at any legal meeting. Certain amendments to First Federal's Bylaws also must be approved by the OTS.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

    Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

    The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board is elected each year, which effectively requires two annual meetings for Regions' stockholders to change a majority of the members of the Board.

    Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions Common Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

    First Federal. Under First Federal's Bylaws, First Federal's Board of Directors is divided into three classes, with each class as nearly equal in number as possible. The directors in each class serve a three-year term, and one class is elected by ballot annually. The effect of the classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for First Federal stockholders to change a majority of the members of the Board. Pursuant to First Federal's Charter, each holder of First Federal Common Stock generally is entitled to one vote for each share of First Federal Common Stock held. First Federal's Charter and Bylaws to not provide to holders of First Federal Common Stock cumulative voting rights with respect to the election of directors.

REMOVAL OF DIRECTORS

    Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions' voting stock.

    First Federal. Pursuant to OTS regulations and First Federal's Charter, any director may be removed for cause by a vote of the holders of the majority of the shares then entitled to vote in an election of directors at a meeting of stockholders called expressly for that purpose.

LIMITATIONS ON DIRECTOR LIABILITY

    Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

    Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

    First Federal. OTS regulations and First Federal's Charter do not provide any limitations on a director's liability.

INDEMNIFICATION

    Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by him in connection therewith.

    First Federal. OTS regulations provide that First Federal will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of First Federal for: (i) any amount for which that person becomes liable under a judgment in such action and (ii) reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing such person's right to indemnification if such person attains a favorable judgment in such enforcement action; provided, however, that any such person will be indemnified only if: (a) a final judgment on the merits is rendered in such person's favor or (b) in case of (1) a settlement, (2) a final judgment against such person, or (3) a final judgment in such person's favor, other than on the merits, if a majority of the disinterested directors of First Federal determines that such person was acting in good faith within the scope of such person's employment or authority as such person reasonably could have perceived it under the circumstances and for a purpose which such person reasonably could have believed under the circumstances was in the best interests of First Federal or its stockholders; and provided, further, that no such indemnification will be made by First Federal unless First Federal gives the OTS at least 60 days' prior notice and the OTS does not object in writing to such indemnification.

    In addition, under OTS regulations, if a majority of the directors of First Federal concludes that, in connection with any action, any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys' fees, arising from the defense or settlement of such action. The directors of First Federal may impose such conditions on a payment of expenses as they deem warranted and in the interests of First Federal. Before making any advance payment of expenses, however, First Federal must obtain an agreement that First Federal will be repaid if the person on whose behalf the payment is made is later determined not to be entitled to such indemnification.

SPECIAL MEETINGS OF STOCKHOLDERS

    Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the Chief Executive Officer, the Secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

    First Federal. Under First Federal's Bylaws, special meetings of the stockholders of First Federal may be called at any time by the Chairman of the Board, the President, or a majority of the Board of Directors and shall be called by the Chairman of the Board, the President, or the Secretary upon the written request of the holders of not less than one-tenth of all outstanding shares of capital stock entitled to vote at the meeting. In addition, however,
Section 8 of the Charter provides that a special meeting of stockholders relating to changes in control of First Federal or amendment of the Charter may be called only by the Board of Directors.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual or special meeting called by the Board of Directors, even if a majority of the stockholders were in favor of such action.

    First Federal. First Federal's Bylaws provide that action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by consent in writing, setting forth the action to be taken, of all stockholders entitled to vote on the matter.

STOCKHOLDER NOMINATIONS AND PROPOSALS

    Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

    First Federal. Nominations of directors shall be made by the Board of Directors not later than 20 days prior to the meeting, and may be made by any stockholder entitled to vote in an election of directors by written notice delivered to First Federal at least five days prior to the meeting date. No other nominations may be made and voted upon at the meeting, unless the Board of Directors shall have failed to act at least 20 days prior to the meeting, in which case nominations may be made at the meeting by any stockholder entitled to vote, and such nominations shall be voted on.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

    Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

    Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

    First Federal. For the period ending March 18, 1996, First Federal's Charter provides that no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of First

Federal Common Stock. In the event shares are acquired in violation of this provision, all shares beneficially owned by any person in excess of 10% are considered "excess shares" and are not counted as shares entitled to vote in connection with any matters submitted to the stockholders for a vote. The Board of Directors has proposed and recommends that the stockholders approve an amendment to the Charter deleting this provision in its entirety. See "Amendment to the Charter of First Federal."

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

    Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding shares of Regions voting stock to effect (i) any merger or consolidation with or into any other corporation or
(ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the full Board after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

    First Federal. OTS regulations provide that most mergers to which First Federal is a party require the approval of the holders of two-thirds of the outstanding shares of First Federal, except that the affirmative vote of a majority of First Federal stockholders is required to approve a merger with an interim thrift for the purpose of forming a thrift holding company.

DISSENTERS' RIGHTS

    Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

    First Federal. The rights of appraisal of dissenting stockholders under OTS regulations, while generally similar to those afforded under the Delaware GCL, differ in certain details. For a full description of the rights of dissenting stockholders under applicable law, see "Description of the Transaction--Dissenters' Rights." The applicable OTS regulation is reproduced as Appendix D to this Proxy Statement/Prospectus.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

    Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

    First Federal. OTS regulations applicable to First Federal provide that any stockholder or group of stockholders holding of record (i) voting shares having a cost of at least $100,000 or constituting at least 1.0% of the total outstanding voting shares, provided, in either case, that such stockholder or group has held those shares of record for at least six months, or (ii) at least 5.0% of the total outstanding voting shares, has the right to examine, with certain exceptions, books and records of account, minutes, and records of stockholders, upon written demand stating a proper purpose. Any First Federal stockholder may inspect a list of the stockholders entitled to vote at an annual or special meeting at any time within the 20 days prior to the meeting or during the meeting. Pursuant to OTS regulations, First Federal may require that the stockholder or stockholders requesting examination furnish First Federal or its transfer agent or registrar with an affidavit to the effect that the examination will not be conducted for any purpose other than the business of First Federal and that the stockholder or stockholders have not offered for sale or helped anyone else sell, and do not intend to sell or help any other person sell, any list of stockholders of First Federal or any other corporation. No stockholder has a right to obtain or review any portion of the books or records of First Federal containing information concerning individual depositors.

DIVIDENDS

    Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary banks. There are various statutory limitations on the ability of Regions' subsidiary banks to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

    First Federal. OTS regulations permit First Federal to pay dividends on its capital stock only from net income, earned surplus, or undivided profits and do not permit First Federal to pay dividends if its capital would thereby be reduced below specified levels, including the amount established by First Federal for a liquidation account in connection with its conversion from mutual to stock form and the capital requirements imposed on First Federal. In addition, the OTS may prohibit any capital distribution that would otherwise be permitted under the regulations, if the OTS determines that such a capital distribution would constitute an unsafe and unsound practice.

                   AMENDMENT TO THE CHARTER OF FIRST FEDERAL

                                  (PROPOSAL 3)

    Section 8A of First Federal's Charter currently provides that no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of an equity security of First

Federal. In the event shares are acquired in violation of section 8A, all shares beneficially owned by any person in excess of 10% are considered "excess shares" and are not counted as shares entitled to vote in connection with any matters submitted to the stockholders for a vote. Section 8A expires on March 18, 1996, five years from the completion of the First Federal mutual to stock conversion.

    To facilitate the Merger, First Federal's Board of Directors, subject to approval by the stockholders, has approved the amendment of First Federal's Charter to delete Section 8A in its entirety. Absent such an amendment to the Charter, the Merger could not be consummated prior to March 18, 1996. In the event the Annual Meeting is adjourned to a date after March 18, 1996, to permit the solicitation of additional proxies or otherwise, the Merger may be effected without amending First Federal's Charter. In the event the Merger is not approved by the stockholders but the Charter amendment is approved, the amendment to the Charter would take effect. Under such circumstances, management of First Federal does not intend to extend Section 8A of the Charter for an additional one-year period.

    Approval of the proposed Amendment to the Charter will require the affirmative vote of a majority of the Bank's outstanding shares of Common Stock.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                   APPROVAL OF THE AMENDMENT TO THE CHARTER.


                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." First Federal Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market and the cash dividends declared per share of Regions Common Stock and First Federal Common Stock for the indicated periods.

    Based on actual transactions of which First Federal management is aware, the transactions of purchase and sale of First Federal Common Stock since January 1, 1993, have occurred in a price range of $13.13 to $15.00 per share. However, over such period there has been only a very limited number of transactions and all such transactions have involved limited numbers of shares in First Federal Common Stock, and no assurance can be given that the stated price range represents the actual market value of the First Federal Common Stock.

                                             REGIONS                      FIRST FEDERAL
                                    PRICE RANGE    CASH DIVIDENDS        CASH DIVIDENDS
                                    -----------       DECLARED              DECLARED
                                   HIGH      LOW     PER SHARE              PER SHARE
                                   ----      ---     ---------              ---------
1994
First Quarter   . . . . . .     $ 33.50   $ 30.13      $ .30                $ 1.15
Second Quarter  . . . . . .       36.13     30.50        .30                   .15
Third Quarter   . . . . . .       36.75     34.63        .30                   .15
Fourth Quarter  . . . . . .       35.00     29.75        .30                   .15

1995
First Quarter   . . . . . .       36.50     31.63        .33                  1.15
Second Quarter  . . . . . .       37.44     34.50        .33                   .15
Third Quarter   . . . . . .       41.25     37.00        .33                   .15
Fourth Quarter  . . . . . .       44.88     39.68        .33                   .15

1996
First Quarter (through
     January 17). . . . . .       44.69     41.38        .35                  1.15

    On January 17, 1996, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of First Federal Common Stock in the last known transaction, which occurred on August 10, 1995, were $41.50 and $15.00, respectively. On September 28, 1995, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of First Federal Common Stock in the last known transaction, which occurred on August 10, 1995, were $40.25 and $15.00, respectively.

    The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

    Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly First Alabama Bank. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

    It has been First Federal's recent practice to pay quarterly cash dividends of $.15 per share and a special annual cash dividend of $1.00 per share. First Federal is not aware of any circumstances that would cause an immediate change in its current practice to pay cash dividends if the Merger is not consummated. However, First Federal's future dividend policy would depend on its results of operations, capital needs, and other factors, and there can be no assurance that First Federal would pay cash dividends indefinitely into the future or as to the amount of cash dividends to be paid.



                              BUSINESS OF REGIONS

GENERAL

    Regions is a regional bank holding company headquartered in Birmingham, Alabama with approximately 283 banking offices in Alabama, Florida, Georgia, Louisiana, and Tennessee. As of September 30, 1995, Regions had total consolidated assets of approximately $13.8 billion, total consolidated deposits of approximately $10.7 billion, and total consolidated stockholders' equity of approximately $1.1 billion. Regions operates commercial bank subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee, a federal stock savings bank subsidiary in Georgia, and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    In Alabama, Regions operates through First Alabama Bank, which at September 30, 1995, had total consolidated assets of approximately $10.4 billion, total consolidated deposits of approximately $7.8 billion, and total consolidated stockholders' equity of approximately $837 million. First Alabama Bank operates 180 banking offices throughout Alabama.

    In Florida, Regions operates through Regions Bank of Florida, which at September 30, 1995, had total consolidated assets of approximately $553 million, total consolidated deposits of approximately $491 million, and total consolidated stockholders' equity of approximately $58 million. Regions Bank of Florida operates 28 banking offices in the panhandle region of Florida.

    In Georgia, Regions operates through (i) Regions Bank of Georgia, (ii) Regions Bank of Rome, and (iii) Regions Bank, FSB, which at September 30, 1995, had total combined assets of approximately $624 million, total combined deposits of approximately $560 million, and total combined stockholders' equity of approximately $49 million. Regions Bank of Georgia operates three banking offices in Columbus, Georgia; Regions Bank of Rome operates two banking offices in Rome, Georgia, and Regions Bank, FSB operates five banking offices in Dalton and Cartersville, Georgia.

    In Louisiana, Regions operates through Regions Bank of Louisiana. At September 30, 1995, Regions Bank of Louisiana had total consolidated assets of approximately $2.2 billion, total consolidated deposits of approximately $1.6 billion, and total consolidated stockholders' equity of approximately $208 million. Regions Bank of Louisiana operates 42 banking offices in Louisiana.

    In Tennessee, Regions operates through Regions Bank of Tennessee, which at September 30, 1995, had total consolidated assets of approximately $491 million, total consolidated deposits of approximately $427 million, and total consolidated stockholders' equity of approximately $44 million. Regions Bank of Tennessee operates 23 banking offices in middle Tennessee.

    Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. On May 2, 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

    Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

    Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS

    1995 Operating Results. For the fourth quarter ended December 31, 1995, Regions reported net income of $44.7 million (or $0.98 per share), representing a 20% increase in net income (and an 11% increase on a per share basis) over the same period of 1994. For the twelve months ended December 31, 1995, Regions reported net income of $172.8 million or $3.75 per share, representing a 10% increase on a per-share basis in net income over 1994. The return on average total assets for 1995 was 1.29%, and the return on average stockholders' equity was 15.81%. At December 31, 1995, the ratio of stockholders' equity to total assets was 8.21%. As of December 31, 1995, Regions had total consolidated assets of approximately $13.7 billion, total consolidated deposits of approximately $10.9 billion, and total consolidated stockholders' equity of approximately $1.1 billion.

    Recently Completed Acquisitions. During the first nine months of 1995, Regions acquired (i) Fidelity Federal Savings Bank, located in Dalton, Georgia, and (ii) First Commercial Bancshares, Inc., located in Chalmette, Louisiana, contributing an aggregate of approximately $479 million in assets, $392 million in loans, and $427 million in deposits to Regions' consolidated balance sheet. Also during such period, Regions acquired Interstate Billing Service, Inc., an accounts receivable factoring company in Decatur, Alabama, with total assets as of the acquisition date of approximately $30 million. For additional information with respect to these acquisitions, see Regions' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995, incorporated herein by reference.

    Since September 30, 1995, Regions acquired from The Prudential Savings Bank a branch banking operation in Cartersville, Georgia (the "Cartersville Acquisition,") in which transaction Regions assumed approximately $57 million in deposits.

    Other Pending Acquisitions. As of the date of this Proxy
Statement/Prospectus, Regions has pending five acquisitions in addition to First Federal, certain aspects of which transactions are set forth below:


                                                                           CONSIDERATION
                                                                       ---------------------
                                                                APPROXIMATE
                                                          ---------------------
                                                                                                 ACCOUNTING
                      INSTITUTION                         ASSET SIZE      VALUE        TYPE      TREATMENT
                      -----------                         ----------      -----        ----      ---------
                                                                  (In millions)
Enterprise National Bank, located in Atlanta,             $     54      $     8        Cash        Purchase
Georgia (the "Enterprise Acquisition")

Metro Financial Corporation, located in Atlanta,               197           28       Regions      Purchase
Georgia (the "Metro Acquisition")                                                     Common
                                                                                       Stock

First National Bancorp, located in Gainesville,              3,112          630       Regions       Pooling
Georgia (the "First National Acquisition")                                            Common          of
                                                                                       Stock       Interests

First Gwinnett Bancshares, Inc., located in                     63           13       Regions      Purchase
Norcross, Georgia (the "First Gwinnett Acquisition")                                  Common
                                                                                       Stock

Delta Bank and Trust Company, located in Belle                 198           34       Regions       Pooling
Chasse, Louisiana (the "Delta Acquisition")                                           Common          of
                                                                                       Stock       Interests
                                                             -----        -----


                                          Totals           $ 3,624       $  713
                                                            ======        =====


    The Enterprise Acquisition, the Metro Acquisition, the First National Acquisition, the First Gwinnett Acquisition, and the Delta Acquisition are referred to in this Proxy Statement/Prospectus as the "Other Pending Acquisitions." Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, and of the stockholders of the institutions to be acquired, with the exception of the First National Acquisition whose stockholders have already approved. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

    Registration of Subordinated Debt Securities. Regions has filed with the SEC a registration statement relating to $200 million of Regions' subordinated debt securities. Under this registration statement, which became effective in July, 1995, Regions may issue on a delayed or continuous basis its subordinated debt securities up to such amount, bearing such interest rates and having such terms as Regions may determine. The net proceeds from the sale of subordinated debt securities, if any, may be used for such general corporate purposes as Regions may determine, including future acquisitions and the repurchase of outstanding shares of Regions Common Stock in the open market.

                        PRO FORMA FINANCIAL INFORMATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                               SEPTEMBER 30, 1995
                                  (UNAUDITED)

    The following unaudited pro forma combined condensed statement of condition presents (i) the historical unaudited consolidated statement of condition of Regions and First Federal at September 30, 1995, (ii) the pro forma combined condensed statement of condition of Regions at September 30, 1995, giving effect to the Merger, assuming such acquisition is accounted for as a purchase, and (iii) the pro forma combined condensed statement of condition of Regions at September 30, 1995, giving effect to the Merger, assuming such acquisition is accounted for as a purchase, and the Other Pending Acquisitions, assuming three of such acquisitions are treated as purchases for accounting purposes and two of such acquisitions are treated as poolings of interests for accounting purposes. See "Business of Regions--Recent Developments--Other Pending Acquisitions." The unaudited pro forma combined condensed statement of condition should be read in conjunction with the historical consolidated financial statements of Regions and First Federal, including the respective notes thereto, which are incorporated by reference or included in this Proxy Statement/Prospectus, and the unaudited pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus and included in Regions' Current Report on Form 8-K dated November 22, 1995. See "Documents Incorporated by Reference," "Summary--Comparative Per Share Data," and "--Summary Pro Forma Financial Data." The pro forma combined condensed statement of condition is not necessarily indicative of the combined condensed financial position that actually would have occurred if the Merger or the Other Pending Acquisitions had been consummated at the date indicated or which may be obtained in the future.

                                                                                                                      REGIONS,
                                                                                                                   FIRST FEDERAL,
                                                                                                                     AND OTHER
                                                                           REGIONS AND                                PENDING
                                                                          FIRST FEDERAL    OTHER                   ACQUISITIONS
                                                               COMBINING   PRO FORMA       PENDING      COMBINING    PRO FORMA
                            REGIONS          FIRST FEDERAL    ADJUSTMENTS   COMBINED     ACQUISITIONS  ADJUSTMENTS    COMBINED
                            -------          -------------    -----------   --------     ------------  -----------    --------
                                                                         (In thousands)
ASSETS
Cash and due from banks .  $   636,158        $      803                  $   636,961    $  151,504                 $   788,465
Interest-bearing deposits
  in other banks  . . . .       14,922             5,116                       20,038        13,066   $  (8,474) c       24,630
Investment securities . .    2,145,891                                      2,145,891       240,455                   2,386,346
Securities available
  for sale  . . . . . . .      887,309            19,415     $ (15,682) a     891,042       723,849     (41,363) a    1,573,528
Trading account assets  .       17,942                                         17,942                                    17,942
Mortgage loans held
  for sale  . . . . . . .       98,046                                         98,046        14,177                     112,223
Federal fund sold and
  securities purchased under
  agreements to resell  .        1,639                                          1,639        99,482                     101,121
Loans, net of
  unearned income . . . .    9,596,673            62,968                    9,659,641     2,290,651                  11,950,292
Allowance for loan losses     (131,426)             (648)                    (132,074)     (29,691)                    (161,765)
Premises and
  equipment, net  . . . .      188,054               936                      188,990        77,889                     266,879
Other real estate . . . .        5,537               860                        6,397        10,000                      16,397
Excess purchase price . .      105,002                           3,210  b     108,212        13,295      24,417  c      145,924
Due from customers on
  acceptances . . . . . .       15,561                                         15,561                                    15,561
Other assets  . . . . . .      266,602               947                      267,549        76,155                     343,704
                            ----------         ---------       -------     ----------     ---------    --------      ----------

        Total assets  . .  $13,847,910        $   90,397     $ (12,472)   $13,925,835    $3,680,832   $ (25,420)    $17,581,247
                            ==========         =========       =======     ==========     =========    ========      ==========

                                                                                                                REGIONS,
                                                                                                             FIRST FEDERAL,
                                                                                                               AND OTHER
                                                                  REGIONS AND                                   PENDING
                                                                 FIRST FEDERAL     OTHER                      ACQUISITIONS
                                                      COMBINING    PRO FORMA      PENDING       COMBINING       PRO FORMA
                              REGIONS  FIRST FEDERAL ADJUSTMENTS   COMBINED     ACQUISITIONS   ADJUSTMENTS      COMBINED
                              -------  ------------- -----------   --------     ------------   -----------      --------
                                                               (In thousands)
LIABILITIES AND
STOCKHOLDERS' EQUITY
Non-interest bearing
  deposits  . . . . . . .  $ 1,461,775    $    441               $  1,462,216    $   420,492                  $  1,882,708
Interest-bearing
  deposits  . . . . . . .    9,280,412      76,534                  9,356,946      2,674,896                    12,031,842
Federal funds purchased
  and securities sold
  under agreements to
  repurchase  . . . . . .    1,216,763                              1,216,763         85,899                     1,302,662
Other borrowed funds  . .      624,240         475                    624,715         99,380                       724,095
Bank acceptances
  outstanding . . . . . .       15,561                                 15,561                                       15,561
Other liabilities . . . .      135,369         475                    135,844         52,610   $   5,600  e        194,054
                            ----------     -------                -----------      ---------    --------       -----------

Total liabilities . . . .   12,734,120      77,925                 12,812,045      3,333,277       5,600        16,150,922
Common stock  . . . . . .       29,704           3  $     (3) b        29,704         27,800      (5,383) c         39,999
                                                                                                 (10,778) d
                                                                                                  (1,344) f
Surplus . . . . . . . . .      418,453       2,703    (2,703) b       418,453        112,039     (20,476) c        522,138
                                                                                                  10,778  d
                                                                                                   1,344  f
Undivided profits . . . .      676,285       9,743    (9,743) b       676,285        205,606           7  c        876,298
                                                                                                  (5,600) e
Less: Treasury and
  unearned restricted
  stock . . . . . . . . .      (14,239)              (15,682) a       (14,239)           (36)    (41,363) a        (14,239)
                                                      15,682  b                                   41,399  c

Unrealized gain (loss) on
  securities available for
  sale, net of tax  . . .        3,587          23       (23) b         3,587          2,146         396  c          6,129
                            ----------     -------   -------      -----------      ---------    --------       -----------

Total stockholders'
  equity  . . . . . . . .    1,113,790      12,472   (12,472)       1,113,790        347,555     (31,020)        1,430,325
                            ----------     -------   -------      -----------      ---------    --------       -----------

Total liabilities and
  stockholders'equity . .  $13,847,910    $ 90,397  $(12,472)    $ 13,925,835    $ 3,680,832   $ (25,420)     $ 17,581,247
                            ==========     =======   =======      ===========      =========    ========       ===========



---------------
(a) To reflect the purchase, in the open market, of 1,404,180 shares of Regions Common Stock, at $40.625 per share, to be reissued in the Merger, the Metro Acquisition, and the First Gwinnett Acquisition.
(b) To reflect the elimination of First Federal's capital accounts in accordance with purchase accounting, and corresponding exchange of 386,014 shares of Regions Common Stock for all the outstanding shares of First Federal Common Stock, assuming a market price of $40.625 per share for Regions Common Stock. The Regions Common Stock exchanged is reflected as being issued from treasury stock. Approximately $3.2 million of excess purchase price will be added as a result of this transaction and is expected to be amortized over 18 years.

(c) To reflect the elimination of the capital accounts of Enterprise, Metro, and First Gwinnett in accordance with purchase accounting, and corresponding exchange of 1,043,937 shares of Regions Common Stock and $8,474,000 for all the outstanding shares of Enterprise, Metro and First Gwinnett common stock, assuming a market price of $40.625 per share for Regions Common Stock. The Regions Common Stock exchanged is reflected as being issued from treasury stock. Approximately $24.4 million of excess purchase price will be added as a result of these transactions and is expected to be amortized over 18 years.
(d) To reflect the issuance of 15,602,040 shares of Regions Common Stock to effect the First National Acquisition. The First National Acquisition will be accounted for as a pooling of interests, therefore the effect upon stockholders' equity will be to increase Regions stockholders' equity by the total equity of First National. The unaudited pro forma financial statements have been prepared assuming Regions will issue 15,602,040 shares of Regions Common Stock in exchange for all the outstanding shares of First National Common Stock. A reclassification from common stock to surplus results from the issuance of the shares.
(e) In connection with its merger with Regions, it is anticipated that First National will take a one-time restructuring charge estimated for purposes of the pro forma financial statements of approximately $6.6 million ($5.6 million net of taxes), prior to or at the time of consummation of the merger. The restructuring charge results from data processing contract termination costs, reductions in the carrying value of unnecessary equipment, severance costs for anticipated staff reductions, additional income taxes related to the recapture of savings and loan bad debt reserves, and other one-time costs directly related to the merger. The effect of the anticipated restructuring charge has been reflected in the pro forma combined condensed statement of condition; however, since the anticipated restructuring charge is nonrecurring, it has not been reflected in the pro forma combined condensed statements of income.
(f) To reflect the issuance of 844,991 shares of Regions Common Stock to effect the Delta Acquisition. The Delta Acquisition will be accounted for as a pooling of interests, therefore the effect upon stockholders' equity will be to increase Regions stockholders' equity by the total equity of Delta. The unaudited pro forma financial statements have been prepared assuming Regions will issue 844,991 shares of Regions Common Stock in exchange for all the outstanding shares of Delta common stock. A reclassification from common stock to surplus results from the issuance of the shares.

                   PRO FORMA COMBINED CONDENSED STATEMENTS OF
                      INCOME FOR REGIONS AND FIRST FEDERAL
                                  (UNAUDITED)

    The following unaudited pro forma combined condensed statements of income have been prepared for the nine months ended September 30, 1995, and for the year ended December 31, 1994, and give effect to the Merger, assuming such acquisition is accounted for as a purchase. First Federal's financial information has been conformed to reflect Regions' fiscal year end of December
31. The unaudited pro forma combined condensed statements of income should be read in conjunction with the historical consolidated financial statements of Regions and First Federal, including the respective notes thereto, which are incorporated by reference or included in this Proxy Statement/Prospectus, and the unaudited consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and included in Regions' Current Report on Form 8-K dated November 22, 1995. See "Documents Incorporated by Reference," "Summary--Comparative Per Share Data," and "--Summary Pro Forma Financial Data." The pro forma combined condensed statements of income are not necessarily indicative of the results that actually would have occurred if the Merger had been consummated at the dates indicated or which may be obtained in

                                                                     NINE MONTHS
                                                                        ENDED                      YEAR ENDED
                                                                    SEPTEMBER 30,                 DECEMBER 31,
                                                                        1995                         1994(1)
                                                                        ----                         ----


                                                                       (In thousands except per share data)
Income Statement Data:
  Total interest income   . . . . . . . . . . . . .                 $ 761,408                     $ 790,287
  Total interest expense  . . . . . . . . . . . . .                   389,869                       352,792
                                                                     --------                      --------

  Net interest income   . . . . . . . . . . . . . .                   371,539                       437,495
  Provision for loan losses   . . . . . . . . . . .                    15,416                        18,926
                                                                     --------                      --------

  Net interest income after loan loss
    provision . . . . . . . . . . . . . . . . . . .                   356,123                       418,569
  Total noninterest income    . . . . . . . . . . .                   117,848                       143,823
  Total noninterest expense   . . . . . . . . . . .                   279,600                       344,600
  Income tax expense  . . . . . . . . . . . . . . .                    66,089                        71,365
                                                                     --------                      --------

  Net income  . . . . . . . . . . . . . . . . . . .                 $ 128,282                     $ 146,427
                                                                     ========                      ========



  Net income per share  . . . . . . . . . . . . . .                 $    2.78                     $    3.41
                                                                     ========                      ========




  Average common shares outstanding . . . . . . . .                    46,212                        42,906

-------------
(1) Reflects the combined information of Regions for the fiscal year ended December 31, 1994, and First Federal for the four quarters ended December 31, 1994.

         PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR REGIONS,
                 FIRST FEDERAL, AND OTHER PENDING ACQUISITIONS
                                  (UNAUDITED)

     The following unaudited pro forma combined condensed statements of income for the nine months ended September 30, 1995, and for the year ended December 31, 1994, give effect to the Merger, assuming such acquisition is accounted for as a purchase, and the Other Pending Acquisitions, assuming three of such acquisitions are treated as purchases and two of such acquisitions are treated as poolings of interests for accounting purposes and assuming each of such acquisitions had been consummated on January 1, 1994. The following unaudited pro forma combined condensed statements of income for the years ended December 31, 1993 and 1992 give effect to the First National Acquisition and the Delta Acquisition, assuming such acquisitions are treated as poolings of interests for accounting purposes and had been consummated on January 1, 1992. The unaudited pro forma combined condensed statements of income should be read in conjunction with the historical consolidated financial statements of Regions and First Federal, including the respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus, and the unaudited consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and included in Regions' current Report on Form 8-K dated November 22, 1995. See "Documents Incorporated by Reference," "Summary--Comparative Per Share Data," and "--Summary Pro Forma Financial Data." The pro forma combined condensed statements of income are not necessarily indicative of the results that actually would have occurred if the Merger had been consummated at the dates indicated or which may be obtained in the future.




                                                        NINE MONTHS
                                                           ENDED               YEAR ENDED DECEMBER 31,
                                                       SEPTEMBER 30,     ----------------------------------
                                                           1995          1994          1993            1992
                                                           ----          ----          ----            ----

                                                                (In thousands except per share data)
Income Statement Data:
  Total interest income   . . . . . . . . . . . . .   $    968,527   $ 1,027,388    $   760,157   $    748,414
  Total interest expense  . . . . . . . . . . . . .        488,041       451,868        300,143        328,421
                                                           -------       -------        -------        -------

  Net interest income   . . . . . . . . . . . . . .        480,486       575,520        460,014        419,993
  Provision for loan losses . . . . . . . . . . . .         17,670        21,349         25,315         39,937
                                                           -------       -------        -------        -------

  Net interest income after loan loss
    provision . . . . . . . . . . . . . . . . . . .        462,816       554,171        434,699        380,056
  Total noninterest income  . . . . . . . . . . . .        143,483       176,061        167,164        151,843
  Total noninterest expense . . . . . . . . . . . .        372,044       463,570        387,234        349,006
  Income tax expense  . . . . . . . . . . . . . . .         78,446        84,922         67,690         57,116
                                                           -------       -------        -------        -------

  Income before cumulative effect of
    change in accounting principle
    and extraordinary item  . . . . . . . . . . . .   $    155,809   $   181,740    $   146,939   $    125,777
                                                           =======       =======        =======        =======

  Income before cumulative effect of
    change in accounting principle and
    extraordinary item per share  . . . . . . . . .   $       2.49   $      3.08    $      2.77   $       2.42
                                                           =======       =======        =======        =======

  Average common shares outstanding   . . . . . . .         62,610        59,051         52,998         52,049

               FIRST FEDERAL MANAGEMENTS' DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



GENERAL

    First Federal (or the "Bank") was chartered in 1956 as a federally chartered mutual savings and loan association. In March, 1991, the Bank converted to a federally chartered stock savings bank. This report describes the operations of First Federal for the twelve months period ended September 30, 1995. First Federal's principal office is located in Cedartown, Georgia. The Bank also operates a full service branch in Rockmart, Georgia. Since 1956, First Federal's deposits have been insured to the applicable limits by the Federal Savings and Loan Insurance Corporation, now the Savings Association Insurance Fund which is managed by the Federal Deposit Insurance Corporation.

    First Federal is primarily engaged in the business of attracting deposits from the general public and making loans secured by residential real estate. The Bank, to a lesser extent, also makes consumer, construction, commercial and residential real estate development loans. In addition, a portion of its assets are invested in government securities.

    On September 29, 1995, First Federal's Board of Directors and Regions Financial Corporation entered into a definitive agreement by which Regions will acquire all of the outstanding stock of First Federal in a tax-free exchange of stock. The transaction is subject to approval by First Federal stockholders and by regulatory authorities.

    First Federal's results of operations are primarily dependent upon its net interest income, which is the difference between its interest income from its assets, chiefly loans and investments, and its interest expense on its liabilities, primarily deposits and borrowings. Interest income is a function of the average balances of loans and investments outstanding during the period and average rates paid on such deposits and borrowings. To a lesser extent, First Federal's profitability is also affected by the level of other income and expenses. Other income consists principally of loan fees and service charges on deposit accounts. Other expenses consist of compensation and related benefits, occupancy related expenses, data processing, deposit insurance premiums and other operating expenses. The operations of First Federal are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies. First Federal's cost of funds is influenced by interest rates in competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered.

MARKET AREA

    The primary market area for First Federal consists of Polk County and the cities of Cave Spring and Taylorsville located in northwest Georgia. The home office of the Bank is in Cedartown, Polk County, Georgia, which is approximately 60 miles northwest of Atlanta, Georgia. The latest United States Census listed the population of Polk County to be 33,815; Cave Springs to be 950; and Taylorsville to be 269 representing, within the trade area, a 10.5% increase in population since the 1980 census. First Federal's market area is susceptible to general industrial, manufacturing and agricultural downturns. Polk County's population has remained relatively stable in recent years.

FINANCIAL CONDITION

    At September 30, 1995, the net worth of First Federal totaled $12,472,099. First Federal continues to be in compliance with regulatory capital requirements with tangible, core and risk-based capital exceeding the Bank's current regulatory capital requirements by approximately $11,031,377, $9,673,046 and $9,111,923, respectively.

    Total assets increased by $12,319,590 from $78,077,646 at September 30, 1994 to $90,397,236 at September 30, 1995. This increase was due in part by the increase in loans receivable, plus normal cash flows which were utilized in part to acquire interest-bearing assets. Investment securities, which include U.S. Government and federal agency securities, municipal bonds and mortgage-backed securities increased from $14,218,425 as of September 30, 1994 to $19,414,957 as of September 30, 1995. Other interest-bearing deposits increased by approximately $4 million in the 1995 fiscal year.

    Deposits increased by $11,731,533 from $65,243,766 at September 30, 1994 to $76,975,299 at September 30, 1995. This increase is principally due to management's decision to pay interest rates slightly above the local market rates to attract new deposits and increase market share. During the fiscal year ended September 30, 1995, one bank sold its Cedartown branch including deposits to an existing local bank. Also, another Polk County bank opened a branch office in Cedartown. These changes in local market conditions brought about an opportunity for First Federal to attract new deposit accounts and prompted management's decision to pay higher interest rates. First Federal used the increased deposits to fund loans and to purchase investment securities.

LIQUIDITY AND CAPITAL RESOURCES

    First Federal's principal sources of funds are cash receipts from savings deposits, loan repayments by borrowers and net income. First Federal has an agreement with the Federal Home Loan Bank of Atlanta to provide cash advances, should the need for additional funds be required. First Federal has no outstanding borrowed funds at this time.

    For regulatory purposes, liquidity is measured as a ratio of cash and certain investments to withdrawable savings. The minimum level of liquidity required by regulation is presently 5%. The liquidity ratio of First Federal at September 30, 1995 was approximately 22.48%.

    First Federal's goals with respect to liquidity are to insure that sufficient funds are available to meet current operating requirements and to provide reserves against unforeseen liquidity requirements. Management of First Federal continually reviews its liquidity position.

    At September 30, 1995, First Federal had approximately $1,117,800 in loan commitments outstanding.

    OTS minimum regulatory capital standards for savings institutions are: (a) tangible capital (principally retained earnings and excluding most intangible assets) of 1.5% of adjusted total assets; (b) core capital of 3% of adjusted total assets; and (c) a risk-based capital requirement similar to that adopted by the Office of the Comptroller of the Currency for national banks consisting of 8% of the value of total risk-weighted assets.

    The following table represents the regulatory capital positions of First Federal at September 30, 1995:

                                                                                               % OF
                                                                             AMOUNT           ASSETS
                                                                             ------           ------
Core Capital                                                              $12,389,709          13.71%
Minimum core capital requirement                                            2,716,663           3.00
                                                                          -----------         ------
Excess                                                                    $ 9,673,046          10.71%

Tangible Capital                                                           12,389,709          13.71
Minimum tangible capital requirement                                        1,358,332           1.50
                                                                          -----------         ------
Excess                                                                    $11,031,377          12.21%

Risk-based Capital                                                         12,902,120          27.23
Minimum risk-based capital requirement                                      3,790,197           8.00
                                                                          -----------         ------
Excess                                                                    $ 9,111,923          19.23%

ASSET/LIABILITY MANAGEMENT

    First Federal manages its interest rate sensitivity and asset/liability products through the Executive Committee, comprised of four members of the Board of Directors. The Executive Committee determines asset/liability composition and pricing strategies and monitors the potential impact of the interest rate risk and earnings consequences of such strategies and makes recommendations to the Board of Directors. First Federal's principal strategies to reduce its interest rate risks are (i) the origination of adjustable rate loans and (ii) competitive and rational pricing of deposit products.

    Since, 1983, First Federal has originated one-year adjustable rate mortgages ("ARMs") secured by one to four family residential real estate and the origination of consumer and other loans with greater interest rate sensitivities than long-term fixed rate residential mortgage loans. Because interest rates on ARMs adjust at specified intervals in accordance with contractual terms and market interest rates frequently change, the interest rates on ARMs do not always directly correspond with market interest rates. The earnings of the bank are sensitive to significant interest rate changes because the Bank maintains approximately 11.03% of its mortgage portfolio in fixed rate mortgages.

    Liability management, in the form of adjusting interest rates and deposit terms to prevailing market conditions, also plays a significant role in First Federal's asset/liability management policy. During periods of high interest rates, management believes it is prudent to offer competitive rates on long-term deposits and less competitive rates for short-term deposits. This posture allows First Federal to place deposit liabilities in less interest rate sensitive products.

    The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding as of September 30, 1995 which are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are primarily included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities and information prepared on a basis consistent with the OTS's September 30, 1995 estimated projected repayments of loans and mortgage-backed securities with specified characteristics. First Federal's passbook accounts, checking accounts and money market deposit accounts, which generally are subject to immediate withdrawal, are included in the various categories based upon the OTS's Report Assumptions for September 30, 1995.

    Certain shortcomings are inherent in the method of analysis presented in the following table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees or at different points in time to changes in market interest rates. Additionally, certain assets, such as ARMs, have features which restrict changes in interest rates both on a short-term basis or over the life of the asset. Moreover, prepayment rates, early withdrawal levels and the ability of borrowers to service their debt, among other factors, may change significantly from the assumptions used in the table in the event of a change in interest rates.

                                                          At September 30, 1995
                                                        Maturing or Repricing in
                                        -----------------------------------------------------------
                                        1 Year                                      10 or
                                        or less  1-3 Years  3-5 Years  5-10 Years More Years  TOTAL
                                        -------  ---------  ---------  ---------- ----------  -----
                                                              (In thousands)
Interest earning assets:

First mortgage loans:
  Adjustable and
    balloon . . . . . . . . . .       $42,483    $ 5,221     $2,812    $   48         --   $50,564
  Fixed-rate  . . . . . . . . .           239        349        677     2,790      1,602     5,657
  Construction  . . . . . . . .           808         --         --        --         --       808
Mortgage-backed
  securities  . . . . . . . . .           183        680         --     1,832      2,646     5,341
Commercial and
  consumer loans  . . . . . . .         1,441      1,133      1,089       370         46     4,079
Other loans . . . . . . . . . .         2,325        222         --        --         --     2,547
Investment securities . . . . .         3,405      5,442      4,508        --         --    13,355
Other interest earning assets .         5,836         --         --        --         --     5,836
                                       ------     ------      -----     -----     ------    -------

    Total interest-
      earning assets  . . . . .        56,720     13,047      9,086     5,040      4,294    88,187
                                       ------     ------      -----     -----     ------    ------


Interest-bearing liabilities:

Deposits:
  Passbook  . . . . . . . . . .         3,885         --         --        --         --     3,885
    NOW, super
      NOW, checking
      and money
      market  . . . . . . . . .        12,268         --         --        --         --    12,268
  Time deposits . . . . . . . .        35,004     22,778      3,040        --         --    60,822


Borrowings:
  FHLB advances . . . . . . . .            --         --         --        --         --        --
                                       ------     ------      -----     -----     ------    ------

    Total interest-bearing
      liabilities . . . . . . .        51,157     22,778      3,040        --         --    76,975
                                       ------     ------      -----     -----     ------    ------

Interest sensitivity
gap period  . . . . . . . . . .         5,563     (9,731)     6,046     5,040      4,294    11,212
                                       ------     ------      -----     -----     ------    ------

Cumulative interest
sensitivity gap . . . . . . . .       $ 5,563    $(4,168)    $1,878    $6,918    $11,212   $11,212
                                       ======     ======      =====     =====     ======    ======

Cumulative gap
to total assets . . . . . . . .          7.12%     (5.34)%     2.41%     8.86%     14.36%    14.36%

Average Balance Sheet

    The following table sets forth for the fiscal years indicated information regarding: (i) the total dollar amounts of interest income from interest-earning assets and the resulting average yields; (ii) the total dollar amounts of interest expense from interest-bearing liabilities and the resulting average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest-earning assets; (vi) the net yield earned on interest-earning assets; and (vii) the ratio of total interest-earning assets to total interest-bearing liabilities. Average balances have been calculated on a monthly basis. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.







                                    September 30, 1995         September 30, 1994         September 30, 1993
                                   ---------------------      ---------------------      --------------------
                                   Average  Annual Yield/     Average   AnnualYield/     Average  AnnualYield/
Interest-earning assets:           Balance Interest Cost      Balance  InterestCost      Balance InterestCost
                                   ------- -------- ----      -------  ------------      ------- ------------
  Loans receivable, including
    mortgage-backed securities,
    net                           $61,233   $4,908  8.02%    $59,618    $4,690  7.87%   $62,517   $5,188  8.30%
  Investment securities            19,930    1,148  5.76      14,062       698  4.96      7,020      330  4.69
                                   ------    -----            ------     -----           ------    -----

    Total interest-earning assets  81,163    6,056  7.46      73,680     5,388  7.24     69,537    5,518  7.94
  Non-interest-earning assets       3,075        -             2,861         -            2,787        -
                                   ------    -----            ------     -----           ------    -----

    Total assets                  $84,238   $6,056           $76,541    $5,388          $72,324   $5,518
                                   ======    =====            ======     =====           ======    =====

Interest-bearing liabilities:
  Deposits                        $71,110   $3,471  4.88%    $64,038    $2,603  4.06%   $61,137   $2,775  4.54%
  FHLB advances                         -        -                 -         -                -        -
                                   ------    -----            ------     -----           ------    -----

    Total interest-bearing
      liabilities                  71,110    3,471  4.88      64,038     2,603  4.06     61,137    2,775  4.54
Non-interest-bearing liabilities    1,055        -             1,139         -            1,238        -
                                   ------    -----            ------     -----           ------    -----

    Total liabilities              72,165    3,471            65,177     2,603           62,375    2,775
    Retained earnings and
       stockholders' equity        12,073        -            11,364         -            9,949        -
                                   ------    -----            ------     -----           ------    -----

    Total liabilities and
      stockholders' equity        $84,238   $3,471           $76,541    $2,603          $72,324   $2,775
                                   ======    =====            ======     =====           ======    =====

Net interest income/interest
  rate spread                                2,585  2.58%                2,785  3.18%              2,743  3.40%
Net interest-earning assets
  /net yield on interest-
  earning assets                   10,053           3.19%      9,642            3.78%     8,400           3.94%
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities     114.14%                    115.06%                    113.74%

Rate/Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected First Federal's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) change in rate-volume (change in rate multiplied by change in volume).



                                                             Fiscal Years Ended September 30,
                                        ---------------------------------------------------------------------
                                                  1994 vs. 1995                        1993 vs. 1994
                                            Attributable to Change in            Attributable to Change in
                                        ---------------------------------------------------------------------
                                         Rate/    Rate/
                                         Volume    Rate    Volume   Total     Volume    Rate   Volume   Total
                                         ------    ----    ------   -----     ------    ----   ------   -----
Changes in:
Interest income:
  Loan portfolio  . . . . . . . . .       $171    $  42     $  2    $ 215       $ 87  $(319)  $  (6)   $(238)
  Investments and interest-
    bearing deposits  . . . . . . .        420       20       12      452        116     (6)     (1)     109
                                           ---     ----      ---     ----        ---   ----    ----     ----

Total interest income . . . . . . .        591       62       14      667        203   (325)     (7)    (129)


Interest expense:
  Deposits  . . . . . . . . . . . .        467      339       61      867        107   (269)    (10)    (172)
  FHLB advances . . . . . . . . . .         --       --       --       --         --     --      --       --
                                           ---     ----      ---     ----        ---   ----    ----     ----

Total interest expense  . . . . . .        467      339       61      867        107   (269)    (10)    (172)

Net interest income (expense) . . .       $124    $(277)    $(47)   $(200)      $ 96  $ (56)  $   3    $  43
                                           ===     ====      ===     ====        ===   ====    ====     ====

Yields Earned and Rates Paid

The following table sets forth consolidated information for First Federal with respect to yields on loans and investments and cost of funds on deposits, FHLB advances and borrowings during the periods indicated. Loan origination and commitment fees are excluded. Weighted average computations utilize month-end balances.

                                                                              During Fiscal Years
                                                                              Ended September 30,
                                                                     ---------------------------------------
                                                                     1995            1994              1993
                                                                     ----            ----              ----
Weighted average yield on loans . . . . . . . . . . . . . . . . .   7.74 %            7.60 %            8.36 %

Weighted average yield on investments . . . . . . . . . . . . . .   5.91              5.46              5.36

Weighted average yield on mortgage-
backed securities . . . . . . . . . . . . . . . . . . . . . . . .   5.76              4.75              6.88

Combined weighted average yield on loans,
investments and mortgage-backed securities  . . . . . . . . . . .   7.38              7.20              8.02

Weighted average rate paid on deposits  . . . . . . . . . . . . .   4.90              4.09              4.79

Weighted average rate paid on FHLB advances
and other borrowings  . . . . . . . . . . . . . . . . . . . . . .      -                 -                 -

Combined weighted average rate paid on
deposits, FHLB advances and other borrowings  . . . . . . . . . .   4.90              4.09              4.79

Interest rate spread (spread between combined
weighted average yield on loans, investments
and mortgage-backed securities and combined
weighted average rate paid on deposits, FHLB
advances and other borrowings)  . . . . . . . . . . . . . . . . .   2.48              3.11              3.23

Net yield on average interest-earning assets
(net interest income as a percentage of average
interest-earning assets)  . . . . . . . . . . . . . . . . . . . .   3.22              3.71              3.96


ASSET QUALITY

    First Federal's collection procedures provide that notices are sent to borrowers when the loan becomes delinquent 15 days. A series of collection letters and/or phone calls are used to contact the borrower once the loan becomes delinquent 30 days. If the delinquency continues, subsequent efforts are made to contact and request payment from the delinquent borrower. In certain instances, First Federal may develop a repayment schedule with the borrower to enable the borrower to restructure his or her financial affairs.

    If the loan continues in a delinquent status, First Federal will initiate foreclosures proceedings. All property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as "real estate owned", a component of non-performing assets, until such time as it is sold or otherwise disposed of by First Federal. At September 30, 1995, First Federal had $859,704 in real estate owned as a result of foreclosure and in-substance foreclosure. The properties include two office buildings and vacant land located in Macon, Georgia; a shopping center located in Warner Robins, Georgia; and a strip shopping center located in

Milledgeville, Georgia. These properties were foreclosed through Empire Financial Services, Inc. and were participation loans.

    OTS regulations require that each insured institution classify its own assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets, and, if appropriate, classify them. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to its Supervisory Examiner. Problem assets may be classified as "substandard," "doubtful" or "loss." An asset will be classified as substandard if it is determined to involve a distinct possibility that the insured institution may sustain some loss if deficiencies associated with a loan, such as inadequate documentation, are not corrected. An asset will be classified as doubtful if full collection is highly questionable or improbable. An asset will be classified as loss if it is considered uncollectible, even if a partial recovery may be expected in the future. There is also a "special mention" category, described as assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification but which do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified as loss, then an insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified as loss or charge off such amount.

    As required by current regulations, First Federal has in place a classification of assets policy which requires the Board of Directors to review at least quarterly the adequacy of the general and specific valuation allowances. The purpose of the review is primarily to ascertain the reasonableness and adequacy of First Federal's reserve for loan losses. The general valuation allowance is provided to properly reflect the collectability of the loan portfolio as a whole. The general allowance is based on such factors as First Federal's historical loan loss experience, trends in loan portfolio volume and composition, an evaluation of economic conditions and regular monthly reviews of loan delinquencies. The specific valuation allowance includes 100% of the amount of First Federal's assets, including loans that are classified as loss, or the assets to be charged off First Federal's books and interest on loans that are contractually past due 90 days or more. At September 30, 1995, First Federal had a general valuation allowance for loan losses of $648,000, but did not have any specific valuation allowance. All delinquent assets are reviewed by the Board of Directors at their regular monthly meeting. At September 30, 1995, First Federal had charged off two loans totaling $2,319. There were no loans classified as loss. Loans classified as substandard totaled $671,139. The amount of $663,105 is made up of loans that are secured by 1-4 family dwelling units located in Polk County. The remaining $8,034 is made up of home improvement loans or loans secured by automobiles.

Delinquent Loans

At September 30, 1993, 1994, 1995, delinquencies in First Federal's loan portfolio were as follows:


                                                                            Delinquent        As a Percentage
                                                                               Loans          of Total Loans
                                                                          ---------------     --------------
                                                                      (Dollars in thousands)
   At September 30,
         1995
      60-89 Days
      ----------

Number of loans . . . . . . . . . . . . . . . . . . . . . . .                    29
Principal balance of loans  . . . . . . . . . . . . . . . . .                $  580                0.90%

    90 Days or more
    ---------------

Number of loans . . . . . . . . . . . . . . . . . . . . . . .                    40
Principal balance of loans  . . . . . . . . . . . . . . . . .                $  650                1.00


         1994

      60-89 Days
      ----------

Number of loans . . . . . . . . . . . . . . . . . . . . . . .                    27
Principal balance of loans  . . . . . . . . . . . . . . . . .                $  429                0.71

    90 Days or more
    ---------------

Number of loans . . . . . . . . . . . . . . . . . . . . . . .                    36
Principal balance of loans  . . . . . . . . . . . . . . . . .                $1,708                2.84


         1993

      60-89 Days
      ----------

Number of loans . . . . . . . . . . . . . . . . . . . . . . .                    37
Principal balance of loans  . . . . . . . . . . . . . . . . .                $  758                1.28

    90 Days or more
    ---------------

Number of loans . . . . . . . . . . . . . . . . . . . . . . .                    42
Principal balance of loans  . . . . . . . . . . . . . . . . .                $1,372                2.32

The table below sets forth the aggregate amount of loans that were contractually past due 60 days or more as to principal or interest payments, restructured loans and nonperforming assets as of the dates indicated.

                                                                                 At September 30,
                                                                         --------------------------------
                                                                             1995                  1994
                                                                             ----                  ----

                                                                              (Dollars in thousands)
Delinquent loans (90 days or more
  due and nonaccruing)  . . . . . . . . . . . . . . . . . . .            $      650            $    1,708
Delinquent loans (60-89 days due) . . . . . . . . . . . . . .                   580                   429
Restructured loans  . . . . . . . . . . . . . . . . . . . . .                     -                   628
                                                                             ------                ------

Total . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 1,230                 2,765
                                                                             ------                ------

Nonperforming assets:
  Nonperforming loans . . . . . . . . . . . . . . . . . . . .                   650                 1,708
  Real estate acquired
    through foreclosure . . . . . . . . . . . . . . . . . . .                   860                    25
                                                                             ------               -------

Total nonperforming assets  . . . . . . . . . . . . . . . . .            $    1,510            $    1,733
                                                                             ======                ======


Interest due on nonaccruing loans
  (90 days or more past due)  . . . . . . . . . . . . . . . .            $       22            $      138
                                                                             ======               =======

Ratio of nonperforming assets to total
  gross loans and real estate
  acquired through foreclosure  . . . . . . . . . . . . . . .                  1.03%                 2.77%
                                                                             ======               =======

Ratio of allowance for loan
  losses to nonperforming loans . . . . . . . . . . . . . . .                 99.69%                38.08%
                                                                             ======               =======


                                                              At September 30,              At September 30,
                                                                    1995                          1994
                                                             ------------------           --------------------

                                                                          % Loans                     % Loans
                                                                         to Gross                    to Gross
                                                            Amount         Loans         Amount        Loans
                                                           --------       ------         ------      --------
Allocation of allowance for loan losses:                                  (Dollars in thousands)
Permanent residential mortgage
  loans . . . . . . . . . . . . . . . . . . . . . .     $      493         76.08%      $    330          50.93%
Real estate construction loans  . . . . . . . . . .             17          2.62             --           0.00
Commercial real estate loans  . . . . . . . . . . .             79         12.19            288          44.44
Home equity and consumer loans  . . . . . . . . . .             59          9.10             32           4.94
Unallocated allowances  . . . . . . . . . . . . . .             --            --             --             --
                                                             -----      --------          -----         ------

Total allowance for loan losses . . . . . . . . . .     $      648        100.00%      $    650         100.00%
                                                             =====      ========          =====         ======

The following table sets forth an analysis of First Federal's allowance for loan losses for the periods indicated:


                                                                             At September 30,
                                                         ----------------------------------------------------
                                                                  1995             1994              1993
                                                                  ----             ----              ----
                                                                          (Dollars in thousands)
Balance at beginning of year  . . . . . . . . . . . .     $        650      $       727       $       794
Loan charge-offs:
  Mortgage  . . . . . . . . . . . . . . . . . . . . .               --               --                --
  Commercial  . . . . . . . . . . . . . . . . . . . .               --               --                --
  Consumer  . . . . . . . . . . . . . . . . . . . . .                2               --                --
                                                                  ----             ----              ----

Total charge-offs . . . . . . . . . . . . . . . . . .                2               --                --

Recoveries
  Mortgage  . . . . . . . . . . . . . . . . . . . . .               --               --                --
  Commercial  . . . . . . . . . . . . . . . . . . . .               --               --                --
  Consumer  . . . . . . . . . . . . . . . . . . . . .               --               --                --
                                                                  ----             ----              ----

Total recoveries  . . . . . . . . . . . . . . . . . .               --               --                --

Net loans charged off . . . . . . . . . . . . . . . .                2               --                --
Provision for loan losses . . . . . . . . . . . . . .               --              (77)              (67)
                                                                  ----             ----              ----

Balance at end of year  . . . . . . . . . . . . . . .     $        648      $       650       $       727
                                                                  ====             ====              ====



Ratio of net charge-offs to
  average loans outstanding
  during the year . . . . . . . . . . . . . . . . . .             0.03%            0.00 %            0.00 %


Ratio of allowance for loan
  losses to total loans outstanding
  at the end of the year  . . . . . . . . . . . . . .             1.04%            1.16 %            1.38 %



COMPARISON OF THE FISCAL YEARS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994

NET INCOME

    First Federal's net income was $1,093,635 for the year ended September 30, 1995, a decrease of $315,870 from $1,409,505 for the year ended September 30, 1994. This decrease was due principally to an increase in interest expense which was $3,470,714 at September 30, 1995 as compared to $2,602,855 at September 30, 1994. There was also an increase in non-interest expense of $375,249 from $1,200,925 to $1,576,174 at September 30, 1995.

INTEREST INCOME

    Interest income increased by $667,276 from $5,388,229 for the year ended September 30, 1994 to $6,055,505 for the year ended September 30, 1995. The increase was due primarily to an increase in loans receivable and also to an increase in interest-earning investment securities.

INTEREST EXPENSE

    Interest expense increased by $867,859 from $2,602,855 at September 30, 1994 to $3,470,714 at September 30,1995. This increase is principally due to increased deposits, as well as an increase in interest rates paid on deposits.

PROVISION FOR LOAN LOSSES

    In establishing its provision for loan losses, management reviews loans for which full repayment may not be reasonably assured and considers, among other matters, the estimated net realizable value of the underlying collateral. In accordance with the Bank's Classification of Assets Policy, management performs a detailed monthly review and critical analysis which determines the percentage of risk and the amount needed in loan loss provisions. Based upon this review and these calculations, the loan loss reserve balance was determined to be adequate for the fiscal year ended September 30, 1995. The balance of the loan loss reserve at September 30, 1995 was $648,103 which was 1.04% of outstanding loans.

OTHER INCOME

    Non-interest income increased by $155,103 from $396,892 for the year ended September 30, 1994 to $551,995 for the year ended September 30, 1995. The increase was principally due to a gain which resulted from the sale of foreclosed real estate in the amount of $69,872, an increase of $60,585 from the $9,287 at September 30, 1994.

OTHER EXPENSES

    Non-interest expenses increased by $375,249 from $1,200,925 for the year ended September 30, 1994 to $1,576,174 for the year ended September 30, 1995. This increase was partly due to an increase in compensation and benefits from $450,220 at September 30, 1994 to $608,718 at September 30, 1995. Other
non-interest expense also showed an increase of $158,588 from $399,522 at September 30, 1994 to $558,110 at September 30, 1995. This increase was partly attributable to approximately $55,000 in expenses incurred involving First Federal's merger agreement with Regions Financial Corporation.

INCOME TAXES

    Income tax expense decreased from $648,847 for the year ended September 30, 1994 to $466,977 for the year ended September 30, 1995 due to a lower taxable income.


 COMPARISON OF THE FISCAL YEARS ENDED SEPTEMBER 30, 1994 AND SEPTEMBER 30, 1993

NET INCOME

    First Federal's net income was $1,409,505 for the year ended September 30, 1994, a decrease of $54,495 from $1,464,000 for the year ended September 30, 1993. This decrease was due principally to non-interest income which was $396,892 at September 30, 1994 as compared to $760,751 at September 30, 1993. A gain resulted during fiscal year ended September 30, 1993 from the sale of 9,552 shares of Federal Home Loan Mortgage Corporation Stock in the amount of $482,000.

INTEREST INCOME

    Interest income decreased by $129,087 from $5,517,316 for the year ended September 30, 1993 to $5,388,229 for the year ended September 30, 1994. The decrease was due primarily to lower interest rates on loans and thus less interest income on loans receivable.

INTEREST EXPENSE

    Interest expense decreased by $172,260 from $2,775,115 at September 30, 1993 to $2,602,855 at September 30, 1994 due to lower interest rates paid on deposits.

PROVISION FOR LOAN LOSSES

    In establishing its provision for loan losses, management reviews loans for which full repayment may not be reasonably assured and considers, among other matters, the estimated net realizable value of the underlying collateral. In accordance with the Bank's Classification of Assets Policy, management performs a detailed monthly review and critical analysis which determines the percentage of risk and the amount needed in loan loss provisions. Based upon this review and these calculations, the loan loss reserve balance was determined to be more than necessary and was decreased $77,000 during the fiscal year ended September 30, 1994. The balance of the loan loss reserve at September 30, 1994 was $650,422, which was 1.16% of outstanding loans.

OTHER INCOME

    Non-interest income decreased by $363,859 from $760,751 for the year ended September 30, 1993 to $396,892 for the year ended September 30, 1994. The decrease was principally due to the sale of 9,552 shares of Federal Home Loan Mortgage Stock which resulted in a gain of $482,000 during fiscal year ended September 30, 1993 while there were no securities sold in fiscal year ended September 30, 1994.

OTHER EXPENSES

    Non-interest expenses decreased by $65,333 from $1,266,258 for the year ended September 30, 1993 to $1,200,925 for the year ended September 30, 1994. This decrease was partly due to a decrease in compensation and benefits from $534,340 at September 30, 1993 to $450,220 at September 30, 1994. The decrease in compensation and benefits was due to the movement from an underfunded pension plan at September 30, 1993 to an overfunded pension plan at fiscal year ended September 30, 1994. Expense on occupancy and equipment and other non-interest expense also showed a slight decrease.

INCOME TAXES

    Income tax expense decreased from $813,194 for the year ended September 30, 1993 to $648,847 for the year ended September 30, 1994 due to a lower taxable income.

                           BUSINESS OF FIRST FEDERAL

GENERAL

    First Federal is a federal stock savings bank organized under the laws of the United States, with its principal executive office located in Cedartown, Georgia. First Federal provides a range of retail banking services through two offices in Polk County, Georgia. At September 30, 1995, First Federal had total consolidated assets of approximately $90.4 million, total consolidated deposits of approximately $77.0 million, and total consolidated stockholders' equity of approximately $12.5 million. First Federal's principal executive office is located at 120 North Main Street, Cedartown, Georgia, 30125 and its telephone number at such address is (770) 748-1820.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

    The following table sets forth for the fiscal year ended September 30, 1995 certain information as to the total cash compensation received by the executive officer of First Federal. No officer of First Federal received compensation in excess of $100,000 during fiscal year 1995.

                           Summary Compensation Table




                                          ANNUAL COMPENSATION           LONG TERM COMPENSATION
                                        ------------------------  ----------------------------------
                                                                           AWARDS        PAYOUTS
                                                            OTHER    ------------------  -------      ALL
                                                            ANNUAL    RESTRICTED                     OTHER
                                                         COMPENSATION    STOCK  OPTIONS/   LTIP   COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR  SALARY(1)  BONUS     (2)        AWARDS  SAR (NO.) PAYOUTS     (3)
---------------------------       ----  ---------  ----- ------------   ------  --------- ------- ------------
Larry W. Dooley                   1995  $81,868     -0-   $5,165          n/a      -0-     n/a       $3,166
     President                    1994   80,269     -0-    5,055          n/a      -0-     n/a        2,982
     and Director                 1993   78,173     -0-    4,782          n/a      -0-     n/a        2,543


---------------------------
(1)  Includes director's fees and committee fees.
(2)  Car Allowance, and Optimist Club and Cherokee Golf and Country Club dues.
(3)  Contributions to defined benefit pension plan.



    Pension Plan. First Federal maintains a tax-qualified defined benefit pension plan (the "Pension Plan"). All regular employees of First Federal are eligible to participate upon meeting certain age and service requirements. The Pension Plan is administered by a committee appointed by the Board of Directors. Contributions made by First Federal are determined using the entry age normal cost method.

    Benefits under the Pension Plan are paid upon retirement or, under certain circumstances, upon disability or death. The Pension Plan also provides for payment of accrued benefits to an employee who terminates employment before retirement, when the employee has a vested interest in the accrued benefit. Benefits are fully vested upon completion of seven years of service. Benefits are payable monthly in amounts based on an employee's average monthly compensation and years of service and are not integrated with the employee's Social Security benefits. Under the Pension Plan, the normal form of benefit for a single participant is a lifetime annuity and, for those who are married at the time the participant's benefits begin, a lifetime annuity for the participant and the participant's spouse after the death of the participant. Alternate forms of payment are available if the employee makes such an election in writing to the Plan Administrator.

    The Pension Plan provides for normal retirement at age 65. The Pension Plan also provides that an employee may retire and begin receiving reduced payments when the employee has attained age 55 and has accumulated at least 15 years of service. An employee who elects early retirement receives a reduced benefit.

    Larry Dooley, the only named executive officer participating in the Pension Plan, has 26 credited years of service under the Pension Plan and, as of May 31, 1995, the end of the most recent Plan Year, Mr. Dooley had estimated accrued annual benefits of $22,749 upon retirement.

    The following table illustrates estimated annual pension benefits payable upon retirement in fiscal year 1995 to participants at normal retirement age in the compensation and service classifications specified.

                                                          Years of Credited Service(1)
                                      ----------------------------------------------------------------------
       Salary(2)                          5             10              15             20             25
      -----------                      -------        ------          ------         ------         ------
       $ 10,000                         $  750       $  1,500       $  2,250         $  3,000     $  3,750
       $ 20,000                          1,500          3,000          4,500            6,000        7,500
       $ 30,000                          2,250          4,500          6,750            9,000       11,250
       $ 40,000                          3,000          6,000          9,000           12,000       15,000
       $ 60,000                          4,500          9,000         13,500           18,000       22,500
       $ 80,000                          6,000         12,000         18,000           24,000       30,000
       $100,000                          7,500         15,000         22,500           30,000       37,500


--------------------------

    (1) Full retirement benefits are earned with 7 or more years of credited service at age 65. Benefits are payable for life.

    (2) Final average base salary upon which retirement plan benefits are based.


    Stock Option Plan. Under First Federal's Stock Option Plan, Messrs. York, Goss, Dooley, Dean, Henderson and LeGrande were granted options to purchase Common Stock at the time of First Federal's mutual to stock conversion. Each option provided for an exercise price of $10.00 per share, which was 100 percent of the fair market value of a share of First Federal's Common Stock at the time of the grant. Except for Mr. Dean, each of the directors exercised their options prior to the fiscal year ended September 30, 1995. Mr. Dean exercised his options on November 1, 1995.

    First Federal granted no additional options during the fiscal year ended September 30, 1995, and as of November 15, 1995 there were no outstanding options.

    Deferred Compensation Agreement. On December 14, 1982, First Federal entered into an agreement with Mr. Tom B. Goss, former President of First Federal, to provide Mr. Goss retirement benefits for a period of seven years. The agreement terminated on December 15, 1989. On January 12, 1990, First Federal entered into a second deferred compensation agreement (the "Compensation Agreement") with Mr. Goss to provide him retirement benefits for an additional seven year term. The Compensation Agreement provides for 84 monthly payments of $850 each, commencing January 15, 1990. In the event Mr. Goss dies before receiving the amounts due under the Compensation Agreement, the obligation of First Federal to make payments under the Compensation Agreement will terminate.

               CERTAIN HOLDERS OF FIRST FEDERAL VOTING SECURITIES


    The following table sets forth, as of January 10, 1996, the only group, persons or other entities known by First Federal to be beneficial owners, as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act, of more than 5.0% of the outstanding shares of First Federal Common Stock:

                                                   Number of                             Percent of
Name and Address                                     Shares                             Common Stock
----------------                                   ----------                           ------------
Larry W. Dooley                                     25,175                                  8.37%
636 Cherokee Rd.
Cedartown, GA  30125

A. Y. Henderson, Jr.                                20,000                                  6.65
215 Lakeview Dr.
Cedartown, GA  30125

T. L. Mullen                                        27,600                                  9.18
P. O. Box 365
N. College Street
Cedartown, GA  30125

Glenn T. York, Jr.                                  21,800                                  7.25
406 Woodlawn Dr.
Cedartown, GA  30125

    The following table sets forth the names and certain information, as of January 10, 1996, concerning the beneficial ownership of Common Stock by all directors and executive officers, and by all executive officers and directors as a group.

                                                              Amount and Nature
                                 Positions with                 of Beneficial          Percent of Outstanding
          Name                    First Federal                   Ownership               Common Stock(1)
          ----                ---------------------           -----------------           ---------------


 Glenn T. York, Jr.              Chairman of the Board              21,800(2)                   7.25%
                                 and Director

 Larry W. Dooley                 President and                      25,175(3)                   8.37
                                 Director

 Horace L. Cline                 Director                              200                       *
 James B. Croker                 Director                              500                       *

 Nathan Dean                     Director                            8,860                      2.95
 Tom B. Goss                     Vice Chairman of the                7,100                      2.36
                                 Board and Director

 A. Y. Henderson, Jr.            Director                           20,000                      6.65

 Ernest LeGrande                 Director                           13,400                      4.46

 All executive
 officers and
 directors as a group                                              101,535                     33.78
 (9 persons)


--------------------------------
(1) Percentages marked by an asterisk (*) indicate less than one percent (1%) of the outstanding Common Stock.
(2) Includes 1,800 shares owned by Mr. York's spouse.
(3) Includes 3,391 shares owned by Mr. Dooley's spouse.



    Section 16(a) of the Exchange Act requires First Federal's officers and directors, and persons who own more than ten percent of Common Stock, to file reports of ownership and changes in ownership with the OTS. Officers, directors and greater than ten percent stockholders are required to furnish First Federal with copies of all Section 16(a) forms they file.

    Based solely on review of the copies of such forms furnished to First Federal, or written representations that no Forms 5 were required, First Federal believes that during the 1995 fiscal year its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                     ELECTION OF DIRECTORS OF FIRST FEDERAL

                                  (PROPOSAL 4)

GENERAL

    Directors of First Federal are elected for staggered terms of three years each. The number of Directors is currently set at eight. At the Annual Meeting, three Directors will be elected for three-year terms expiring in 1999. Each stockholder of First Federal is entitled to one vote for each share of First Federal's Common Stock held. There is no cumulative voting rights in the election of Directors.

    The nominees of the Board of Directors for reelection as Directors of First Federal are Messrs. James B. ("Billy") Croker, Nathan Dean and Larry W. Dooley, each of whom currently serves as a director of First Federal. There are no arrangements or understandings between First Federal and any person pursuant to which such person has been or will be elected a director.

    It is intended that each Proxy solicited on behalf of the Board of Directors will be voted only for the election of the designated nominees. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve, but, if that should occur before the Annual Meeting, it is intended that the Proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

    The Plan of Merger provides that the directors of First Federal will continue in office as directors following the Merger. Regions does not anticipate replacing any present director of First Federal following the Merger, but does anticipate eventually combining First Federal with its other thrift subsidiary, which may result in changes on the board of directors of the resulting entity.

INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

     The following table sets forth the names and certain information with respect to each of the three nominees and for those Directors who will continue to serve as Directors after the Annual Meeting.

                                                                    Term as          Director of First
         Name                                   Age            Director Expires       Federal Since
         ----                                   ---            ----------------     ------------------
NOMINEES FOR 3 YEAR TERMS
ENDING IN 1999:

James B. Croker                                  60                  1996                  1995

Nathan Dean                                      61                  1996                  1969

Larry W. Dooley                                  52                  1996                  1974

CONTINUING DIRECTORS:

Horace L. Cline                                  72                  1998                  1991

Tom B. Goss                                      81                  1997                  1963

A.Y. Henderson, Jr.                              74                  1998                  1976

Ernest LeGrande                                  82                  1998                  1956

Glenn T. York, Jr.                               71                  1997                  1956

NOMINEES:

    James B. "Billy" Croker was nominated and elected to the Board of Directors of First Federal on July 11, 1995 and presently serves on the Loan Committee. He retired as owner and operator of Croker Hardware in Cedartown after more than 40 years. Mr. Croker also serves as Chairman of the Polk County Board of Commissioners.

    Nathan Dean has been the owner of the Nathan Dean Agency located in Rockmart, Georgia since 1975. Mr. Dean has served on the Board of Directors since 1969 and has served on the Loan Committee since 1980. He also serves on the Retirement Plan Advisory Committee.

    Larry W. Dooley is President and Chief Executive Officer of First Federal, a position he has held since 1983. Mr. Dooley has served as a Director of First Federal since 1974 and presently serves on the Executive Committee and Retirement Plan Advisory Committee of First Federal. Mr. Dooley also serves as a Director and Chairman of Empire Financial Services, Inc., a 50 percent owned subsidiary of First Federal and as Secretary/Treasurer of Polk County Service Corporation, a wholly owned subsidiary of First Federal.

CONTINUING DIRECTORS:

    Horace L. Cline is President of and has operated Cline Pharmacy, Inc. located in Cave Springs, Georgia since 1953. Mr. Cline has been a director of First Federal since 1991 and serves on the Personnel Committee and Loan Committee.

    Tom B. Goss is currently the Vice-Chairman of the Board of First Federal and has served in that position since January, 1983. Mr. Goss retired in 1983 from First Federal after 27 years of service. Mr. Goss presently serves on the Executive Committee, Loan Committee and Budget Committee. Mr. Goss additionally serves as President of Polk County Service Corporation.

    A. Y. Henderson, Jr. retired in 1980 after 43 years of service with Wright & Lopez, Cedartown, Georgia. Mr. Henderson currently serves on the Retirement Plan Advisory Committee, Executive Committee, Loan Committee, Budget Committee and Personnel Committee. In addition, Mr. Henderson serves as a Director of Polk County Service Corporation, a wholly owned subsidiary of First Federal.

    Ernest LeGrande has been the co-owner and operator of Piedmont Furniture Company located in Rockmart, Georgia since 1933. Mr. LeGrande serves on the Loan Committee and Budget Committee of First Federal.

    Glenn T. York, Jr. is currently the Chairman of the Board of First Federal and has held that position since 1980. In addition to serving as Chairman of the Board, Mr. York is a member of the Retirement Plan Advisory Committee, Executive Committee and Personnel Committee. Mr. York has served as a Director of First Federal since 1956 and also serves as Director of Polk County Service Corporation. Mr. York is and has been a partner in the law firm of York, McRae and York located in Cedartown, Georgia since 1950.

VOTE REQUIRED

    Election of each of the three nominees named above will require the presence of a quorum and the affirmative vote of a majority of the shares of First Federal's Common Stock voting at the Annual Meeting.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                   ELECTION OF THE THREE PERSONS NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors conducts business through meetings of the Board and through its committees. During the fiscal year ended September 30, 1995, the Board of Directors held 15 meetings. No Director attended less than 75 percent of the aggregate of the meetings of the Board of Directors and meetings of the committees on which the Director served.

    The Board of Directors has seven active standing committees consisting of the Executive Committee, the Loan Committee, the Budget Committee, the Personnel Committee, the Asset/Liability Management Committee, the Option Committee and the Retirement Plan Advisory Committee.

    The Executive Committee generally meets from two to four times a month and consists of Messrs. York, Dooley, Goss and Henderson. This Committee has the responsibility to act for the Board on an interim basis between regularly established Board meeting dates. The Executive Committee held 34 meetings in fiscal 1995.

    The Personnel Committee recommends to the Board of Directors the compensation of the employees of First Federal. The Personnel Committee consists of Messrs. York, Cline, Goss and Henderson.

    The Loan Committee consists of Messrs. Cline, Croker, Goss, Dean, Henderson and LeGrande. This committee meets as needed, generally two or three times a month, and is charged with the responsibility of establishing and maintaining policies and procedures relating to the lending activities and the composition of the loan portfolio of First Federal and with reviewing and approving all potential loans made by First Federal other than consumer loans. The Loan Committee held 17 meetings during fiscal 1995.

    The Budget Committee consists of Messrs. Goss, Henderson and LeGrande. This committee meets annually to review the budget of First Federal.

    The Asset/Liability Management Committee consists of the Chairman of the Board, the Vice Chairman of the Board, the President and one outside director, currently Messrs. York, Dooley, Goss and Henderson. The committee's objective is to determine asset/liability composition and pricing strategies. This committee holds its meetings in conjunction with the Executive Committee meetings.

    The Retirement Plan Advisory Committee consists of Messrs. York, Dean, Dooley, Henderson and Ms. Bridges, Secretary/Treasurer of First Federal. This committee considers and reviews the investment of retirement funds held in First Federal's defined benefit pension plan.

    The Option Committee administers the Stock Option Plan of First Federal. The Option Committee consists of Messrs. Cline, Dean and LeGrande.

    The full Board of Directors acts as a Nominating Committee for selecting the management nominees for election as directors. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the secretary of First Federal at least five days prior to the date of the annual meeting.

DIRECTOR COMPENSATION

    Directors of First Federal receive a fee of $600 per monthly meeting of the Board of Directors. Directors of First Federal also receive $150 per meeting for attendance at Executive Committee meetings and $100 per meeting for attendance at Loan Committee meetings. Directors of First Federal received an aggregate of $73,000 in fees during the fiscal year ended September 30, 1995.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following table sets forth certain information at September 30, 1995 with respect to the directors and executive officers of First Federal and their immediate families and affiliates, whose aggregate indebtedness to First Federal was in an amount in excess of $60,000 at any time during the fiscal year ended September 30, 1995.

    There are additional loans of less than $60,000 outstanding to members of the immediate families of Messrs. Dooley and Goss not reflected in the table below, consisting of loans to the daughter of Larry W. Dooley and to the daughter Mr. Goss. Also, Messrs. Dooley and Goss have loans less than $60,000 currently outstanding. All of the loans listed in the table below and the loans discussed in the previous sentence were made in the ordinary course of business and were substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons. In the opinion of First Federal, such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

                                                                                           LARGEST
                                                                                         OUTSTANDING
                                                                                           BALANCE
                                                                             BALANCE       DURING
                                                              ORIGINAL        AS OF      FISCAL YEAR  INTEREST
NAME(S)                         TYPE OF LOAN     DATE OF LOAN BALANCE        09-30-95       1995        RATE
-------                         ------------     ------------ -------        --------       ----        ----
Glenn T. York, Jr.,            Mortgage            04-17-85   $ 80,000     $ 36,992      $ 43,407       7.87%
Chairman of the Board

Michael H. York(1)             Loan on Savings     03-18-87     24,945          -0-        32,730       7.49
                               Loan on Savings     05-11-95      2,005          -0-         3,737       7.49
                               Mortgage            11-10-93    148,000      142,753       145,808       5.25
                               Car                 06-08-93     13,973        8,856        11,390      10.5

Tommy York(1)                  Loan on Savings     02-01-92      4,000          -0-         2,154       7.49

Lisa York and Stan             Loan on Savings     02-26-85     20,469          -0-        13,382       7.49
Fowler(2)

James B. Croker                Commercial          08-31-95    125,000       45,432        45,784       9.75
Director

Horace L. Cline,               Commercial          10-22-91    350,000      246,809       275,132       9.75
Director                       Commercial          10-22-91    100,000       70,529        78,610       9.75

Nathan Dean,                   Commercial          02-24-92     50,131       56,788        56,788       7.09
Director                       Commercial          02-24-92     24,787       26,084        26,084       7.87
                               Commercial          08-23-94     29,715       29,715        29,715       7.40

Carol Goss Stroup and          Mortgage            12-07-93     43,000       38,371        41,244       5.25
Dennis Stroup(3)               Consumer-auto       12-27-94     20,585       18,294        20,585       7.80
                               Consumer-auto       02-25-91      7,035          -0-         1,058      11.90

-----------------
    (1) Michael H. York is the son of Glenn T. York, Jr.
    (2) Lisa York Fowler is the daughter of Glenn T. York, Jr. and Mr. Fowler is Mr. York's son-in-law.
    (3) Carol Goss Stroup is the daughter of Tom B. Goss and Dennis Stroup is Mr. Goss's son-in-law.





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

    Pursuant to the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), Section 22(h) of the Federal Reserve Act, governing extensions of credit to a member bank's executive officers, directors and principal stockholders, now applies to savings and loan institutions in the same manner and to the same extent as if the institutions were member banks of the Federal Reserve System. Regulation O, the regulation implementing Section 22(h) of the Federal Reserve Act, provides that no member bank may extend credit to any of its executive officers, directors, or principal stockholders unless the extension of credit is made on substantially the same terms as those prevailing at the time for comparable transactions by First Federal with other persons who are not employed by First Federal, and does not involve more than the normal risk of repayment or present other unfavorable features. First Federal does not offer favorable rates to its executive officers, directors, and principal stockholders in violation of Regulation O. Any loan which was originally made to directors and executive officers under preferential terms will continue under the then applicable terms. However, any line of credit which comes up for renewal must be renewed under the requirements of Regulation O and any new loans made to an executive officer, director or principal stockholder will be made on the same terms as to an unrelated person.

    Glenn T. York, Jr., the Chairman of the Board of First Federal, a partner in the law firm of York, McRae and York, provides a variety of legal services to First Federal and acts as closing counsel with respect to loans made by First Federal. It is anticipated that First Federal will employ York, McRae and York in the future to provide necessary legal services.

    During the fiscal year ended September 30, 1995, First Federal paid York, McRae and York $93,165 for legal services. Included in the above amount is $80,063 paid to York, McRae and York in 1995 by borrowers from First Federal for such firm's services as loan closing counsel and includes sums paid by York, McRae and York to third parties. The terms and conditions of transactions involving the firm of York, McRae and York are considered by First Federal to be the same as with unrelated parties rendering similar services.


      RATIFICATION OF APPOINTMENT OF FIRST FEDERAL'S INDEPENDENT AUDITORS

                                  (PROPOSAL 5)


    The Board of Directors has selected Read, Martin, Slickman and Sheats as independent accountants for First Federal for its fiscal year ending September 30, 1996, subject to stockholder approval. Read, Martin, Slickman and Sheats has been independent public accountants for First Federal or its predecessor since 1965. The Board of Directors anticipates that Read, Martin, Slickman & Sheats will act as independent public accountants for First Federal only until the Effective Date of the Merger.

    Representatives of Read, Martin, Slickman and Sheats are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF
            THE APPOINTMENT OF READ, MARTIN, SLICKMAN AND SHEATS AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1996 FISCAL YEAR.

    While First Federal is not aware of any other matters to be brought before the stockholders at the Annual Meeting, other items of business could be raised properly at the Annual Meeting. Any matter properly raised at the Annual Meeting would be addressed and could be acted upon.





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                       CERTAIN REGULATORY CONSIDERATIONS

    The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and First Federal. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1994. See "Documents Incorporated by Reference."

GENERAL

    Regions is a bank holding company registered with the Federal Reserve under the BHC Act. As such, Regions and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. In addition, as a savings and loan holding company, Regions is also registered with the OTS and is subject to regulation, supervision, examination, and reporting requirements of the OTS.

    The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

    The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

    The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Regions, and any other bank holding company located in Alabama may now acquire a bank located in any other state, and any bank holding company located outside Alabama may lawfully acquire any Alabama-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. As of the date of this Proxy Statement/Prospectus, neither Alabama, Georgia, nor any other state in which the banking subsidiaries of Regions are located have "opted in" or "opted out." Assuming no state action prior to June 1, 1997, Regions would be able to consolidate all of its bank subsidiaries into a single bank with interstate branches following that date.





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

    The BHC Act generally prohibits Regions from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

    Each of the subsidiary depository institutions of Regions is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the maximum extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     The regulatory agencies having supervisory jurisdiction over the subsidiary institutions of Regions (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, and the OTS in the case of federally chartered thrift institutions) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. Such regulatory agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

    As a federal stock savings bank, First Federal is subject to extensive regulation by the OTS. The lending activities and other investments of First Federal must comply with various federal regulatory requirements. The OTS periodically examines First Federal for compliance with various regulatory requirements, and First Federal must file reports with the OTS describing its activities and financial condition. First Federal is also subject to certain reserve requirements promulgated by the Federal Reserve. This supervision and regulation is intended primarily for the protection of depositors.

PAYMENT OF DIVIDENDS

    Regions is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of Regions, including cash flow to pay dividends to its stockholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions, as well as by Regions to its stockholders.

    All of Regions' banking subsidiaries are subject to the respective laws and regulations of the states of Alabama, Florida, Georgia, Louisiana, and Tennessee as to the payment of dividends. If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying





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dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal
Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

    At September 30, 1995, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $264 million.

    The payment of dividends by Regions and its subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Regions and and its subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and the appropriate federal banking regulator in the case of each of its subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

    The minimum guideline for the ratio (the "Total Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1995, Regions' consolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 14.28% and 10.82%, respectively.

    In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' Leverage Ratio at September 30, 1995, was 7.25%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

    Similarly, OTS' regulatory capital regulations specify capital standards for thrifts consisting of three components, a "core capital" requirement, a "tangible capital" requirement and a "risk-based capital"





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requirement. These regulations require thrifts to maintain core capital in an amount not less than 3.0% of adjusted total assets and to maintain tangible capital in an amount not less than 1.5% of adjusted total assets. Under the OTS' regulatory capital regulations, thrifts are required to maintain capital equal to 8.0% of risk-weighted assets. The OTS requires assets to be weighed on the basis of risk and assigned a weighting factor of between 0% and 100%. Approximately one-half of risk-based capital must consist of core capital and one-half may consist of other preferred stock, a portion of general loan loss reserves and other hybrid capital instruments such as convertible and subordinated debentures.

    In determining compliance with the new capital standards, all of a thrift's investments in and extensions of credit to any subsidiary engaged in activities not permissible for a national bank are deducted from the savings association's capital. The required deduction from capital for investments in subsidiaries engaged in activities not permitted for a national bank is phased in through July 1, 1996.

    Each of Regions' subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. First Federal and each of Regions' subsidiary depository institutions was in compliance with applicable minimum capital requirements as of September 30, 1995. Neither Regions, nor any of its subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

    Failure to meet capital guidelines could subject a bank (or thrift) to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

    The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the OCC, and the FDIC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

    Under Federal Reserve policy, Regions is expected to act as sources of financial strength for, and to commit resources to support, each of its banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Regions may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured





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creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Regions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thift affiliates, and a potential loss of Regions' investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

    FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

    Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

    An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.





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    For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

    At September 30, 1995, all of the subsidiary depository institutions of Regions had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

    In July 1993, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, and replaced a transitional system that the FDIC had utilized for the 1993 calendar year, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the undercapitalized category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the SAIF for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

    Once the designated ratio for the BIF was reached, which appears to have occurred some time during May 1995, the FDIC was authorized to reduce the minimum assessment rate below 23 basis points and to set future assessment rates at such levels that would maintain a fund's reserve ratio at the designated level. In August 1995, the FDIC adopted final regulations reducing the assessment rates for BIF-member banks. Under the revised schedule, BIF-member banks, starting with the second half of 1995, will now pay assessments ranging





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from 4.0 basis points to 31 basis points, with an average assessment rate of
4.5 basis points. Refunds, with interest, were paid for assessments for the month(s) after the month in which the designated reserve ratio for the BIF was reached, as well as for the quarterly payment made on September 30, 1995, assuming that the designated reserve ratio was achieved prior to June 30, 1995. At the same time, the FDIC elected to retain the existing assessment rate of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund. More recently, on November 14, 1995, the FDIC announced that, beginning in 1996, it would further reduce the deposit insurance premiums for 92% of all BIF members that are in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size.

    On July 28, 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan to recapitalize the SAIF certain features of which were subsequently agreed upon by members of the Banking Committees of the U.S. House of Representatives and the Senate on November 7, 1995 in negotiations to reconcile differences in bills on the issue that had been introduced or partially adopted by each body. Under the agreement, all SAIF-member institutions will pay a special assessment to the SAIF of approximately 80 basis points, the amount that would enable the SAIF to attain its designated reserve ratio of 1.25%. The special assessment would be payable on January 1, 1996, based on the amount of deposits held as of March 31, 1995. BIF-insured institutions holding SAIF-assessed deposits would receive a 20% reduction in the assessment rate and would pay a one-time assessment of 64 basis points. The agreement also provides that the assessment base for the bonds issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation would be expanded to include deposits of both BIF- and SAIF-insured institutions, with BIF members paying approximately 75% of the interest on such obligations. The committee members further agreed that the BIF and SAIF should be merged on January 1, 1998, with such merger being conditioned upon the prior elimination of the thrift charter. At this time, Regions is not able to predict the timing or exact amount of any SAIF special assessment that might be required. However, if an 80 basis point assessment were levied against the existing SAIF deposits of Regions and First Federal, the aggregate SAIF assessments of Regions and First Federal (on a pre-tax basis) would be approximately $24 million and $596,000, respectively.

    Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

    The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees, and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholders. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an





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

institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan or fails in any material respect to implement an accepted compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. See "--Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.

DEPOSITOR PREFERENCE

    The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

CERTAIN APPLICABLE THRIFT REGULATIONS

    First Federal and the thrift subsidiary of Regions, as thrift institutions, are subject to extensive regulation by the OTS. The lending activities and other investments of thrift institutions must comply with various regulatory requirements.

    Qualified Thrift Lender Test. One such set of requirements relates to an institution's status as a "Qualified Thrift Lender." Unless an institution so qualifies, its borrowing privileges from a Federal Home Loan Bank may be restricted, and it may be subject to other operating limitations. To meet the Qualified Thrift Lender test, an institution must maintain at least 65% of its assets in "Qualified Thrift Investments", which under the regulations consist of (i) loans made to purchase, refinance, construct, improve, or repair domestic residential or manufactured housing, (ii) home equity loans, (iii) securities backed by or representing an interest in mortgages on domestic, residential, or manufactured housing, and (iv) obligations issued by federal deposit insurance agencies. Subject to a 15%-of-assets limitation, "Qualified Thrift Investments" may also include consumer loans, investments in certain subsidiaries, loans for construction of schools, churches, nursing homes and hospitals, and 200% of investments in loans for low-to-moderate-income housing and certain other community oriented investments. At September 30, 1995, approximately 87.74% of First Federal's assets were invested in Qualified Thrift Investments as currently defined. While First Federal expects to continue to qualify as a Qualified Thrift Lender under applicable regulations, there can be no assurance that it will do so.

    Liquidity Requirements. Thrift institutions, including First Federal, are required to maintain average daily balances of liquid assets sufficient to meet the institution's foreseeable cash needs. Specifically, First Federal must maintain liquid assets (consisting of cash, certain time deposits, bankers acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specific U.S. government, state or federal agency obligations) of not less than 5% of the total amount of the institution's net withdrawable savings deposits plus short-term borrowings, and to maintain average daily balances of short-term liquid assets of not less than 1% of such total amount. The liquidity ratio of First Federal at September 30, 1995, was 22.48%.

                      DESCRIPTION OF REGIONS COMMON STOCK


    Regions is authorized to issue 120,000,000 shares of Regions Common Stock, of which 47,526,707 shares were issued, including 1,474,579 treasury shares, at September 30, 1995. No other class of stock is authorized.

    Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its Subsidiary Institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1995, under such requirements and guidelines, the Regions' subsidiary depository institutions had $264 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

    For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

    Regions expects to hold its next annual meeting of stockholders after the Merger during April 1996. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must have been received by Regions at its principal executive offices no later than November 17, 1995, for consideration by Regions for possible inclusion in such proxy materials. Proposals with respect to Regions' 1997 annual meeting of stockholders may be submitted until the date specified in Regions' 1996 annual meeting proxy statement.

                                    EXPERTS


     The consolidated financial statements of Regions, incorporated by reference in Regions Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of First Federal, included in this Registration Statement, have been audited by Read, Martin, Slickman & Sheats, independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by Read, Martin, Slickman & Sheats have been included herein in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS

    The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of January 10, 1996, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of 118,595 shares of Regions Common Stock.

    Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

                  INDEX TO FIRST FEDERAL FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditor's Report..........................................................   F-2
Consolidated Financial Statements
  Consolidated statements of financial statements.....................................   F-3
  Consolidated statements of income...................................................   F-4
  Consolidated statements of changes in stockholders' equity..........................   F-5
  Consolidated statements of cash flows...............................................   F-6
  Notes to consolidated financial statements..........................................   F-8

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
First Federal Bank of Northwest Georgia,
  Federal Savings Bank and Subsidiary
Cedartown, Georgia

     We have audited the accompanying consolidated statements of financial condition of First Federal Bank of Northwest Georgia, Federal Savings Bank and Subsidiary, as of September 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended September 30, 1995. These consolidated financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bank of Northwest Georgia, Federal Savings Bank and Subsidiary, as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                          Read, Martin & Slickman, CPA's

Rome, Georgia
October 17, 1995

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY
                               CEDARTOWN, GEORGIA

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          SEPTEMBER 30, 1995 AND 1994

                                                                         1995          1994
                                                                      -----------   -----------
                                            ASSETS
Cash and cash equivalents...........................................  $   803,311   $   649,318
Other interest-bearing deposits.....................................    2,246,036       720,562
Certificates of deposit.............................................    2,870,000       390,000
Investment securities, at market value (Note 2).....................   19,414,957    14,218,425
Loans receivable, net (Note 3)......................................   62,320,014    60,145,537
Accrued interest receivable (Note 4)................................      554,238       452,838
Foreclosed real estate (less allowance of $49,418 and $0,
  respectively) (Note 5)............................................      859,704        24,913
Investment in unconsolidated subsidiary (Note 6)....................      147,474       147,791
Premises and equipment (Note 7).....................................      935,882       953,690
Deferred tax asset (Note 9).........................................       80,653       171,264
Prepaid tax asset (Note 9)..........................................        2,858            --
Other assets........................................................      162,109       203,308
                                                                      -----------   -----------
                                                                      $90,397,236   $78,077,646
                                                                       ==========    ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)...................................................  $76,975,299   $65,243,766
Advances from borrowers for taxes and insurance.....................      474,773       576,640
Federal and state income taxes (Note 9):
  Current...........................................................           --       185,271
  Deferred tax liability (Note 9)...................................       57,171        41,941
Accrued expenses and other liabilities..............................      417,894       356,667
                                                                      -----------   -----------
                                                                       77,925,137    66,404,285
                                                                      -----------   -----------
STOCKHOLDERS' EQUITY
  Preferred stock -- $.01 par value, 10,000,000 shares authorized;
     none issued....................................................           --            --
  Common stock -- $.01 par value, 10,000,000 shares authorized,
     298,541 issued and outstanding (Note 14).......................        2,985         2,985
  Additional paid-in capital........................................    2,702,787     2,702,787
  Retained earnings, substantially restricted (Notes 9, 11, 12 and
     13)............................................................    9,743,000     9,127,031
  Unrealized gains (losses) on investment securities available for
     sale (Note 2)..................................................       23,327      (159,442)
                                                                      -----------   -----------
                                                                       12,472,099    11,673,361
                                                                      -----------   -----------
          Total liabilities and stockholder's equity................  $90,397,236   $78,077,646
                                                                       ==========    ==========

          See Accompanying Notes to Consolidated Financial Statements.

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                                              1995          1994          1993
                                                           ----------    ----------    ----------
Interest income:
  Loans receivable:
     First mortgage loans................................  $4,591,152    $4,432,333    $4,657,064
     Consumer and other loans............................     316,382       258,200       272,033
  Investment and mortgage-backed and related
     securities..........................................     811,815       632,085       543,474
  Other interest-earning assets..........................     336,156        65,611        44,745
                                                           ----------    ----------    ----------
          Total interest income..........................   6,055,505     5,388,229     5,517,316
                                                           ----------    ----------    ----------
Interest expense:
  Deposits (Note 8)......................................   3,470,714     2,602,855     2,775,115
                                                           ----------    ----------    ----------
          Total interest expense.........................   3,470,714     2,602,855     2,775,115
                                                           ----------    ----------    ----------
          Net interest income............................   2,584,791     2,785,374     2,742,201
Provision for loan losses (Note 3).......................          --       (77,011)      (66,801)
                                                           ----------    ----------    ----------
          Net interest income after provision for loan
            losses.......................................   2,584,791     2,862,385     2,809,002
                                                           ----------    ----------    ----------
Non-interest income:
  Realized gain on foreclosed real estate................      69,872         9,287        15,162
  Income from real estate operations.....................      21,315        38,965        50,775
  Gain on securities sold................................          --            --       482,485
  Equity in earnings of unconsolidated subsidiary (Note
     6)..................................................     167,628       150,844        39,843
  Other..................................................     293,180       197,796       172,486
                                                           ----------    ----------    ----------
          Total non-interest income......................     551,995       396,892       760,751
                                                           ----------    ----------    ----------
Non-interest expense:
  General and administrative:
     Compensation and benefits (Notes 10 and 11).........     608,718       450,220       534,340
     Occupancy and equipment.............................     176,895       174,446       179,369
     Federal insurance premium...........................     183,033       169,501       137,288
     Loss on assets......................................          --         7,236            --
     Provision for loss on foreclosed real estate........      49,418            --            --
     Other...............................................     558,110       399,522       415,261
                                                           ----------    ----------    ----------
          Total non-interest expense.....................   1,576,174     1,200,925     1,266,258
                                                           ----------    ----------    ----------
          Income before tax expense......................   1,560,612     2,058,352     2,303,495
Income tax expense (Note 9)..............................     466,977       648,847       813,194
                                                           ----------    ----------    ----------
          Net income before cumulative effect of change
            in accounting principles.....................   1,093,635     1,409,505     1,490,301
Cumulative effect of change in accounting principle, net
  of tax effects (Note 11)...............................          --            --       (26,010)
                                                           ----------    ----------    ----------
          Net income.....................................  $1,093,635    $1,409,505    $1,464,291
                                                            =========     =========     =========
Earnings per share before cumulative effect of change in
  accounting principle (Note 11).........................  $     3.66    $     4.72    $     5.29
Cumulative effect of change in accounting principle......          --            --          (.09)
                                                           ----------    ----------    ----------
Earnings per share.......................................  $     3.66    $     4.72    $     5.20
                                                            =========     =========     =========
Weighted average shares outstanding......................     298,541       298,541       281,505
                                                            =========     =========     =========

          See Accompanying Notes to Consolidated Financial Statements.

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                                                                      UNREALIZED
                                  NUMBER                   ADDITIONAL                GAIN (LOSSES)
                                    OF                      PAID-IN      RETAINED         ON
                                  SHARES    COMMON STOCK    CAPITAL      EARNINGS     INVESTMENTS       TOTAL
                                  -------   ------------   ----------   ----------   -------------   -----------
Balance at September 30, 1992,
  before restatement............  278,341      $2,783      $2,476,341   $6,828,320     $      --     $ 9,307,444
Issuance of 20,200 shares for
  exercise of stock options.....   20,200         202         201,798           --            --         202,000
Tax benefit arising from
  exercise of stock options.....       --          --          24,648           --            --          24,648
Net income......................       --          --              --    1,464,291            --       1,464,291
Adjustment for SFAS 115 adoption
  to present investment
  securities at market value,
  net of deferred
  taxes.........................       --          --              --           --       154,586         154,586
Dividends paid..................       --          --              --      (97,419)           --         (97,419)
                                  -------   ------------   ----------   ----------   -------------   -----------
Balance at September 30, 1993...  298,541       2,985       2,702,787    8,195,192       154,586      11,055,550
Net income......................       --          --              --    1,409,505            --       1,409,505
Change in net unrealized gain
  (losses) on investment
  securities (Note 2)...........       --          --              --           --      (314,028)       (314,028)
Dividends paid..................       --          --              --     (477,666)           --        (477,666)
                                  -------   ------------   ----------   ----------   -------------   -----------
Balance at September 30, 1994...  298,541       2,985       2,702,787    9,127,031      (159,442)     11,673,361
Net Income......................       --          --              --    1,093,635            --       1,093,635
Change in net unrealized gain
  (losses) on investment
  securities (Note 2)...........       --          --              --           --       182,769         182,769
Dividends paid..................       --          --              --     (477,666)           --        (477,666)
                                  -------   ------------   ----------   ----------   -------------   -----------
Balance at September 30, 1995...  298,541      $2,985      $2,702,787   $9,743,000     $  23,327     $12,472,099
                                  ========  ============== ==========   ==========   =============   ============

          See Accompanying Notes to Consolidated Financial Statements.

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                                           1995           1994           1993
                                                        -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $ 1,093,635    $ 1,409,505    $ 1,464,291
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization....................      101,460         98,262         95,335
     Amortization of investment premiums..............       11,146         28,713         11,581
     Deferred income taxes............................      (16,004)       174,132         76,645
     Amortization of deferred loan fees...............     (143,619)      (206,668)      (110,566)
     Increase in allowance for loan losses............           --        (77,011)       (66,801)
     Income of unconsolidated subsidiary from equity
       method.........................................     (167,629)      (150,844)       (39,843)
     Loss on disposal of assets.......................           --         12,058            312
     Gain on sale of investment and mortgage-backed
       securities.....................................           --             --       (482,485)
     (Increase) decrease in:
       Certificates of deposit........................   (2,480,000)      (390,000)       300,000
       Accrued interest receivable....................     (101,400)        32,926        (16,340)
       Prepaid tax asset..............................       (2,858)            --             --
       Other assets...................................       41,199       (112,342)       (17,711)
     Increase (decrease) in:
       Accrued expenses and other liabilities.........       61,229        (38,835)         3,537
       Income taxes payable...........................     (185,273)       (65,066)      (259,556)
     Loss (gain) on sale of foreclosed real estate....      (15,699)        (9,287)        (6,933)
                                                        -----------    -----------    -----------
          Net cash (used in) provided by operating
            activities................................   (1,803,813)       705,543        951,466
                                                        -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investment and mortgage-backed
     securities.......................................   (7,368,500)    (6,412,286)    (4,181,282)
  Increase in loans, net..............................   (3,508,136)    (1,061,963)    (1,615,825)
  Proceeds from maturities of investment and mortgage-
     backed securities................................    2,465,438      2,827,830      2,039,234
  Increase in deferred loan fees......................      127,484        290,687        171,958
  Proceeds from sales of real estate held for
     investment.......................................       60,237         60,000         10,000
  Proceeds from sales of foreclosed real estate.......      551,423        636,048         38,500
  Acquisition of foreclosed real estate...............      (80,960)            --             --
  Acquisition of premises and equipment...............      (80,705)      (113,616)       (35,742)
  Proceeds from sale of equipment.....................           --             --             46
  Dividends received from unconsolidated subsidiary...      165,000        120,000         45,000
  Acquisition of FHLB stock...........................           --        (17,700)       (39,600)
                                                        -----------    -----------    -----------
          Net cash used in investing activities.......   (7,668,719)    (3,671,000)    (3,567,711)
                                                        -----------    -----------    -----------

          See Accompanying Notes to Consolidated Financial Statements.

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                                               1995          1994         1993
                                                            -----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, savings
     accounts, and certificates of deposit................  $11,731,532   $2,412,077   $3,208,108
  Payments of dividends...................................     (477,666)    (477,666)     (97,419)
  Increase (decrease) in advances from borrowers for taxes
     and insurance........................................     (101,867)     110,568      (18,214)
  Net proceeds from issuance of stock.....................           --           --      226,648
                                                            -----------   ----------   ----------
          Net cash provided by financing activities.......   11,151,999    2,044,979    3,319,123
                                                            -----------   ----------   ----------
CASH AND CASH EQUIVALENTS:
  (Decrease) increase in cash and cash equivalents........    1,679,467     (920,478)     702,878
  Cash and cash equivalents at beginning of year..........    1,369,880    2,290,358    1,587,480
                                                            -----------   ----------   ----------
  Cash and cash equivalents at end of year................  $ 3,049,347   $1,369,880   $2,290,358
                                                             ==========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
  Cash paid during the period for:
     Interest on deposits and borrowed funds..............  $ 3,420,035   $2,602,631   $2,695,003
     Income taxes.........................................  $   627,111   $  474,836   $  504,166
NON-CASH TRANSACTIONS:
  Transfers from loans to foreclosed real estate..........  $ 1,349,792   $       --   $       --

          See Accompanying Notes to Consolidated Financial Statements.

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1995, 1994 AND 1993

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of First Federal Bank of Northwest Georgia, Federal Savings Bank and its wholly owned subsidiary, Polk County Service Corporation, after elimination of all significant inter-company account balances and transactions.

CASH FLOWS

     For purposes of the statements of cash flows, the Savings Bank considers all highly liquid instruments with original maturities when purchased of three months or less to be cash equivalents.

INVESTMENT SECURITIES

     In May 1993, the Financial Accounting Standards Board issued SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" which the Savings Bank adopted as of September 30, 1993. The effect of Statement 115 is the recognition of changing market values of certain investments in debt and equity securities. The Savings Bank is required to classify for financial statement purposes its investments into one of three categories, 1) trading, 2) available-for-sale, and 3) held-to-maturity.

     The Savings Bank has classified for financial statement purposes all its securities as being available-for-sale and has reflected its unrealized gains and losses on such securities as of September 30, 1994 and 1995 as a separate component of stockholders equity, net of income taxes, as required by Statement 115.

     Gains and losses on the sale of investment securities are determined using the specific-identification method.

LOANS RECEIVABLE

     Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and discounts.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Savings Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions.

     Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

LOAN ORIGINATION FEES AND DISCOUNTS

     The Savings Bank accounts for loan origination fees and discounts as required by Statement of Financial Accounting Standards No. 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases." This standard requires the Savings Bank to defer and amortize loan origination fees net of certain direct origination costs. These net deferred fees (or costs) are amortized using the interest method over the lives of the underlying assets adjusted for anticipated prepayment rates.

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

REAL ESTATE HELD FOR INVESTMENT AND FORECLOSED REAL ESTATE

     Real estate properties acquired through loan foreclosure are initially recorded at the lower of cost or fair market value at the date of foreclosure. Real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or current fair value. Costs relating to development and improvements of property are capitalized, whereas costs relating to holding property are expensed. Interest costs incurred during the construction process are capitalized. No interest was capitalized for the years ended September 30, 1995 and 1994.

     Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated current fair value.

DEFERRED GROSS PROFIT ON SALE OF REAL ESTATE OWNED

     Deferred gross profit arising from the sale of foreclosed real estate is accounted for under the installment method using the computed gross profit percentage.

PREMISES AND EQUIPMENT

     Land is carried at cost. Building, leasehold improvements, and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures, and equipment are depreciated using the straight-line and accelerated methods over the estimated useful lives of the assets.

INCOME TAXES

     Deferred income taxes result from timing differences between tax and financial recognition of income and expense. The principal items causing timing differences are accelerated depreciation, earnings of an unconsolidated subsidiary, bad debt provisions and unrealized gain and losses on investment securities.

     The Savings Bank adopted the provisions of the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" for the period ending September 30, 1993. Statement 109 requires deferred tax assets and liabilities to be established based on temporary differences between financial reporting basis and the tax basis of assets and liabilities.

EARNINGS PER SHARE

     Earnings per share have been computed on the basis of the weighted-average number of shares of common stock outstanding during the fiscal year.

CONCENTRATION OF CREDIT RISK

     The Savings Bank primarily grants residential loans to customers in Polk County. Although the Savings Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the Polk County economy.

     The Savings Bank has cash in excess of $100,000 on deposit in an individual bank. The Federal Deposit Insurance Corporation (FDIC) insures only the first $100,000 of funds at member banks.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

rates. These financial instruments can include commitments to extend credit, options written, standby letters of credit and financial guarantees, interest-rate caps and floors written, interest-rate swaps, and forward and futures contracts. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Savings Bank's involvement in particular classes of financial instruments and the Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument. At September 30, 1995 the Savings Bank had no investments in such of the above-discussed financial instruments. However it did have loan commitments to extend credit of $1,117,800 to customers of the Savings Bank as explained in Note 3.

RECLASSIFICATION

     Certain reclassification of 1993 and 1994 amounts have been made to conform to those classifications adopted in 1995.

NOTE 2.  INVESTMENT SECURITIES

     The Savings Bank adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" as of the year ended September 30, 1993. As a result of its adoption management has classified its investments in bonds, notes, debentures and equity securities as being available-for-sale. The FASB statement requires that the Savings Bank present in its statement of financial condition the fair market value of its securities and that its equity be adjusted, net of the income tax effect, for any unrealized gains or losses. As of September 30, 1995, the Savings Bank had $117,388 in unrealized gains and $78,509 in unrealized losses and has adjusted equity as of September 30, 1995 for the after tax effect of such gains and losses by $23,327.

     The following are the major types of securities being held as of September 30, 1995 and 1994:

                                                    1995                        1994
                                          -------------------------   -------------------------
                                           AMORTIZED      MARKET       AMORTIZED      MARKET
                                             COST          VALUE         COST          VALUE
                                          -----------   -----------   -----------   -----------
    Equity securities:
      Stock in FHLB.....................  $   720,200   $   720,200   $   720,200   $   720,200
    Bonds, notes and debentures:
      U.S. government and federal
         agencies.......................   13,006,492    13,033,423     8,249,519     8,137,113
      Obligations of states and
         political subdivisions.........      320,000       320,361       520,000       518,310
                                          -----------   -----------   -----------   -----------
                                           14,046,692    14,073,984     9,489,719     9,375,623
                                          -----------   -----------   -----------   -----------
    Mortgage-backed and related
      securities:
      FHLMC certificates................    1,677,742     1,664,350     1,401,752     1,370,479
      GNMA certificates.................      544,036       554,996       609,634       597,552
      FNMA certificates.................    1,626,480     1,647,422     1,506,572     1,475,581
      FNMA REMICS.......................      497,200       487,800       496,419       467,940
      FHLMC REMICS......................      983,928       986,405       980,066       931,250
                                          -----------   -----------   -----------   -----------
                                            5,329,386     5,340,973     4,994,443     4,842,802
                                          -----------   -----------   -----------   -----------
              Total investments
                available-for-sale......  $19,376,078   $19,414,957   $14,484,162   $14,218,425
                                           ==========    ==========    ==========    ==========

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The cost and market value of debt securities at September 30, 1995 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       AMORTIZED      MARKET
                                                                         COST          VALUE
                                                                      -----------   -----------
Due within one year.................................................  $ 3,588,824   $ 3,587,773
Due after one year through five years...............................   10,602,882    10,629,744
Due after five years through ten years..............................    1,840,952     1,831,521
After ten years.....................................................    2,623,220     2,645,719
                                                                      -----------   -----------
                                                                      $18,655,878   $18,694,757
                                                                       ==========    ==========

     Unamortized premiums and discounts on investment securities at September 30, 1995 and 1994 consisted of the following:

                                                              1995                  1994
                                                       -------------------   -------------------
                                                       PREMIUMS   DISCOUNT   PREMIUMS   DISCOUNT
                                                       --------   --------   --------   --------
    Bonds, notes, and debentures.....................  $ 7,297    $    805   $ 2,201    $  2,682
    Mortgage-backed securities.......................   33,006      34,461    50,045      33,084

     Investment securities and overnight deposits with a carrying value of $3,070,060 and $370,000 at September 30, 1995 and 1994, respectively, were pledged to secure public deposits.

NOTE 3.  LOANS RECEIVABLE

     Loans receivable at September 30 are summarized as follows:

                                                                     1995          1994
                                                                  -----------   -----------
    First mortgage loans:
      Principal balances:
         Secured by one to four family residences...............  $44,227,219   $45,677,665
         Secured by five or more dwelling units.................    6,283,508     6,515,843
         Secured by other properties............................    4,398,199     5,412,885
         Construction loans.....................................    1,843,247     1,376,800
         Lines of credit loans secured by real estate...........    1,872,121            --
                                                                  -----------   -----------
                                                                   58,624,294    58,983,193
    Less:
      Undisbursed portion of construction loans.................    1,034,869     1,027,887
      Deferred loan fees........................................      684,806       668,671
                                                                  -----------   -----------
              Total first mortgage loans........................   56,904,619    57,286,635
                                                                  -----------   -----------
    Consumer and other loans:
      Principal balances:
         Consumer...............................................    2,829,937     2,059,802
         Commercial.............................................    2,174,458       415,957
         Loans on savings.......................................    1,059,103     1,033,565
                                                                  -----------   -----------
                                                                    6,063,498     3,509,324
    Less unearned interest......................................           --            --
                                                                  -----------   -----------
              Total consumer and other loans....................    6,063,498     3,509,324
                                                                  -----------   -----------
    Less allowance for loan losses..............................      648,103       650,422
                                                                  -----------   -----------
                                                                  $62,320,014   $60,145,537
                                                                   ==========    ==========

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                               1995       1994       1993
                                                             --------   --------   --------
    Balance at beginning of year...........................  $650,422   $727,433   $794,234
    Provision charged to income............................        --    (77,011)   (66,801)
    Loan charge-offs.......................................     2,319         --         --
    Loan recoveries........................................        --         --         --
                                                             --------   --------   --------
              Balance at end of year.......................  $648,103   $650,422   $727,433
                                                             ========   ========   ========

     The Savings Bank had loans outstanding to executive officers, directors, and their associates in an aggregate amount greater than $60,000 of $634,245 at September 30, 1995 and $750,993 at September 30, 1994. These loans are made in the ordinary course of business and are made on the same terms and collateral as those of comparable transactions prevailing at the time. The Savings Bank believes these loans do not involve more than the normal risk of collectibility or contain other unfavorable features. The following summarizes the activity for loans to executive officers, directors, and their associates in the aggregate amount greater than $60,000 for the years ended September 30:

                                                                       1995        1994
                                                                     ---------   ---------
    Balance, beginning.............................................  $ 750,993   $ 748,614
    New loans......................................................     45,432      29,700
    Repayments.....................................................   (162,180)    (27,321)
                                                                     ---------   ---------
    Balance, ending................................................  $ 634,245   $ 750,993
                                                                     =========   =========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Savings Bank upon extension of credit is based on management's credit evaluation of the party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Total commitments to lend were $1,117,800. There was no real estate held for investment at September 30, 1995. All commitments were at adjustable rates.

NOTE 4.  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at September 30 is summarized as follows:

                                                                       1995         1994
                                                                     --------     --------
    Interest-bearing deposits......................................  $ 40,681     $  2,601
    Investment securities..........................................   151,699      123,745
    Loans receivable...............................................   361,858      326,492
                                                                     --------     --------
                                                                     $554,238     $452,838
                                                                     ========     ========

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5.  FORECLOSED REAL ESTATE

     The Savings Bank and its wholly owned subsidiary from time to time have direct investments in real estate projects engaged primarily in acquiring, developing, and constructing residential housing units and commercial property. There was no real estate held for investment at September 30, 1995 and 1994.

     The foreclosed real estate consists of a 42.909% to 50% interest in various commercial real estate properties.

     Summaries of assets, liabilities, and stockholders' equity of the Savings Bank's wholly-owned subsidiary at September 30, 1995 and 1994, and income for the years September 30, 1995, 1994 and 1993 are as follows:

                                                                       1995         1994
                                                                     --------     --------
                                            ASSETS
    Cash...........................................................  $    276     $    276
    Real estate held for development and sale......................        --           --
    Allowance for unrealized loss on real estate...................        --           --
    Other assets...................................................     8,452        8,452
                                                                     --------     --------
              Total assets.........................................  $  8,728     $  8,728
                                                                     ========     ========
                            LIABILITIES AND STOCKHOLDERS' DEFICIT
    Liabilities:
      Notes payable to parent......................................  $     --     $     --
      Accrued expenses and other liabilities.......................        --           --
                                                                     --------     --------
              Total liabilities....................................        --           --
                                                                     --------     --------
    Stockholders' deficit:
      Capital stock, common, $100 par value; 20,000 shares
         authorized; 200 shares issued and outstanding.............    20,000       20,000
      Accumulated deficit..........................................   (11,272)     (11,272)
                                                                     --------     --------
                                                                        8,728        8,728
                                                                     --------     --------
              Total liabilities and stockholders' deficit..........  $  8,728     $  8,728
                                                                     ========     ========

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                     1995      1994      1993
                                                                    -------   -------   -------
Income:
  Sale of lots and homes..........................................  $    --   $61,568   $12,000
                                                                    -------   -------   -------
  Less construction and development costs as follows:
     Cost of lots and homes.......................................       --    61,568    11,286
     Selling expenses.............................................       --        --        --
                                                                    -------   -------   -------
                                                                         --    61,568    11,286
                                                                    -------   -------   -------
Profit (loss) on sale of lots and homes...........................       --        --       714
Debt forgiven by parent...........................................       --        --     9,956
Interest..........................................................       --        --        --
                                                                    -------   -------   -------
                                                                         --        --    10,670
                                                                    -------   -------   -------
Legal and accounting..............................................       --        --        --
Taxes.............................................................       --        15        25
                                                                    -------   -------   -------
                                                                         --        15        25
                                                                    -------   -------   -------
          Net income (loss) for the year before income tax
            benefit...............................................       --       (15)   10,645
                                                                    -------   -------   -------
Provision for income taxes:
  Current benefit.................................................       --        --        --
                                                                    -------   -------   -------
                                                                         --        --        --
                                                                    -------   -------   -------
          Net income (loss) for the year..........................  $    --   $   (15)  $10,645
                                                                    =======   =======   =======

     Activity in the allowance for losses for real estate foreclosed and held for investment for the years ended September 30, is as follows:

                                                                         REAL ESTATE
                                                           FORECLOSED     HELD FOR
                                                           REAL ESTATE   INVESTMENT      TOTAL
                                                           -----------   -----------   ---------
    Balance at September 30, 1992........................   $  200,000    $  22,318    $ 222,318
    Provision charged to income..........................           --           --           --
    Charge-offs, net of recoveries.......................           --       (7,666)      (7,666)
                                                           -----------   -----------   ---------
    Balance at September 30, 1993........................      200,000       14,652      214,652
    Provision charged to income..........................           --           --           --
    Charge-offs, net of recoveries.......................     (200,000)     (14,652)    (214,652)
                                                           -----------   -----------   ---------
    Balance at September 30, 1994........................           --           --           --
    Provision charged to income..........................       49,418           --           --
    Charge-offs, net of recoveries.......................           --           --           --
                                                           -----------   -----------   ---------
    Balance at September 30, 1995........................   $   49,418    $      --    $      --
                                                             =========     ========    =========

NOTE 6.  INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

     The Savings Bank owned 50% of the outstanding stock of Empire Financial Services, Inc. as of September 30, 1995 and 1994. The primary purpose of the service corporation is the origination and servicing of commercial real estate loans. The Savings Bank began accounting for its interest in the unconsolidated subsidiary under the equity method for the year ended September 30, 1992 when the equity investment increased from 33 1/3% to 50%.

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The investment in Empire Financial Services, Inc. made in 1992, exceeded the Company's share of the underlying net assets by $73,645 and is being amortized on the straight-line method over twenty-five years.

     Following is a summary of unaudited financial condition at September 30, 1995 and 1994 and unaudited results of operations of Empire Financial Services, Inc. for the years ended September 30, 1995, 1994 and 1993:

                                                                           1995       1994
                                                                         --------   --------
    Current assets....................................................   $326,481   $165,281
    Property, plant and equipment.....................................    331,849     78,658
                                                                         --------   --------
              Total assets............................................   $658,330   $243,939
                                                                         ========   ========
    Current liabilities...............................................   $481,197   $ 72,064
    Stockholders' equity..............................................    177,133    171,875
                                                                         --------   --------
              Total liabilities and stockholders' equity..............   $658,330   $243,939
                                                                         ========   ========
                                                                  1995       1994       1993
                                                            ----------   --------   --------
    Total revenue.........................................  $1,152,789   $975,798   $538,065
                                                             =========   ========   ========
    Net income............................................  $  335,256   $301,688   $ 77,197
                                                             =========   ========   ========
    Bank's proportionate share of earnings................  $  167,628   $150,844   $ 38,598
                                                             =========   ========   ========

NOTE 7.  PREMISES AND EQUIPMENT

     Premises and equipment at September 30, stated at cost, are summarized by major classification as follows:

                                                                       1995         1994
                                                                    ----------   ----------
    Land and improvements.........................................  $  155,986   $  155,986
    Buildings.....................................................     963,045      949,425
    Furniture and equipment.......................................     599,700      532,614
                                                                    ----------   ----------
                                                                     1,718,731    1,638,025
    Less accumulated depreciation.................................     782,849      684,335
                                                                    ----------   ----------
                                                                    $  935,882   $  953,690
                                                                     =========    =========

     Depreciation expense was $92,626 and $89,424 for the years ended September 30, 1995 and 1994, respectively.

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8.  DEPOSITS

     Deposits at September 30, are as follows:





                                        WEIGHTED
                                        AVERAGE
                                        RATE AT              1995                     1994
                                     SEPTEMBER 30,   ---------------------    ---------------------
                                          1995         AMOUNT      PERCENT      AMOUNT      PERCENT
                                      ------------   -----------   -------    -----------   -------
                                      (UNAUDITED)
    Demand and NOW accounts
      including non-interest bearing
      deposits of $441,459 in 1995
      and $115,158 in 1994..........      3.01%      $ 3,697,552      4.80%   $ 2,782,782      4.27%
    Money market....................      3.41         8,624,668     11.20     10,259,090     15.72
    Passbook savings................      3.28         3,830,877      4.98      4,227,358      6.48
                                                     -----------   -------    -----------   -------
                                                      16,153,097     20.98     17,269,230     26.47
                                                     -----------   -------    -----------   -------
    Certificates of deposit:
    Fixed rates 7% and over.........      7.85            61,348       .08        282,342       .43
    Variable rates..................      5.83        60,760,854     78.94     47,692,194     73.10
                                                     -----------   -------    -----------   -------
                                                      60,822,202     79.02     47,974,536     73.53
                                                     -----------   -------    -----------   -------
                                                     $76,975,299    100.00%   $65,243,766    100.00%
                                                      ==========    ======     ==========    ======

     The aggregate amount of short-term (maturities of one year or less) jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $10,041,735 at September 30, 1995.

     At September 30, 1995, scheduled maturities of certificates of deposit are approximately as follows:

          1 year or less..............................................  $35,004,000
          1 - 3 years.................................................   22,778,000
          3 - 5 years.................................................    3,040,000
          5 - 10 years................................................           --
                                                                        -----------
                                                                        $60,822,000
                                                                         ==========

     Interest expense on deposits for the years ended September 30, is summarized as follows:

                                                           1995         1994         1993
                                                        ----------   ----------   ----------
     Money market.....................................  $  303,003   $  334,418   $  324,661
     Passbook savings.................................     122,411      106,173      100,515
     NOW..............................................      83,454       78,128       54,245
     Certificates of deposit..........................   2,961,846    2,084,136    2,295,694
                                                        ----------   ----------   ----------
                                                        $3,470,714   $2,602,855   $2,775,115
                                                         =========    =========    =========

NOTE 9.  INCOME TAXES

     Through September 30, 1995, the Savings Bank has incurred approximately $2,112,049 in tax deductions for loan losses that have not been utilized for provisions on the books. These excess tax deductions are the result of certain conditions that were met in determining taxable income. These conditions when met, provide for a special bad debt deduction based on a percentage of taxable income (presently 8%) or on specified experience formulas. The Savings Bank used the percentage of taxable income method in 1995, 1994, and

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1993. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than bad debt losses, they will be subject to federal income tax at the current corporate rate.

     The components of income tax expense for the years ended September 30, 1995, 1994 and 1993 are summarized as follows:

                                                               1995       1994       1993
                                                             --------   --------   --------
    Federal:
      Current..............................................  $449,423   $539,902   $621,452
      Deferred.............................................   (13,604)    37,875     77,815
                                                             --------   --------   --------
                                                              435,819    577,777    699,267
                                                             --------   --------   --------
    State:
      Current..............................................    33,559     64,444     96,190
      Deferred.............................................    (2,401)     6,626     17,737
                                                             --------   --------   --------
                                                               31,158     71,070    113,927
                                                             --------   --------   --------
              Total income tax expense.....................  $466,977   $648,847   $813,194
                                                             ========   ========   ========

     The difference between the provision for income tax and the amount computed by applying the federal income tax rate to earnings before income taxes are as follows:

                                                               YEARS ENDED SEPTEMBER 30,
                                                             ------------------------------
                                                               1995       1994       1993
                                                             --------   --------   --------
    Expected income tax expense at federal tax rate........  $530,609   $699,840   $783,188
    Increase (decrease) in expense resulting from:
      Statutory bad debt deduction.........................        --         --    (53,857)
      Provision for loan losses not deductible for income
         tax purposes......................................        --    (26,184)   (22,712)
      Write down of real estate owned not deductible for
         income tax purposes...............................   (19,767)        --         --
      Stock dividends......................................        --     (6,018)   (12,988)
      Income from equity investments.......................   (56,994)   (51,282)   (20,551)
      State taxes based on income..........................    93,637    123,501    138,210
      Realized gain (loss) on real estate..................   (31,378)    (4,941)     4,608
      Dividend received deduction..........................   (56,100)   (56,100)   (15,300)
      Restatement of deferred tax liability................        --         --      3,468
      Stock option deduction...............................        --         --     20,686
      Other, net...........................................     6,970    (29,969)   (11,558)
                                                             --------   --------   --------
                                                             $466,977   $648,847   $813,194
                                                             ========   ========   ========

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following summarizes the source and expected tax consequence of future taxable deductions (income) which comprise the deferred tax asset and liability.

                                                                         1995       1994
                                                                        -------   --------
    Deferred tax asset:
      Difference in recognition of unrealized gain or loss of
         investment securities........................................  $    --   $106,295
      Difference in recognition of unrealized loss on write down to
         fair market value of real estate owned.......................   19,764         --
      Difference between financial statement and tax bad debt
         deduction....................................................   55,789     55,789
      Accrued post retirement benefit deferred for tax purposes.......    5,100      9,180
                                                                        -------   --------
                                                                        $80,653   $171,264
                                                                        =======   ========
    Deferred tax liability:
      Difference in recognition of unrealized gain or loss of
         investment securities........................................  $15,552   $     --
      Difference between financial statement and tax depreciation.....   12,088     12,282
      Difference in recognition of earnings in unconsolidated
         subsidiary...................................................   29,531     29,659
                                                                        -------   --------
                                                                        $57,171   $ 41,941
                                                                        =======   ========

NOTE 10.  PENSION PLAN

     The Savings Bank sponsors a defined benefit pension plan that covers substantially all employees meeting age and service requirements. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the company and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets consist of primarily investment-grade corporate bonds, U.S. government obligations, certificates of deposits and guaranteed investment contracts.

     Effective October 1, 1989, the Savings Bank adopted Statement of Financial Accounting Standards No. 87 (SFAS 87), "Employers' Accounting for Pensions".

     Pension expense for September 30 includes the following components:

                                                                       1995         1994
                                                                     --------     --------
    Service cost of the current period.............................  $ 27,892     $ 27,875
    Interest cost on the projected benefit obligation..............    23,785       20,216
    Expected return on assets held in the plan.....................   (30,525)     (27,269)
    Net amortization of prior service cost, transition liability,
      and net gain.................................................     3,575        6,236
                                                                     --------     --------
    Pension expense, included in compensation and benefits.........  $ 24,727     $ 27,058
                                                                     ========     ========

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following sets forth the funded status of the plan at September 30:

                                                                       1995         1994
                                                                     --------     --------
    Actuarial present value of benefit obligations:
      Vested benefits..............................................  $294,986     $256,803
      Nonvested....................................................     1,499        2,261
                                                                     --------     --------
      Accumulated benefit obligation...............................   296,485      259,064
      Effect of anticipated future compensation levels and other
         events....................................................    86,135       93,309
                                                                     --------     --------
      Projected benefit obligation.................................   382,620      352,373
      Fair value of assets held in the plan........................   402,414      381,565
                                                                     --------     --------
      Projected benefit obligation over (under) funded plan
         assets....................................................  $(19,794)    $(29,192)
                                                                     ========     ========

     The funded excess consists of the following:

                                                                        1995       1994
                                                                      --------   ---------
    Unrecognized net obligation.....................................  $  5,147   $   5,719
    Net unrecognized loss (gain) from past experience different than
      assumed.......................................................    68,452      83,207
    (Prepaid) accrued pension cost included in (other assets) or accrued expenses and other liabilities on the balance sheet at
      September 30..................................................   (93,393)   (118,120)
                                                                      --------   ---------
                                                                      $ 19,794   $  29,194
                                                                      ========   =========

     Assumptions used to develop the net periodic pension cost were:

                                                                           1995       1994
                                                                           ----       ----
    Discount rate........................................................  7.00%      6.75%
    Expected long-term rate of return on assets..........................  8.00%      8.00%
    Rate of increase in compensation levels..............................  3.00%      3.00%

     The Savings Bank uses straight-line method of amortization for prior service cost and unrecognized gains and losses.

NOTE 11.  DEFERRED COMPENSATION AGREEMENT

     The Savings Bank has a deferred compensation agreement with a retired officer. The agreement was renewed in January, 1990. Among other provisions, the Savings Bank will provide monthly compensation of $850 per month for a period not exceeding eighty-four months. The total commitment was accrued into expense in the year the amount due was fixed. No current expense has been recorded for September 30, 1995, 1994 and 1993.

     During 1993 the Savings Bank adopted the Financial Accounting Standard Board, Statement 106, "Accounting for Post Retirement Benefits". The statement provides for post retirement benefits to be recorded as a liability when such benefits are determinable and the liability is to be charged into income over the service period of the employee. The liability at September 30, 1995 and 1994 of $12,750 and 22,950, respectively, net of the benefit of the deferred tax asset, is being amortized over the period of payments.

NOTE 12. FINANCIAL INSTITUTIONS REFORM, RECOVERY, AND ENFORCEMENT ACT ("FIRREA") OF 1989

     FIRREA was signed into law on August 9, 1989; regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the Federal regulatory structure for institutions including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvest-

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ment-grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

     The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of adjusted total assets, a minimum regulatory core capital equal to 3 percent of adjusted total assets and for September 30, 1995, a risk-based capital ratio of 8.0 percent of risk-weighted assets. The ability to include qualifying supervisory goodwill for purposes of the leverage capital ratio requirement will be phased out by January 1, 1995.

     The Savings Bank, at September 30, 1995, meets the regulatory tangible capital, core capital, and risk-based capital requirements, as defined by FIRREA. At September 30, 1995, the Savings Bank's required regulatory tangible capital was $1,358,332 or 1.5% of total assets; required core capital was $2,716,667 or 3% of total assets and the required risk-based capital was $3,787,667 or 8% of total risk weighted assets, as defined by FIRREA.

     The Savings Bank expects to continue meeting the minimum capital requirements in the foreseeable future. However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in areas where the Savings Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of the Savings Bank to meet its future minimum capital requirements.

     Reconciliation of GAAP capital to regulatory capital:

                                                              TANGIBLE                       TOTAL
                                              GAAP CAPITAL     CAPITAL     CORE CAPITAL     CAPITAL
                                              ------------   -----------   ------------   -----------
GAAP capital, as reported to OTS............                  12,472,099     12,472,099    12,472,099
Nonallowable assets:
  Goodwill -- total.........................                     (58,908)       (58,908)      (58,908)
  Deferred tax asset, net...................                     (23,482)       (23,482)      (23,482)
                                                             -----------   ------------   -----------
Regulatory capital, computed................                  12,389,709     12,389,709    12,389,709
Minimum capital requirements................                   1,358,332      2,716,663     4,074,995
                                                             -----------   ------------   -----------
Regulatory capital -- excess (deficiency)...                 $11,031,377   $  9,673,046   $ 8,314,714
                                                              ==========     ==========    ==========

NOTE 13.  STOCKHOLDERS' EQUITY

     On March 18, 1991, the Savings Bank completed its conversion from a depositor-owned institution to a stockholder-owned institution by selling 278,341 shares of common stock at $10 a share. The cost of conversion was $304,285.

     Federal regulations permit the Savings Bank to pay dividends only from net earnings and retained earnings and do not permit the Savings Bank to pay cash dividends on common stock if its net worth would be reduced below the level required by the regulations or the amount required for the liquidation account established by the Plan of Conversion. In order to grant a priority to eligible account holders (as defined in the Plan of Conversion) in the event of future liquidation, the Savings Bank, at the time of conversion, established a liquidation account in an amount equal to its net worth as of September 30, 1990, adjusted as described below. In the event of future liquidation of the Savings Bank, eligible account holders who continue to

                    FIRST FEDERAL BANK OF NORTHWEST GEORGIA,
                      FEDERAL SAVINGS BANK AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

maintain their deposit accounts shall be entitled to receive a distribution from the liquidation account based on their proportionate share of the then total remaining qualifying deposits. The total amount of the liquidation account will be decreased as the balances of eligible account holders are reduced on annual determination dates subsequent to the conversion. No dividends may be paid to stockholders if such dividends reduce the stockholders' equity of the Savings Bank below the amount required for the liquidation account. Upon acquisition or merger of the Savings Bank, the subsequent acquiror or successor must assume the obligation and adhere to the restrictions relating to the liquidation account of the Savings Bank at the time of acquisition or merger.

     The Savings Bank may not, for a period of three years from the date of conversion, repurchase any of its stock from any person, except in the event of an offer to repurchase by the Savings Bank on a pro rata basis to all shareholders of the Savings Bank that is approved by the OTS, and except for the repurchase of qualifying shares of a Director. Furthermore, the Savings Bank may not declare or pay a cash dividend on, or repurchase any of, its common stock if the effect thereof would cause the stockholders' equity of the Savings Bank to be reduced below either the amount required for the liquidation account or the regulatory capital requirement imposed by the OTS. In addition, for a period of three years after the date of conversion, the Savings Bank may not declare or pay a cash dividend or repurchase any of its stock in an amount in excess of 50% of the greater of its net earnings for the current year or the average of the Savings Bank's net earnings for the current year and not more than two of the immediately preceding years.

NOTE 14.  STOCK OPTION PLAN

     In connection with the Conversion, the Savings Bank's Board of Directors adopted a stock option plan (the "Option Plan"). The Option Plan was ratified by the shareholders of the Savings Bank on January 27, 1992. Pursuant to the Option Plan, 25,000 shares of capital stock are reserved for future issuance by First Federal, upon exercise of stock options to be granted, to directors, officers and other key employees. The purpose of the Option Plan is to attract, encourage and increase the incentive for continued service and employment of directors, officers and key employees by facilitating their purchase of an equity interest in First Federal. The option price may not be less than 100% of the fair market value of the shares on the date of the grant. No option will be exercisable after the expiration of ten years from the date it is granted unless otherwise provided for in the terms of such option.

     As of September 30, 1995, 23,040 options had been granted allowing the individuals to purchase stock at $10 per share. These options expire March 22, 2001. As of September 30, 1995, 20,980 options had been exercised or expired.

NOTE 15.  SUBSEQUENT EVENTS

     On September 29, 1995, the Savings Bank entered into an agreement with Regions Financial Corporation providing for Regions Financial Corporation to purchase all of the outstanding shares of First Federal Bank of Northwest Georgia, Federal Savings Bank. The purchase will result in an exchange of 1.293 shares of Regions Financial Corporation for each share of First Federal Bank of Northwest Georgia, Federal Savings Bank stock.

     The merger and other transactions contained in the merger agreement shall become effective the earlier of:

          1. When the OTS declares the merger effective or

          2. the date of endorsement of the Articles of Combination filed with the OTS.

     Subsequent to September 30, 1995, the Savings Bank issued 2,060 shares of its common stock under the Option Plan. Estimate fair market value of one share of common stock based on the most recent trade is approximately $15. Had the stock issuance occurred by October 1, 1994, net earnings per share would have approximated $3.64 for 1995.

                                                                 FINAL AGREEMENT
                                                                 APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                 BY AND BETWEEN

            FIRST FEDERAL BANK OF NORTHWEST GEORGIA, FEDERAL SAVINGS
                                      BANK
                                      AND
                         REGIONS FINANCIAL CORPORATION
                         DATED AS OF SEPTEMBER 29, 1995

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Parties................................................................................   A-5
Preamble...............................................................................   A-5
ARTICLE ONE -- TRANSACTIONS AND TERMS OF MERGER........................................   A-5
  1.1     Merger.......................................................................   A-5
  1.2     Time and Place of Closing....................................................   A-5
  1.3     Effective Time...............................................................   A-6
ARTICLE TWO -- TERMS OF MERGER.........................................................   A-6
  2.1     Business of Surviving Association............................................   A-6
  2.2     Assumption of Rights.........................................................   A-6
  2.3     Assumption of Liabilities....................................................   A-6
  2.4     Charter......................................................................   A-6
  2.5     Bylaws.......................................................................   A-6
  2.6     Directors and Officers.......................................................   A-6
ARTICLE THREE -- MANNER OF CONVERTING SHARES...........................................   A-7
  3.1     Conversion of Shares.........................................................   A-7
  3.2     Anti-Dilution Provisions.....................................................   A-7
  3.3     Shares Held by First Federal or Regions......................................   A-7
  3.4     Dissenting Stockholders......................................................   A-7
  3.5     Fractional Shares............................................................   A-7
  3.6     Conversion of Stock Options; Restricted Stock................................   A-8
ARTICLE FOUR -- EXCHANGE OF SHARES.....................................................   A-8
  4.1     Exchange Procedures..........................................................   A-8
  4.2     Rights of Former First Federal Stockholders..................................   A-9
ARTICLE FIVE -- REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL........................   A-9
  5.1     Organization, Standing, and Power............................................   A-9
  5.2     Authority; No Breach By Agreement............................................   A-9
  5.3     Capital Stock................................................................  A-10
  5.4     First Federal Subsidiaries...................................................  A-10
  5.5     Financial Statements.........................................................  A-11
  5.6     Absence of Undisclosed Liabilities...........................................  A-11
  5.7     Absence of Certain Changes or Events.........................................  A-11
  5.8     Adequacy of Reserves.........................................................  A-11
  5.9     Tax Matters..................................................................  A-12
  5.10    Assets.......................................................................  A-12
  5.11    Environmental Matters........................................................  A-12
  5.12    Compliance With Laws.........................................................  A-13
  5.13    Labor Relations..............................................................  A-13
  5.14    Employee Benefit Plans.......................................................  A-14
  5.15    Material Contracts...........................................................  A-15
  5.16    Legal Proceedings............................................................  A-16
  5.17    Reports......................................................................  A-16
  5.18    Statements True and Correct..................................................  A-16
  5.19    Tax and Regulatory Matters...................................................  A-17
  5.20    State Takeover Laws..........................................................  A-17
  5.21    Charter Provisions...........................................................  A-17
  5.22    Support Agreements...........................................................  A-17
ARTICLE SIX -- REPRESENTATIONS AND WARRANTIES OF REGIONS...............................  A-17
  6.1     Organization, Standing, and Power............................................  A-17
  6.2     Authority; No Breach By Agreement............................................  A-17
  6.3     Capital Stock................................................................  A-18
  6.4     Regions Subsidiaries.........................................................  A-18
  6.5     Financial Statements.........................................................  A-18
  6.6     Absence of Undisclosed Liabilities...........................................  A-19

                                                                                         PAGE
                                                                                         ----
  6.7     Absence of Certain Changes or Events.........................................  A-19
  6.8     Compliance With Laws.........................................................  A-19
  6.9     Legal Proceedings............................................................  A-19
  6.10    Reports......................................................................  A-19
  6.11    Statements True and Correct..................................................  A-20
  6.12    Authority of First Federal Interim...........................................  A-20
  6.13    Tax and Regulatory Matters...................................................  A-20
ARTICLE SEVEN -- CONDUCT OF BUSINESS PENDING CONSUMMATION..............................  A-21
  7.1     Covenants of Both Parties....................................................  A-21
  7.2     Covenants of First Federal...................................................  A-21
  7.3     Covenants of Regions.........................................................  A-22
  7.4     Adverse Changes in Condition.................................................  A-23
  7.5     Reports......................................................................  A-23
ARTICLE EIGHT -- ADDITIONAL AGREEMENTS.................................................  A-23
  8.1     Registration Statement; Proxy Statement; Stockholder Approval................  A-23
  8.2     Nasdaq/NMS Listing...........................................................  A-23
  8.3     Applications.................................................................  A-23
  8.4     Agreement as to Efforts to Consummate........................................  A-24
  8.5     Investigation and Confidentiality............................................  A-24
  8.6     Press Releases...............................................................  A-24
  8.7     Certain Actions..............................................................  A-24
  8.8     Tax Matters..................................................................  A-24
  8.9     Agreements of Affiliates.....................................................  A-25
  8.10    Employee Benefits and Contracts..............................................  A-25
  8.11    Indemnification..............................................................  A-25
ARTICLE NINE -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE......................  A-26
  9.1     Conditions to Obligations of Each Party......................................  A-26
  9.2     Conditions to Obligations of Regions.........................................  A-27
  9.3     Conditions to Obligations of First Federal...................................  A-27
ARTICLE TEN -- TERMINATION.............................................................  A-28
  10.1    Termination..................................................................  A-28
  10.2    Effect of Termination........................................................  A-31
  10.3    Non-Survival of Representations and Covenants................................  A-31
ARTICLE ELEVEN -- MISCELLANEOUS........................................................  A-31
  11.1    Definitions..................................................................  A-31
  11.2    Expenses.....................................................................  A-36
  11.3    Brokers and Finders..........................................................  A-36
  11.4    Entire Agreement.............................................................  A-36
  11.5    Amendments...................................................................  A-36
  11.6    Waivers......................................................................  A-36
  11.7    Assignment...................................................................  A-36
  11.8    Notices......................................................................  A-37
  11.9    Governing Law................................................................  A-37
  11.10   Counterparts.................................................................  A-37
  11.11   Captions.....................................................................  A-37
  11.12   Severability.................................................................  A-37
Signatures.............................................................................  A-38

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                    DESCRIPTION
------       ----------------------------------------------------------------------
   1.     -- Form of Support Agreement. (sec. 11.1).
   2.     -- Form of Plan of Merger and Combination between First Federal and First
             Federal Interim. (sec.sec. 1.1, 11.1).
   3.     -- Form of agreement of affiliates of First Federal. (sec. 8.9).
   4.     -- Form of Claims Letter. (sec. 9.2).
   5.     -- Form of Opinion Letter of First Federal's Counsel. (sec. 9.2).
   6.     -- Form of Opinion Letter of Regions' Counsel. (sec. 9.3).

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of September 29, 1995, by and between FIRST FEDERAL BANK OF NORTHWEST GEORGIA, FEDERAL SAVINGS BANK ("First Federal"), a federal stock savings bank organized and existing under the laws of the United States, with its principal office located in Cedartown, Georgia; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of First Federal and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of First Federal by Regions pursuant to the merger of a newly formed first tier, interim federal savings bank subsidiary of Regions ("First Federal Interim") with and into First Federal. At the effective time of such merger, the outstanding shares of the common stock of First Federal shall be converted into the right to receive shares of the common stock of Regions (except as provided herein). As a result, stockholders of First Federal shall become stockholders of Regions, and First Federal shall continue to conduct its business and operations as a wholly-owned, first tier subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of First Federal, the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, appropriate state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of First Federal common stock, to the extent exchanged for Regions common stock, will not give rise to gain or loss to the holders of First Federal common stock with respect to such exchange.

     Simultaneously with the execution and delivery of this Agreement, as a condition and inducement to Region's willingness to enter into this Agreement, each of First Federal's directors and executive officers are executing and delivering to Regions an agreement (each a "Support Agreement"), in substantially the form of Exhibit 1 to this Agreement.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                  ARTICLE ONE

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, First Federal Interim shall be merged with and into First Federal in accordance with and with the effect provided in Title 12, United States Code, Section 1467a(t) (the "Merger"). First Federal shall be the Surviving Association resulting from the Merger and shall be a wholly-owned, first tier Subsidiary of Regions and shall continue to be governed by the Laws of the United States. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of First Federal and Regions, and the terms of a Plan of Merger to be entered into by First Federal and First Federal Interim.

     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time of endorsement of the Articles of Combination filed with the OTS or on such other date and at such other time as the OTS declares the Merger effective (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of
(i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of First Federal approve this Agreement to the extent such approval is required by applicable Law; or such later date within thirty (30) days of such date as may be specified by Regions; provided that Regions may not delay the Effective Time pursuant to the immediately preceding clause if such delay would cause the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Time to occur prior to the Effective Time that, absent such delay, would have occurred subsequent to the Effective Time.

                                  ARTICLE TWO

                                TERMS OF MERGER

     2.1 BUSINESS OF SURVIVING ASSOCIATION. The business of the Surviving Association from and after the Effective Time shall continue to be that of a federal stock savings bank organized under the laws of the United States. The business shall be conducted from its main office located in such place as Regions may determine and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time.

     2.2 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of First Federal Interim shall be merged into and continued in the Surviving Association. All rights, franchises, and interests of both First Federal and First Federal Interim in and to every type of property (real, personal, and mixed), and all choses in action of both First Federal and First Federal Interim shall be transferred to and vested in the Surviving Association without any deed or other transfer. The Surviving Association, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either First Federal or First Federal Interim at the Effective Time.

     2.3 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both First Federal and First Federal Interim of every kind and description (including without limitation the liquidation account established by First Federal in connection with its conversion to the stock form of organization, as in existence at the Effective Time) shall be assumed by the Surviving Association, and the Surviving Association shall be bound thereby in the same manner and to the same extent that First Federal and First Federal Interim were so bound at the Effective Time.

     2.4 CHARTER. The Charter of First Federal in effect immediately prior to the Effective Time shall be the Charter of the Surviving Association until otherwise amended or repealed.

     2.5 BYLAWS. The Bylaws of First Federal in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Association until otherwise amended or repealed.

     2.6 DIRECTORS AND OFFICERS. The directors of First Federal in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Association from and after the Effective Time in accordance with the Bylaws of the Surviving Association. The officers of First Federal in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Association from and after the Effective Time in accordance with the Bylaws of the Surviving Association.

                                 ARTICLE THREE

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations or associations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of First Federal Interim Common Stock issued and outstanding at the Effective Time shall be converted into and exchanged for one share of First Federal Common Stock.

          (c) Each share of First Federal Common Stock (excluding shares held by any First Federal Company or by any Regions Company, which shares shall be canceled as provided in Section 3.3 of this Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for 1.293 of a share of Regions Common Stock, subject to adjustment as provided in Section 10.1(g) of this Agreement (the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event First Federal or Regions changes the number of shares of First Federal Common Stock or Regions Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY FIRST FEDERAL OR REGIONS. Each of the shares of First Federal Common Stock held by any First Federal Company or by any Regions Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.4 DISSENTING STOCKHOLDERS. Any holder of shares of First Federal Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by 12 C.F.R. sec. 552.14 shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of 12 C.F.R. sec. 552.14 and surrendered to the Surviving Association the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of First Federal fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of First Federal Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of First Federal Common Stock held by such holder. First Federal will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to First Federal.

     3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of First Federal Common Stock exchanged pursuant to the Merger, or of options to purchase shares of First Federal Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street

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Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.6 CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK. (a) At the Effective Time, all rights with respect to First Federal Common Stock pursuant to stock options or stock appreciation rights ("First Federal Options") granted by First Federal under the First Federal Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each First Federal Option, in accordance with the terms of the First Federal Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each First Federal Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such First Federal Option shall be equal to the number of shares of First Federal Common Stock subject to such First Federal Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such First Federal Option shall be adjusted by dividing the per share exercise price under each such First Federal Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." First Federal agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) All restrictions or limitations on transfer with respect to First Federal Common Stock awarded under the First Federal Stock Plans or any other plan, program, or arrangement of any First Federal Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                  ARTICLE FOUR

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions shall cause First Alabama Bank acting as the exchange agent (the "Exchange Agent") to mail to the former stockholders of First Federal appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of First Federal Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of First Federal Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of First Federal Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of First Federal Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of First Federal Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of First Federal Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, the Surviving Association, nor the Exchange Agent shall be liable to a holder of First Federal Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

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

     4.2 RIGHTS OF FORMER FIRST FEDERAL STOCKHOLDERS. At the Effective Time, the stock transfer books of First Federal shall be closed as to holders of First Federal Common Stock immediately prior to the Effective Time, and no transfer of First Federal Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Agreement, each certificate theretofore representing shares of First Federal Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of First Federal shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of First Federal Common Stock are converted, regardless of whether such holders have exchanged their certificates representing First Federal Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of First Federal Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such First Federal Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                  ARTICLE FIVE

                REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL

     First Federal hereby represents and warrants to Regions as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. First Federal is a federal stock savings bank duly organized, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. First Federal is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) First Federal has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of First Federal Common Stock. The execution, delivery, and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of First Federal, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of First Federal Common Stock. Subject to such requisite approval, this Agreement represents, and, when executed and delivered, the Plan of Merger will represent, legal, valid, and binding obligations of First Federal, enforceable against First Federal in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific

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performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement and the Plan of Merger by First Federal, nor the consummation by First Federal of the transactions contemplated hereby or thereby, nor compliance by First Federal with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of First Federal's Charter or Bylaws, or (ii) except as disclosed in Section 5.2(b) of the First Federal Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Federal Company under, any Contract or Permit of any First Federal Company, or
(iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any First Federal Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Federal of the Merger and the other transactions contemplated in this Agreement or the Plan of Merger.

     5.3 CAPITAL STOCK. (a) The authorized capital stock of First Federal consists of (i) 10,000,000 shares of First Federal Common Stock, of which 298,541 shares are issued and outstanding as of the date of this Agreement and not more than 300,601 shares will be issued and outstanding at the Effective Time, and (ii) 10,000,000 shares of First Federal Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of First Federal Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of First Federal Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of First Federal.

     (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3(b) of the First Federal Disclosure Memorandum, there are no shares of capital stock or other equity securities of First Federal outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of First Federal or contracts, commitments, understandings, or arrangements by which First Federal is or may be bound to issue additional shares of First Federal capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     5.4 FIRST FEDERAL SUBSIDIARIES. First Federal has disclosed in Section 5.4 of the First Federal Disclosure Memorandum all of the First Federal Subsidiaries as of the date of this Agreement. Except as disclosed, First Federal or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each First Federal Subsidiary. No equity securities of any First Federal Subsidiary are or may become required to be issued (other than to a First Federal Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any First Federal Subsidiary is bound to issue (other than to a First Federal Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any First Federal Company is or may be bound to transfer any shares of the capital stock of any First Federal Subsidiary (other than to a First Federal Company). There are no Contracts relating to the rights of any First Federal Company to vote or to dispose of any shares of the capital stock of any First Federal Subsidiary. All of the shares of capital stock of each First Federal Subsidiary held by a First Federal Company are duly authorized, validly issued, and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the First Federal Company free and clear of any Lien. Each First Federal Subsidiary is a corporation, and is duly organized,

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

validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each First Federal Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal.

     5.5 FINANCIAL STATEMENTS. First Federal has disclosed in Section 5.5 of the First Federal Disclosure Memorandum, and has delivered to Regions copies of, all First Federal Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all First Federal Financial Statements prepared subsequent to the date hereof. The First Federal Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the First Federal Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the First Federal Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the First Federal Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section 5.6 of the First Federal Disclosure Memorandum, and to the Knowledge of First Federal, no First Federal Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal, except Liabilities which are accrued or reserved against in the consolidated balance sheets of First Federal as of September 30, 1994 included in the First Federal Financial Statements or reflected in the notes thereto. Except as disclosed in Section 5.6 of the First Federal Disclosure Memorandum, no First Federal Company has incurred or paid any Liability since September 30, 1994, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1994, except as disclosed in the First Federal Financial Statements filed with the OTS after such date and prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal, and (ii) the First Federal Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of First Federal provided in Article Seven of this Agreement.

     5.8 ADEQUACY OF RESERVES. (a) The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of First Federal included in the most recent First Federal Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of First Federal included in the First Federal Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the First Federal Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the First Federal Companies as of the dates thereof.

     (b) The reserve for losses on real estate owned ("REO Reserve") shown on the consolidated balance sheets of First Federal included in the most recent First Federal Financial Statements dated prior to the date of this Agreement was, and the REO Reserve shown on the consolidated balance sheets of First Federal included in the First Federal Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory

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

requirements or guidelines) to provide for losses relating to or inherent in the other real estate owned portfolios of the First Federal Companies as of the dates thereof.

     (c) The reserves for losses in respect of Litigation ("Litigation Reserves") shown on the consolidated balance sheets of First Federal included in the most recent First Federal Financial Statements dated prior to the date of this Agreement was, and the Litigation Reserves shown on the consolidated balance sheets of First Federal included in the First Federal Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or arising out of Litigation of the First Federal Companies as of the dates thereof.

     5.9 TAX MATTERS. (a) All Tax returns required to be filed by or on behalf of any of the First Federal Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before September 30, 1994 and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on First Federal, and all such returns filed are complete and accurate in all material respects. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on First Federal, except to the extent reserved against in the First Federal Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) Except as disclosed in Section 5.9(b) of the First Federal Disclosure Memorandum, none of the First Federal Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the First Federal Companies for the period or periods through and including the date of the respective First Federal Financial Statements has been made and is reflected on such First Federal Financial Statements.

     (d) Effective for the fiscal year ended September 30, 1994, First Federal adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

     5.10 ASSETS. Except as disclosed or reserved against in the First Federal Financial Statements, the First Federal Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the First Federal Companies. All material tangible properties used in the businesses of the First Federal Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with First Federal's past practices. All Assets which are material to the business of the First Federal Companies, held under leases or subleases by any of the First Federal Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     5.11 ENVIRONMENTAL MATTERS. (a) To the Knowledge of First Federal, each First Federal Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal.

     (b) To the Knowledge of First Federal, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any First Federal Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at,

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

on, under, or involving a site owned, leased, or operated by any First Federal Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal.

     (c) To the Knowledge of First Federal, there is no Litigation pending or threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or First Federal in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal.

     (d) To the Knowledge of First Federal, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal.

     (e) To the Knowledge of First Federal, during the period of (i) any First Federal Company's ownership or operation of any of their respective current properties, (ii) any First Federal Company's participation in the management of any Participation Facility, or, (iii) any First Federal Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal. Prior to the period of (i) any First Federal Company's ownership or operation of any of their respective current properties,
(ii) any First Federal Company's participation in the management of any Participation Facility, or (iii) any First Federal Company's holding of a security interest in a Loan Property, to the Knowledge of First Federal, there were no releases of Hazardous Material or oil in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal.

     5.12 COMPLIANCE WITH LAWS. First Federal is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Each First Federal Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal. Except as disclosed in Section 5.12 of the First Federal Disclosure Memorandum, none of the First Federal Companies:

          (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal; and

          (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any First Federal Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal, (ii) threatening to revoke any material Permits the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal, or (iii) requiring any First Federal Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

     5.13 LABOR RELATIONS. No First Federal Company is the subject of any Litigation asserting that it or any other First Federal Company has committed an unfair labor practice (within the meaning of the National

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Labor Relations Act or comparable state law) or seeking to compel it or any other First Federal Company to bargain with any labor organization as to wages or conditions of employment, nor is any First Federal Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any First Federal Company, pending or threatened, or to its Knowledge, is there any activity involving any First Federal Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 EMPLOYEE BENEFIT PLANS.  (a) First Federal has disclosed in Section
5.14 of the First Federal Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by any First Federal Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "First Federal Benefit Plans"). Any of the First Federal Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "First Federal ERISA Plan." Any First Federal ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "First Federal Pension Plan." On or after September 26, 1980, neither First Federal nor any First Federal Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

     (b) First Federal has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such First Federal Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such First Federal Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any First Federal Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

     (c) Except as disclosed in Section 5.14(c) of the First Federal Disclosure Memorandum, all First Federal Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal. Except as disclosed in Section 5.14(c) of the First Federal Disclosure Memorandum, each First Federal ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and First Federal is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Except as disclosed in Section 5.14(c) of the First Federal Disclosure Memorandum, each trust created under any First Federal ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and First Federal is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each First Federal Benefit Plan, except as disclosed in Section 5.14(c) of the First Federal Disclosure Memorandum, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any First Federal ERISA Plan. Except as disclosed in Section 5.14(c) of the First Federal Disclosure Memorandum, no First Federal Company has engaged in a transaction with respect to any First Federal Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any First Federal Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal.

     (d) No First Federal Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any First Federal Pension Plan, (ii) no change in the actuarial assumptions with respect to any First Federal Pension Plan, and (iii) no increase in benefits under any First Federal Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal or materially adversely affect the funding status of any such plan. Neither any First Federal Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any First Federal Company, or the single-employer plan of any entity which is considered one employer with First Federal under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No First Federal Company has provided, or is required to provide, security to a First Federal Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (e) No liability under Title IV of ERISA has been or is expected to be incurred by any First Federal Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate).

     (f) Except as disclosed in Section 5.14(f) of the First Federal Disclosure Memorandum, no First Federal Company has any obligations for retiree health and life benefits under any of the First Federal Benefit Plans.

     (g) Except as disclosed in Section 5.14(g) of the First Federal Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any First Federal Company from any First Federal Company under any First Federal Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Federal Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (h) Except as disclosed in Section 5.14(h) of the First Federal Disclosure Memorandum, no oral or written representation or communication with respect to any aspect of the First Federal Benefit Plans has been made to employees of any of the First Federal Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Except as disclosed in Section 5.14(h) of the First Federal Disclosure Memorandum, all First Federal Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the First Federal Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

     5.15 MATERIAL CONTRACTS. Except as disclosed in Section 5.15 of the First Federal Disclosure Memorandum, none of the First Federal Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any First Federal Company or the guarantee by any First Federal Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among First Federal Companies; and
(iv) any other Contract or
amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by First Federal with the OTS as of the date of this Agreement that has not been filed as an exhibit to First Federal's Form 10-K for the fiscal year ended September 30, 1994, (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "First Federal Contracts"). None of the First Federal Companies is in Default under any First Federal Contract which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Federal.

     5.16 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the First Federal Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of First Federal, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any First Federal Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any First Federal Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal. First Federal has disclosed in Section 5.16 of the First Federal Disclosure Memorandum all Litigation pending or, to the Knowledge of First Federal, threatened as of the date of this Agreement where there are claims against First Federal.

     5.17 REPORTS. Since January 1, 1990, or the date of organization if later, each First Federal Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the OTS, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any First Federal Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any First Federal Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any First Federal Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to First Federal's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a First Federal Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of First Federal, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any First Federal Company or any Affiliate thereof is responsible for filing with any

Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.19 TAX AND REGULATORY MATTERS. No First Federal Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of First Federal, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

     5.20 STATE TAKEOVER LAWS. No fair price, control share, business combination, supermajority voting, or similar Law is applicable to the transactions contemplated by this Agreement.

     5.21 CHARTER PROVISIONS. Each First Federal Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person (other than a Regions Company) under the Charter, Bylaws, or other governing instruments of any First Federal Company or restrict or impair the ability of Regions to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any First Federal Company that may be acquired or controlled by it.

     5.22 SUPPORT AGREEMENTS. Each of the directors and executive officers of First Federal has executed and delivered to Regions an agreement in substantially the form of Exhibit 1 to this Agreement.

                                  ARTICLE SIX

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to First Federal as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Region's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans and other than Consents, filings, or notifications which, if not obtained or made, is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions or First Federal Interim of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions consists of 120,000,000 shares of Regions Common Stock, of which 45,397,944 shares were issued and outstanding and 1,474,579 shares were held as treasury shares as of June 30, 1995. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of First Federal Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Delaware GCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of First Federal Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 REGIONS SUBSIDIARIES. Regions has disclosed in Section 6.4 of the Regions Disclosure Memorandum all of the Regions Subsidiaries as of the date of this Agreement. Except as disclosed, Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to an Regions Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to an Regions Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to an Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by an Regions Company are duly authorized, validly issued, and fully paid and (except pursuant to 12 U.S.C. Section 55, in the case of national banks) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

     6.5 FINANCIAL STATEMENTS. Regions has disclosed in Section 6.5 of the Regions Disclosure Memorandum and has delivered to First Federal copies of all Regions Financial Statements prepared for periods ended prior to the date hereof and will deliver to First Federal copies of all Regions Financial Statements prepared subsequent to the date hereof. The Regions Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Regions Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Regions

Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the Regions Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of June 30, 1995 included in the Regions Financial Statements or reflected in the notes thereto. Except as disclosed in Section 6.6 of the Regions Disclosure Memorandum, no Regions Company has incurred or paid any Liability since June 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1995, except as disclosed in the Regions Financial Statements filed with the SEC after such date and prior to the date of this Agreement or in Section 6.7 of the Regions Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.8 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions
Companies:

          (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or
     (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

     6.9 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the Regions Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.10 REPORTS. Since January 1, 1990, or the date of organization if later, Regions has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities

(except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.11 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to First Federal pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to First Federal's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of First Federal, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.12 AUTHORITY OF FIRST FEDERAL INTERIM. First Federal Interim is, or prior to the Effective Time will be, a federal stock savings bank duly organized, validly existing, and in good standing under the Laws of the United States as a wholly owned, first tier Subsidiary of Regions. First Federal Interim has, or will have, the corporate power and authority necessary to execute, deliver, and perform its obligations under the Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Plan of Merger and the consummation of the transactions contemplated therein, including the Merger, will be duly and validly authorized by all necessary corporate action in respect thereof on the part of First Federal Interim. When executed and delivered, the Plan of Merger will represent a legal, valid, and binding obligation of First Federal Interim, enforceable against First Federal Interim in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     6.13 TAX AND REGULATORY MATTERS. No Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

                                 ARTICLE SEVEN

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 COVENANTS OF BOTH PARTIES. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organizations and Assets and maintain its rights and franchises, and (iii) take no action which would materially adversely affect the ability of any Party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 COVENANTS OF FIRST FEDERAL. Except as specifically contemplated or permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, First Federal covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Regions:

          (a) amend the Charter, Bylaws, or other governing instruments of any First Federal Company; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a First Federal Company to another First Federal Company) in excess of an aggregate of $100,000 (for the First Federal Companies on a consolidated basis) except in the ordinary course of the business of First Federal Companies consistent with past practices (which shall include, for First Federal, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or, except as disclosed in Section 7.2(b) of the First Federal Disclosure Memorandum, forgive any such indebtedness of any Person to any First Federal Company (in excess of an aggregate of $25,000), or impose, or suffer the imposition, on any share of stock held by any First Federal Company of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any First Federal Company, or declare or pay any dividend or make any other distribution in respect of any First Federal Common Stock; provided that First Federal may (to the extent legally able to do so), but shall not be obligated to, declare and pay (i) regular quarterly cash dividends at a rate not in excess of $.15 per share and (ii) a regular annual cash dividend for the 1995 calendar year (to be paid in January 1996) at a rate not in excess of $1.00 per share on the shares of First Federal Common Stock with usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the First Federal Disclosure Memorandum; and provided further, that any dividend declared or payable on the shares of First Federal Common Stock for the quarter during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Regions and First Federal, be declared only if the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Time occurs is prior to the Effective Time; or

          (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Federal Common Stock or any other capital stock of any First Federal Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any First Federal Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Federal Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any First Federal Subsidiary (unless any such shares of stock are sold or otherwise transferred to another First Federal Company) or any Assets having in the aggregate a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by First Federal in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any First Federal Company except as disclosed in Section 7.2(g) of the First Federal Disclosure Memorandum or as required by Law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in Section 7.2(g) of the First Federal Disclosure Memorandum; enter into or amend any severance agreements with officers of any First Federal Company except as disclosed in Section 7.2(g) of the First Federal Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any First Federal Company; or

          (h) except as disclosed in Section 7.2(h) of the First Federal Disclosure Memorandum, enter into or amend any employment Contract between any First Federal Company and any Person (unless such amendment is required by Law) that the First Federal Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) except as disclosed in Section 7.2(i) of the First Federal Disclosure Memorandum, adopt any new employee benefit plan or program of any First Federal Company or make any material change in or to any existing employee benefit plans or programs of any First Federal Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP; or

          (k) commence or settle any Litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the First Federal Financial Statements dated prior to the date of this Agreement, no First Federal Company shall settle any Litigation involving any Liability of any First Federal Company for money damages in excess of $25,000 or restrictions upon the operations of any First Federal Company; or

          (l) except in the ordinary course of business, enter into or terminate any material Contract or make any change in any material lease or Contract, other than renewals of leases and Contracts without material adverse changes of terms or as disclosed pursuant to Sections 7.2(g), (h), or (i) of the First Federal Disclosure Memorandum.

     7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that it will not, without the prior written consent of the chief executive officer or chief financial officer of First Federal amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of First Federal Common Stock.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and First Federal shall deliver to Regions copies of all such reports filed by First Federal promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, in the case of Regions, or the OTS, in the case of First Federal, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or the OTS, as the case may be, will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                 ARTICLE EIGHT

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. As soon as reasonably practicable after the execution of this Agreement, Regions shall file the Registration Statement with the SEC, provided First Federal has provided, on a reasonably timely basis, all information concerning First Federal necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. First Federal shall promptly furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. First Federal shall call a Stockholders' Meeting, to be held within forty-five (45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and the Plan of Merger, (ii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) First Federal shall, if required, file the Proxy Statement (which shall be included in the Registration Statement) with the OTS and mail it to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of First Federal shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its stockholders the approval of this Agreement and the Plan of Merger, and (iv) the Board of Directors and officers of First Federal shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

     8.2 NASDAQ/NMS LISTING. Regions shall file with the NASD a notification for the listing on the Nasdaq/NMS relating to the proposed issuance of the shares of Regions Common Stock to be issued to the holders of First Federal Common Stock pursuant to the Merger.

     8.3 APPLICATIONS. As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file, and First Federal shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this

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

Agreement. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

     8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 INVESTIGATION AND CONFIDENTIALITY. (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) First Federal shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with First Federal to preserve the confidentiality of the information relating to First Federal provided to such parties.

     8.6 PRESS RELEASES. Prior to the Effective Time, First Federal and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no First Federal Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any First Federal Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of First Federal's Board of Directors as advised in writing by counsel to such Board of Directors, no First Federal Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but First Federal may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. First Federal shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. First Federal shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

     8.8 TAX MATTERS. The Parties agree to use their reasonable efforts to obtain written opinions of Alston & Bird to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of First Federal Common Stock for Regions

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

Common Stock will not give rise to gain or loss to the stockholders of First Federal with respect to such exchange (except to the extent of any cash received), (iii) the exchange or conversion by the stockholders of First Federal of their First Federal Options for options with respect to Regions Common Stock, as contemplated by Section 3.6 of this Agreement, will not give rise to any gain or loss to such stockholders with respect to such exchange, and (iv) each of First Federal, Regions, and First Federal Interim will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions, counsel shall be entitled to rely upon representations of officers of First Federal and Regions reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

     8.9 AGREEMENTS OF AFFILIATES. First Federal has disclosed in Section 8.9 of the First Federal Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of First Federal for purposes of Rule 145 under the 1933 Act. First Federal shall use its reasonable efforts to cause each such Person to deliver to Regions not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3 to this Agreement, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of First Federal Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of First Federal pursuant to this Agreement to enforce the provisions of this Section 8.9). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the First Federal Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of First Federal should be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of First Federal shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of First Federal shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause First Federal and its Subsidiaries to honor on terms reasonably agreed upon by the Parties all employment, severance, consulting, and other compensation Contracts disclosed in Section section 8.10 of the First Federal Disclosure Memorandum to Regions between any First Federal Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the First Federal Benefit Plans.

     8.11 INDEMNIFICATION.  (a) Subject to the conditions set forth in paragraph
(b) below, for a period of six (6) years after the Effective Time, Regions shall, and shall cause the Surviving Association to, indemnify, defend, and hold harmless each person entitled to indemnification from a First Federal Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in applicable regulations of the OTS (including all official interpretations thereof) and First Federal's Charter and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by the Surviving Association is required to effectuate any indemnification, Regions shall cause the Surviving Association to direct, at the election of the Indemnified

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

Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a), upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or the Surviving Association shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or the Surviving Association elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Regions or the Surviving Association and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or the Surviving Association shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction,
(ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Association shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                                  ARTICLE NINE

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of First Federal shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action,

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

     suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) Nasdaq/NMS Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

          (g) Tax Matters. Each Party shall have received a copy of the Tax Opinions referred to in Section 8.8 of this Agreement. Each Party shall have delivered to the other a Certificate, dated as of the Effective Time, signed by its chief executive officer and chief financial officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinions were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of First Federal set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of First Federal set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of First Federal set forth in Sections 5.19, 5.20, 5.21, and 5.22 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of First Federal set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.19, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on First Federal; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of First Federal to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. First Federal shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by First Federal's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Claims Letters. Each of the directors and officers of First Federal shall have executed and delivered to Regions letters in substantially the form of Exhibit 4 to this Agreement.

          (e) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to First Federal, in substantially the form of Exhibit 5 to this Agreement.

     9.3 CONDITIONS TO OBLIGATIONS OF FIRST FEDERAL. The obligations of First Federal to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the

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

satisfaction of the following conditions, unless waived by First Federal pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Regions set forth in Section 6.13 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.13) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Regions shall have delivered to First Federal (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Region's Board of Directors and First Federal Interim's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Federal and its counsel shall request.

          (d) Fairness Opinion. First Federal shall have received a letter from The Robinson-Humphrey Company, Inc. or another financial adviser selected by First Federal dated not more than ten (10) days subsequent to the date of this Agreement and to be updated to a date not more than five (5) days prior to the date of the Proxy Statement, to the effect that in the opinion of such firm, the consideration to be received in the Merger by the stockholders of First Federal is fair to the stockholders of First Federal from a financial point of view.

          (e) Legal Opinion. First Federal shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 6 to this Agreement.

                                  ARTICLE TEN

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement and the Plan of Merger, and notwithstanding the approval of this Agreement by the stockholders of First Federal, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of First Federal; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of First Federal and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of First Federal and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of First Federal and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of First Federal fail to vote their approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby as required by the HOLA and the regulations of the OTS at the First Federal Stockholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of First Federal or by the Board of Directors of Regions in the event that the Merger shall not have been consummated by July 31, 1996, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of First Federal and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement as the date after which such Party may terminate this Agreement; or

          (g) By First Federal, if its Board of Directors determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

             (1) the Average Closing Price on the Determination Date of shares of Regions Common Stock shall be less than $36.00; and

             (2) (i) the quotient obtained by dividing the Average Closing Price on the Determination Date by $41.00 (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (x)(2)(ii) (such number being referred to herein as the "Index Ratio").

     subject, however, to the following three sentences. If First Federal refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of $36.00 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to First Federal of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g).

          For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

             "Average Closing Price" shall mean the average of the daily closing sales prices of Regions Common Stock as reported on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq/NMS ending at the close of trading on the Determination Date.

             "Determination Date" shall mean the date on which the Consent of the Board of Governors of the Federal Reserve System shall be received.

             "Index Group" shall mean the 20 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 20 bank holding companies and the weights attributed to them are as follows:

                              BANK HOLDING COMPANIES                         WEIGHTING
        -------------------------------------------------------------------  ---------
        AmSouth Bancorporation.............................................      4.73%
        Barnett Banks, Inc.................................................      7.80
        Central Fidelity Banks, Inc........................................      3.23
        Compass Bancshares, Inc............................................      3.09
        Crestar Financial Corporation......................................      3.05
        Deposit Guaranty Corporation.......................................      1.52
        First American Corporation.........................................      2.06
        First Commerce Corporation.........................................      2.35
        First Maryland Bancorp.............................................      1.37
        First Tennessee National Corporation...............................      2.72
        First Union Corporation............................................     13.91
        First Virginia Banks, Inc..........................................      2.75
        Hibernia Corporation...............................................      9.65
        Mercantile Bankshares Corporation..................................      3.84
        National Commerce Bancorporation...................................      2.00
        SouthTrust Corporation.............................................      6.75
        SunTrust Banks, Inc................................................      9.24
        Trustmark Corporation..............................................      2.83
        Union Planters Corporation.........................................      3.31
        Wachovia Corporation...............................................     13.80
                                                                             ---------
                  TOTAL....................................................    100.00%

             "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

             "Starting Date" shall mean September 25, 1995.

          If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this Section 10.1(g).

     10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Each of the Support Agreements shall be governed by its own terms as to its termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles Two, Three, Four, and Eleven and Sections 8.9, 8.10, and 8.11 of this Agreement.

                                 ARTICLE ELEVEN

                                 MISCELLANEOUS

     11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Reorganization, including the Plan of Merger and each of the Support Agreements and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Allowance" shall have the meaning provided in Section 5.8 of this Agreement.

          "Articles of Combination" shall mean the Articles of Combination to be filed with the OTS relating to the Merger as contemplated by Section 1.3 of this Agreement.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Business Combination" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than fifty percent (50%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third-party of more than fifty percent (50%) of the voting stock of, First Federal, other than the formation of a newly organized holding company for First Federal in which the shares of First Federal Common Stock are exchanged for shares of the holding company on a basis that does not cause the respective beneficial interests of each stockholder to change or transactions with a Regions Company.

          "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "Delaware GCL" shall mean the Delaware General Corporation Law.

          "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "Environmental Laws" shall mean all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Plan" shall have the meaning provided in Section 5.13 of this Agreement.

          "Exchange Agent" shall have the meaning provided in Section 4.1 of this Agreement.

          "Exchange Ratio" shall have the meaning provided in Section 3.1(c) of this Agreement.

          "Exhibits" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "First Federal Benefit Plans" shall have the meaning set forth in
     Section 5.13 of this Agreement.

          "First Federal Common Stock" shall mean the $.01 par value common stock of First Federal.

          "First Federal Companies" shall mean, collectively, First Federal and all First Federal Subsidiaries.

          "First Federal Disclosure Memorandum" shall mean the written information entitled "First Federal Savings Bank Disclosure Memorandum" delivered prior to the date of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "First Federal Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of First Federal as of June 30, 1995, and as of September 30, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1995, and for each of the three fiscal years ended September 30, 1994, 1993, and 1992, as filed by First Federal in SEC Documents, and
     (ii) the consolidated balance sheets of First Federal (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.

          "First Federal Interim Common Stock" shall mean the $1.00 par value common stock of First Federal Interim.

          "First Federal Preferred Stock" shall mean the preferred stock, par value $.01 per share, of First Federal.

          "First Federal Subsidiaries" shall mean the Subsidiaries of First Federal, which shall include the First Federal Subsidiaries described in
     Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of First Federal in the future and owned by First Federal at the Effective Time.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law.

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "Merger" shall mean the merger of First Federal Interim with and into First Federal referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "OTS" shall mean the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board).

          "Participation Facility" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "Party" shall mean either First Federal or Regions and "Parties" shall mean both First Federal and Regions.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Plan of Merger" shall mean the Plan of Merger and Combination, in substantially the form of Exhibit 2 to this Agreement, to be entered into by First Federal and, upon its organization, First Federal Interim setting forth the terms of the Merger.

          "Proxy Statement" shall mean the proxy statement used by First Federal to solicit the approval of its stockholders of the transactions contemplated by this Agreement and the Plan of Merger and shall include the prospectus of Regions relating to the shares of Regions Common Stock to be issued to the stockholders of First Federal.

          "Regions Common Stock" shall mean the $.625 par value common stock of Regions. "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

          "Regions Disclosure Memorandum" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to First Federal describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of June 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended June 30, 1995, and each of the three years ended December 31, 1994, 1993, and 1992, as filed by Regions in SEC Documents and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.

          "Regions Subsidiaries" shall mean the Subsidiaries of Regions.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Regions under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OTS, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder including the regulations of the OTS included in 12 C.F.R. Part 563g.

          "Stockholders' Meeting" shall mean the meeting of the stockholders of First Federal to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiary" or collectively "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its Regions; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 1 to this Agreement.

          "Surviving Association" shall mean First Federal, as the surviving savings association resulting from the Merger.

          "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

     11.2 EXPENSES. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 BROKERS AND FINDERS. Except for The Robinson-Humphrey Company, Inc. as to First Federal, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by First Federal or Regions, each of First Federal and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9 and 8.11 of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of First Federal Common Stock, there shall be made no amendment decreasing the consideration to be received by First Federal stockholders without the further approval of such stockholders.

     11.6 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive on behalf of it and First Federal Interim any Default in the performance of any term of this Agreement by First Federal, to waive or extend the time for the compliance or fulfillment by First Federal of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, First Federal, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions or First Federal Interim of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Federal under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Federal.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

    First Federal:      First Federal Bank of Northwest
                        Georgia, Federal Savings Bank
                        120 Main Street
                        Cedartown, Georgia 30125-2694
                        Telecopy Number: (404) 748-1820
                        Attention: Larry W. Dooley
                                   President and Managing Officer
    Copy to Counsel:    Sutherland, Asbill & Brennan
                        999 Peachtree Street, N.E.
                        Atlanta, Georgia 30309-3996
                        Telecopy Number: (404) 853-8053
                        Attention: B. Knox Dobbins
    Regions:            Regions Financial Corporation
                        417 North 20th Street
                        Birmingham, Alabama 35203
                        Telecopy Number: (205) 326-7571
                        Attention: Richard D. Horsley
                                   Vice Chairman and Executive Financial Officer
    Copy to Counsel:    Regions Financial Corporation
                        417 North 20th Street
                        Birmingham, Alabama 35203
                        Telecopy Number: (205) 326-7099
                        Attention: Samuel E. Upchurch, Jr.
                                   General Counsel and Corporate Secretary

     11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

     11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                         FIRST FEDERAL BANK OF
                                                NORTHWEST GEORGIA,
                                                FEDERAL SAVINGS BANK



By: /s/ BETTIE C. BRIDGES                       By: /s/ LARRY W. DOOLEY
    ---------------------------                     -----------------------
    Bettie C. Bridges                               Larry W. Dooley
    Secretary                                       President



[SAVINGS BANK SEAL]


ATTEST:                                         REGION FINANCIAL CORPORATION



By: /s/ SAMUEL E. UPCHURCH, JR.                 By: /s/ WILLIAM E. JORDAN
    ---------------------------                     -----------------------
    Samuel E. Upchurch, Jr.                         William E. Jordan
    Corporate Secretary                             Regional President



[CORPORATE SEAL]


                                                                      APPENDIX B

                         PLAN OF MERGER AND COMBINATION

     THIS PLAN OF MERGER AND COMBINATION (this "Plan of Merger") is made and
entered into as of the        day of             , 1995, by and between FIRST
FEDERAL BANK OF NORTHWEST GEORGIA, FEDERAL SAVINGS BANK ("First Federal"), a federal stock savings bank organized and existing under the laws of the United States, with its principal office located in Cedartown, Georgia, and FIRST FEDERAL INTERIM FEDERAL SAVINGS BANK ("First Federal Interim"), an interim federal stock savings bank organized and existing under the laws of the United States, with its principal office located in Cedartown, Georgia.

                                    PREAMBLE

     Each of the Boards of Directors of First Federal and First Federal Interim deems it advisable and in the best interests of their respective institutions and the stockholders thereof for First Federal Interim to be merged into First Federal (the "Merger") on the terms and conditions provided in this Plan of Merger. This Plan of Merger is made and entered into pursuant to an Agreement and Plan of Reorganization, dated as of September 29, 1995, by and between First Federal and Regions Financial Corporation ("Regions"). At the Effective Time of the Merger, the outstanding shares of the common stock of First Federal shall be converted into the right to receive shares of the common stock of Regions (subject to certain exceptions as set forth in the Agreement). As a result, stockholders of First Federal shall become stockholders of Regions and First Federal shall continue to conduct its business and operations as a wholly-owned first tier subsidiary of Regions. It is intended that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and that the exchange of First Federal Common Stock (as defined herein), to the extent exchanged for Regions Common Stock (as defined herein), will not give rise to gain or loss to the holders of First Federal Common Stock with respect to such exchange.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, First Federal and First Federal Interim hereby make, adopt, and approve this Plan of Merger in order to set forth the terms and conditions of the merger of First Federal Interim into First Federal.

                                  ARTICLE ONE

                                  DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms, as applicable) shall have the following meanings:

          "Agreement" shall mean the Agreement and Plan of Reorganization, dated as of September 29, 1995, by and between First Federal and Regions, including each of the supporting agreements and the other exhibits delivered pursuant thereto and incorporated therein by reference.

          "Articles of Combination" shall mean the Articles of Combination to be executed by First Federal and First Federal Interim and filed with the OTS in accordance with Section 5.2 of this Plan of Merger.

          "Closing" shall mean the closing of the transactions contemplated hereunder, as described in Section 5.1 of this Plan of Merger.

          "Effective Time" shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the United States, as defined in Section 5.2 of this Plan of Merger.

          "Exchange Agent" shall have the meaning specified in Section 4.1 of this Plan of Merger.

          "Exchange Ratio" shall have the meaning specified in Section 3.1(c) of this Plan of Merger.

          "First Federal Common Stock" shall mean the $0.01 par value common stock of First Federal.

          "First Federal Companies" shall mean, collectively, First Federal and all First Federal subsidiaries.

          "First Federal Interim Common Stock" shall mean the $1.00 par value common stock of First Federal Interim.

          "First Federal Preferred Stock" shall mean the preferred stock, par value $0.01 per share, of First Federal.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Merger" shall mean the merger of First Federal Interim with and into First Federal, as provided in Article Two of this Plan of Merger.

          "Nasdaq/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "OTS" shall mean the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board).

          "Party" shall mean either First Federal or First Federal Interim and "Parties" shall mean both First Federal or First Federal Interim.

          "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

          "Regions Companies" shall mean, collectively, Regions and all Regions subsidiaries.

          "Surviving Association" shall mean First Federal, as the surviving savings association resulting from the Merger.

                                  ARTICLE TWO

                                TERMS OF MERGER

     2.1 MERGER. Subject to the terms of this Plan of Merger and the Agreement, at the Effective Time, First Federal Interim shall be merged with and into First Federal in accordance with and with the effect provided in Title 12, United States Code, Section 1467a(t). First Federal shall be the Surviving Association resulting from the Merger and shall be a wholly-owned, first-tier subsidiary of Regions and shall continue to be governed by the laws of the United States as a federal stock savings bank operating under the name of "First Federal Bank of Northwest Georgia, Federal Savings Bank." The Merger shall be consummated pursuant to the terms of this Plan.

     2.2 SURVIVING ASSOCIATION. The business of the Surviving Association from and after the Effective Time shall continue to be that of a federal stock savings association organized under the laws of the United States. The business shall be conducted from its main office located in Cedartown, Georgia and its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time.

     2.3 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of First Federal Interim shall be merged into and continued in the Surviving Association. All rights, franchises, and interests of both First Federal and First Federal Interim in and to every type of property (real, personal, and mixed), and all choses in action of both First Federal and First Federal Interim shall be transferred to and vested in the Surviving Association without any deed or other transfer. The Surviving Association, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either First Federal or First Federal Interim at the Effective Time.

     2.4 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both First Federal and First Federal Interim of every kind and description (including without limitation the liquidation account established by First Federal in connection with its conversion to the stock form of organization, as in existence at the Effective Time) shall be assumed by the Surviving Association, and the Surviving Association shall be bound thereby in the same manner and to the same extent that First Federal and First Federal Interim were so bound at the Effective Time.

     2.5 SAVINGS ACCOUNTS AND DEPOSITS. All savings accounts and deposits of First Federal and First Federal Interim shall be and continue to be savings accounts and deposits of the Surviving Association, without change in their respective terms, maturity, minimum required balances or withdrawal value. As of the Effective Time, each savings account or deposit of First Federal or First Federal Interim shall be considered for dividend or interest purposes as a savings account or deposit of the Surviving Association from the time said savings account or deposit was opened in First Federal and First Federal Interim and at all times thereafter until such account or deposit ceases to be a savings account or deposit of the Surviving Association.

     2.6 CHARTER. The Charter of First Federal in effect immediately prior to the Effective Time shall be the Charter of the Surviving Association until otherwise amended or repealed.

     2.7 BYLAWS. The Bylaws of First Federal in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Association until otherwise amended or repealed.

     2.8 BOARD OF DIRECTORS. Upon the Effective Time, the Board of Directors of the Surviving Association shall consist initially of the following eight (8) individuals, who shall include the directors of First Federal in office immediately prior to the Effective Time and shall continue to serve for the terms to which such directors are elected prior to the Effective Time:

            NAME                             RESIDENCE ADDRESS
----------------------------  -----------------------------------------------
James B. Croker.............
Horace L. Cline.............
Nathan Dean.................
Larry W. Dooley.............  636 Cherokee Road
                              Cedartown, Georgia 30125
Tom B. Goss.................
A. Y. Henderson, Jr.........  215 Lakeview Drive
                              Cedartown, Georgia 30125
Ernest LeGrande.............
Glenn T. York, Jr...........  406 Woodlawn Drive
                              Cedartown, Georgia 30125

     2.9 OFFICES. The main office of the Surviving Association after the Effective Time will be located at the main office of the Surviving Association in Georgia. The Surviving Association's offices will after the Effective Time be located at the locations set forth in Exhibit A to this Plan of Merger.

                                 ARTICLE THREE

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of First Federal Interim Common Stock issued and outstanding at the Effective Time shall be converted into and exchanged for one share of First Federal Common Stock.

          (c) Each share of First Federal Common Stock (excluding shares held by any First Federal Company or by any Regions Company, which shares shall be canceled pursuant to Section 3.3 of this Plan of Merger, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for 1.293 shares of Regions Common Stock, subject to adjustment as provided in Section 10.1(g) of the Agreement ("Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event First Federal or Regions changes the number of shares of First Federal Common Stock or Regions Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY FIRST FEDERAL OR REGIONS. Each of the shares of First Federal Common Stock held by any First Federal Company or by any Regions Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 DISSENTING STOCKHOLDERS. Any holder of shares of First Federal Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by 12 C.F.R. sec. 552.14 shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of 12 C.F.R. sec. 552.14 and surrendered to the Surviving Association the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of First Federal fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of First Federal Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of First Federal Common Stock held by such holder. First Federal will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to First Federal.

     3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger, each holder of shares of First Federal Common Stock exchanged pursuant to the Merger, or of options to purchase shares of First Federal Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.6 CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK. (a) At the Effective Time, all rights with respect to First Federal Common Stock pursuant to stock options or stock appreciation rights ("First Federal Options") granted by First Federal under the First Federal Stock Plans (as defined in the Agreement), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each First Federal Option, in accordance with the terms of the First Federal Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each First Federal Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such First Federal Option shall be equal to the number of shares of First Federal Common Stock subject to such First Federal Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such First Federal Option shall be adjusted by dividing the per share exercise price under each such First Federal Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." First Federal agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) All restrictions or limitations on transfer with respect to First Federal Common Stock awarded under the First Federal Stock Plans or any other plan, program, or arrangement of any First Federal Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Plan of Merger.

                                  ARTICLE FOUR

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions shall cause First Alabama Bank as the exchange agent (the "Exchange Agent") to mail to the former stockholders of First Federal appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of First Federal Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of First Federal Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates or warrant representing such shares, to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect to such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.5 of this Plan of Merger, each holder of shares of First Federal Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of First Federal Common Stock is entitled as a result of the Merger until such holder surrenders his certificates of First Federal Common Stock for exchange as provided in this Section 4.1. The certificate of First Federal Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither Regions, the Surviving Association, nor the Exchange Agent shall be liable to a holder of First Federal Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     4.2 RIGHTS OF FORMER FIRST FEDERAL STOCKHOLDERS. At the Effective Time, the stock transfer books of First Federal shall be closed as to holders of First Federal Common Stock immediately prior to the Effective Time, and no transfer of First Federal Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of First Federal Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Plan of Merger in exchange therefor. To the extent permitted by law, former stockholders of record of First Federal shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of First Federal Common Stock are converted, regardless of whether such holders have exchanged their certificates representing First Federal Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of First Federal Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such First Federal Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                  ARTICLE FIVE

                           CLOSING AND EFFECTIVE TIME

     5.1 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     5.2 EFFECTIVE TIME. The Merger and other transactions contemplated by this Plan of Merger shall become effective on the date and at the time of endorsement of the Articles of Combination filed with the OTS or on such other date and at such other time as the OTS declares the Merger effective (the "Effective Time").

                                  ARTICLE SIX

                                 EFFECTIVENESS

     6.1 CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon the approval of the Merger by the stockholders of First Federal and the sole stockholder of First Federal Interim, as and to the extent required by law, and the receipt of the requisite regulatory approvals as set forth in the Agreement. The Merger shall not be consummated unless and until approved by the OTS. Additionally, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Article Nine of the Agreement or the waiver of such conditions as provided in Section 11.6 of the Agreement.

     6.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the Parties hereto at any time after termination of the Agreement as provided in Article Ten of the Agreement.

     6.3 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of First Federal Common Stock, there shall be made no amendment decreasing the consideration to be received by First Federal stockholders without the further approval of such stockholders.

                                 ARTICLE SEVEN

                                 MISCELLANEOUS

     7.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth in Section 11.8 of the Agreement (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so personally delivered or mailed; provided, however, that notice of termination of this Plan of Merger shall be effective only upon actual delivery of such notice to the Party entitled to the same.

     7.2 GOVERNING LAW. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law, except to the extent that the federal laws of the United States may apply to the Merger.

     7.3 COUNTERPARTS. This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     7.4 INCONSISTENT PROVISIONS. The Parties agree that, to the extent any of the provisions of this Plan of Merger shall conflict or be inconsistent with any provision of the Agreement, the provisions of the Agreement shall control and prevail and the Parties hereto agree to execute such amendments to this Plan of Merger to conform the provisions hereof to the provisions of the Agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto duly authorized all as of the day and year first above written.

                                                 FIRST FEDERAL BANK OF NORTHWEST
                                                  GEORGIA, FEDERAL SAVINGS BANK
[SAVINGS BANK SEAL]
                                                  By:
                                                      -------------------------
                                                           Larry W. Dooley
                                                              President
ATTEST:
        -----------------------
        Bettie C. Bridges
            Secretary
                                                 FIRST FEDERAL INTERIM FEDERAL
                                                           SAVINGS BANK
[SAVINGS BANK SEAL]
                                                  By:
                                                      -------------------------
                                                          William E. Jordan
                                                          Regional President
ATTEST:
       ------------------------
       Samuel E. Upchurch, Jr.
        General Counsel and
        Corporate Secretary


                                   EXHIBIT A

Main Office
120 North Main Street
Cedartown, Georgia 30125

Branch Office
110 S. Piedmont Avenue
Rockmart, Georgia 30153

                                                                      APPENDIX C

                      THE ROBINSON-HUMPHREY COMPANY, INC.

CORPORATE FINANCE     INVESTMENT BANKERS
    DEPARTMENT            SINCE 1894

                                January 19, 1996

Board of Directors
First Federal Bank of Northwest Georgia, FSB
120 North Main Street
Cedartown, Georgia 30125

Gentlemen:

     In connection with the proposed acquisition of First Federal Bank of Northwest Georgia, FSB ("First Federal") by Regions Financial Corporation ("RGBK") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement and Plan of Reorganization dated September 29, 1995 among such parties (the "Merger Agreement"), are fair, from a financial point of view, to the stockholders of FIRST FEDERAL. Under the terms of the Merger, holders of all outstanding shares of FIRST FEDERAL stock will receive consideration equal to 1.293 RGBK common shares for each FIRST FEDERAL share held.

     Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

     In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, FIRST FEDERAL's financial results for fiscal years 1990 through 1995 and certain documents and information we deem relevant to our analysis. We have also held discussions with senior management of FIRST FEDERAL for the purpose of reviewing the historical and current operations of, and outlook for FIRST FEDERAL, industry trends, the terms of the proposed Merger, and related matters.

     We have also studied published financial data concerning certain other publicly traded savings and loans which we deem comparable to FIRST FEDERAL as well as certain financial data relating to acquisitions of other savings and loans that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

     We have reviewed similar information and data relating to RGBK including its historical financial statements, from fiscal 1990 up through and including the quarter ended September 30, 1995.

     In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by FIRST FEDERAL and RGBK. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of FIRST FEDERAL and RGBK.

                            ATLANTA FINANCIAL CENTER
                3333 PEACHTREE ROAD, NE - ATLANTA, GEORGIA 30326
                                 (404) 266-6000

Board of Directors
First Federal Bank of Northwest Georgia, FSB
January 19, 1996
Page 2
-------------------------------------------------

     Based upon the foregoing and upon current market and economic conditions, we are of the opinion that, from a financial point of view, the terms of the Merger as provided in the Merger Agreement are fair to the stockholders of FIRST FEDERAL.

                                    Very truly yours,

                                    /s/ THE ROBINSON-HUMPHREY COMPANY, INC.

                                    --------------------------------------------
                                    THE ROBINSON-HUMPHREY COMPANY, INC.

                                                                      APPENDIX D

DISSENTER AND APPRAISAL RIGHTS

     Dissenter and appraisal rights for holders of stock in a federal stock savings bank are governed by Section 552.14 of Title 12 of the Code of Federal Regulations, the text of which is reproduced below.

SEC. 552.14 DISSENTER AND APPRAISAL RIGHTS.

     (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with sec. 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

     (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to # 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

     (c) Procedure.

     (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less that twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

     (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

     (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall;

          (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph
     (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

          (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

          (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

          The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

     (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

     (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective, date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

     (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

     (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

     (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

     (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section maybe apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily,. vexatiously, or not in good faith in respect to the rights provided by this section.

     (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distributions payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination: Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

     (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                       D-2